Filed by Vivendi
                           Pursuant to Rule 425 under the Securities Act of 1933
                                        and deemed filed pursuant to Rule 14a-12
                                       under the Securities Exchange Act of 1934

                                      Subject Company:  The Seagram Company Ltd.
                                                      Commission File No. 1-2275

                                                                             and

                                               Subject Company:  Canal Plus S.A.
                                                     Commission File No. 82-2270
                                                                October 18, 2000





JEAN MARIE MESSIER

EDGAR BRONFMAN JR

GROUP OVERVIEW
STRATEGY AND ORGANISATION

                                                        [VIVENDI UNIVERSAL LOGO]

                                                      IMPORTANT LEGAL DISCLAIMER

- These documents contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements contained in these documents address the following subjects: expected date of closing the merger; future financial and operating results; and timing and benefits of the merger. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the risk that the Vivendi, Canal+'s and Seagram's businesses will not be integrated successfully; costs related to the merger; failure of the Vivendi, Canal+ or Seagram's stockholders to approve the merger; inability to further identify, develop and achieve success for new products, services and technologies; increased competition and its effect on pricing, spending, third-party relationships and revenues; inability to establish and maintain relationships with commerce, advertising, marketing, technology, and content providers. Investors and security holders are urged to read the joint proxy statement/prospectus regarding the business combination transaction referenced in the foregoing information, when it becomes available, because it will contain important information. The joint proxy statement/prospectus will be filed with the Securities and Exchange Commission by Vivendi, Canal+ and Seagram. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus (when it is available) and other documents filed by Vivendi, Canal+ and Seagram with the Commission at the Commission's web site at www.sec.gov. The joint proxy statement/prospectus and these other documents may also be obtained for free from Vivendi, Canal+ and Seagram. Information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the joint press release relating to the transaction filed with the Commission by each of Vivendi and Seagram, on June 20, 2000.

                                                        [VIVENDI UNIVERSAL LOGO]

                                   OUR VISION

                      A GLOBAL COMPANY FOR THE DIGITAL AGE


         Vivendi Universal will be the world's preferred creator and provider of personalised information, entertainment and services to consumers anywhere, at any time, and across all distribution platforms and devices.

                                                        [VIVENDI UNIVERSAL LOGO]

                                          1. THE BENEFITS OF DIGITAL CONVERGENCE

- THE CONVERGENCE IS CONSUMER-DRIVEN.

         - Localized services

         - Multi-accessibility

         - Rich and personalized content

         - Personalization must be easy

- THE MOVE IS TECHNOLOGY-ENABLED

         - Broadband access channels to multiply

         - Devices are mutating to match consumers' needs (portability, storage,...)

- PREMIUM CONTENT IS ESSENTIAL

         - Practical information for day-to-day life

         - Entertainment content (music, film, games)

         - Education

                                                        [VIVENDI UNIVERSAL LOGO]

                                          1. THE BENEFITS OF DIGITAL CONVERGENCE


- Vivendi Universal will have all the key drivers for value creation in the global media world


                     New         Scale &      Global        Brands       Bundling         Vertical
Key                revenue        Scope      footprint                                  integration
driver             streams
-----------------------------------------------------------------------------------------------------
Seagram               X             X            X            XX             0               0

Vivendi             X-XX          X-XX           X            X             XX              XX

Canal+               XX           X-XX           X            XX             X               0
-----------------------------------------------------------------------------------------------------
Vivendi
Universal            XX            XX           XX            XX            XX              XX


                       0 = no or low         X = average             XX = good

-    ...and growth capacities

                                                        [VIVENDI UNIVERSAL LOGO]

                                          1. THE BENEFITS OF DIGITAL CONVERGENCE


-    VERTICAL INTEGRATION IS ESSENTIAL TO MAXIMIZE SHAREHOLDER VALUE:

     -    New businesses will be introduced to the market faster

     -    Ability to keep most of the margin of the value-chain within the group

-    VERTICAL INTEGRATION DOES NOT MEAN EXCLUSIVITY:

     - Content does not maximize its value if distribution channels are limited and vice versa

     - Premium content to contribute to differentiation through windowing policies and early cooperation

-    A CONSUMER CENTRIC CENTURY:

     -    Personalization

     -    Customization

     -    Localization

                                                        [VIVENDI UNIVERSAL LOGO]

                                                           2. FINANCIAL STRENGTH


                               VIVENDI UNIVERSAL
                               IS A GROWTH STORY

                                                        [VIVENDI UNIVERSAL LOGO]

                                                2. FINANCIAL STRENGTH / REVENUES

- Consolidated revenues from the communications business to reach (euro)24.6bn in 2000

      CONSOLIDATED BUSINESSES

           -   Music                      6.6bn
           -   Publishing                 3.5bn
           -   Filmed entertainment *     4.6bn
           -   Pay TV                     4.0bn
           -   Telecoms                   5.8bn

           -   TOTAL                      24.6 bn(euro)

      NON CONSOLIDATED BUSINESSES (FIGURES FOR 100%)
          -    Vizzavi (50%)                    na
          -    Recreation unconsolidated **     1.2 bn
          -    USAi (43%)                       4.6 bn
          -    Xfera (31.5%)                    na
          -    BSkyB (22.7%)                    3.4 bn

      *  INCLUDES CONSOLIDATED RECREATION OPERATIONS
      ** 50% OF ORLANDO STUDIOS FLORIDA, 24% OF UNIVERSAL STUDIOS JAPAN,
         37% OF PORT AVENTURA

                                                        [VIVENDI UNIVERSAL LOGO]

                                 2. FINANCIAL STRENGTH / SUSTAINED EBITDA GROWTH

- Consolidated EBITDA target for 2000 in excess of (euro)3.5bn for the communications activities

     CONSOLIDATED BUSINESSES
          -   Music                          1.1bn
          -   Publishing                     0.5bn
          -   Filmed entertainment *         0.3bn
          -   Pay TV                         0.45bn
          -   Telecoms                       1.3bn
          -   Internet                      (0.1)bn
          -   TOTAL                         (euro) 3.5 bn***

      NON CONSOLIDATED BUSINESSES (CONSENSUS)
          -   Recreation affiliates **       0.2bn
          -   USAi (43%)                     0.8bn
          -   BSkyB (22.7%)                  0.4bn

    *   INCLUDES CONSOLIDATED RECREATION OPERATIONS

    ** 50% OF ORLANDO STUDIOS FLORIDA, 24% OF UNIVERSAL STUDIOS JAPAN AND 37% OF PORT AVENTURA

    *** EXCLUDING CORPORATE OVERHEADS AND NON CORE (- (EURO) 0.3 BN)

                                                        [VIVENDI UNIVERSAL LOGO]

                                            2. FINANCIAL STRENGTH / GROWTH RATES

- TOTAL CONSOLIDATED

------------------------------------------------------------------------------
                            00           00 vs 99                     00-02
------------------------------------------------------------------------------
CONTENT
Sales                       14.7                  +14%               +6 to 7%
EBITDA                       1.9                 > 50%                   +12%
------------------------------------------------------------------------------
ACCESS
Sales                        9.8                  +90%       (greater than or
                                                             equal to)   +15%
EBITDA                       1.8      x 2,5 at Cegetel                 > +35%
                                      & Canal+ included
------------------------------------------------------------------------------
SYNERGIES                                                          640M(EURO)
Consolidated EBITDA                                              by end 2002
------------------------------------------------------------------------------
TOTAL V.U. EXCLUDING
ENVIRONNEMENT
Sales                       24.6                  +35%                   +10%
EBITDA                       3.2      More than doubled                  +35%
------------------------------------------------------------------------------

                                                        [VIVENDI UNIVERSAL LOGO]

                                                 2. FINANCIAL STRENGTH / CONTENT

                                     CONTENT
                               CONSISTENT GROWTH,
                              CASH FLOW GENERATION

                                                        [VIVENDI UNIVERSAL LOGO]

                                                 2. FINANCIAL STRENGTH / CONTENT

-    MUSIC

     -    #1 WW, with strong global and local content

     -    Capitalize on new business opportunities:

               -  Digital downloads
               -  Subscription services
               -  Locked Content
               -  TV / set-top boxes
               -  Wireless
               -  Satellite Radio
               -  Internet Radio
               -  Pay-per-Play
               -  Kiosks

     -    Near term top line growth 6%, EBITDA growth 12% (2000-2002)

     -    Low risk / high FCF (approximately equal to 70% of EBITDA)

                                                        [VIVENDI UNIVERSAL LOGO]

                                                 2. FINANCIAL STRENGTH / CONTENT

-      PUBLISHING

          - Focusing on growth markets with multiplatform applications (education, healthcare, business information, local services)

          -    Positioned for the digital revolution (PC games, e-learning)

          -    Top line growth approx. 6%, EBITDA growth over 10% (2000-2002)

          -    FCF about 400 M(euro) per year


                                                        [VIVENDI UNIVERSAL LOGO]

                                                 2. FINANCIAL STRENGTH / CONTENT

-    FILM AND RECREATION

     - EBITDA growth to benefit from Universal Pictures' ongoing turnaround and successful opening of new theme parks

     -    Cap on film investments / risk management

     - Significant expansion of library sales to new formats including DVD and digital distribution

     -    FCF neutral

                                                        [VIVENDI UNIVERSAL LOGO]

                                                  2. FINANCIAL STRENGTH / ACCESS


                                     ACCESS
                              RAPID GROWTH, STRONG
                                EBITDA LEVERAGE

                                                        [VIVENDI UNIVERSAL LOGO]

                                                  2. FINANCIAL STRENGTH / ACCESS

-      TELECOMS

          -    A fixed cost industry
               -    Fast growing penetration rates
                    -    55% mid-year average mobile penetration in Europe
                    -    targeting > 70% in 2 years
               -    Leverage on EBITDA
               -    Significance of churn
          -    Top line growth near 20% p. y. (2000-2002)
          -    EBITDA growth over 35% p. y. (2000 / 2002)
          - Financing of UMTS secured (France and Spain): no capital increase at Cegetel; debt to equity ratio of Cegetel to remain below 1:1

                                                        [VIVENDI UNIVERSAL LOGO]

                                                  2. FINANCIAL STRENGTH / ACCESS

-    PAY TV

          -    Pan-European multiservice television provider
          -    Continuing growth from Canal+ business model replicated outside
               France
          -    Costs are fixed => EBITDA leverage
          - Digitalization creates additional leverage on Average Revenue per User (ARPU)
          -    Sales expected up 10% for 2000-02
          -    EBITDA up > 35% per year (2000-02)
          -    Cash-flow consuming until 2002

                                                        [VIVENDI UNIVERSAL LOGO]

                                             2. FINANCIAL STRENGTH / AGGREGATION

                                   AGGREGATION
                                 STRONG ASSETS,
                               NEW BUSINESS MODELS
                               AND REVENUE STREAMS

                                                        [VIVENDI UNIVERSAL LOGO]

                                             2. FINANCIAL STRENGTH / AGGREGATION


-    VIVENDI NET

          -    Leverage the internet value of VU assets
          - Grow thematic portals (entertainment, education, information and transaction)
          - Grow and create enablers, capitalizing on the critical mass of the Vivendi Universal network
          - Incubate business models linked with Vivendi Universal business and make Venture Capital investments to access technological development

                                                        [VIVENDI UNIVERSAL LOGO]

                                             2. FINANCIAL STRENGTH / AGGREGATION

- VIZZAVI

     -    Our goal is to create the leading European portal

          - differentiation from pure PC portal with seamless services between mobile, PC and TV

     -    80 M potential multiplatform subscribers (TV, mobile, PC)

     -    Vivendi Universal as preferred content supplier of Vizzavi

     -    600 / 800 M(euro), our investment to win in this space

                                                        [VIVENDI UNIVERSAL LOGO]

                           2. FINANCIAL STRENGTH / VIVENDI UNIVERSAL'S ECONOMICS


     -    CONTENT:
          -------
          consistent growth + strong cash flow generation

     -    ACCESS:
          ------
          rapid growth + fixed costs = strong EBITDA leverage

     -    AGGREGATION:
          -----------
          new business models and revenue streams based on Europe's #1 multi-access distribution platform and leading content supplier

                                       +

     -    SYNERGIES: costs and revenues
          ---------

                                       =

                       A UNIQUELY POSITIONED COMPANY WITH
                              EXTRAORDINARY GROWTH

                                                        [VIVENDI UNIVERSAL LOGO]

                                                           2. FINANCIAL STRENGTH

     -    A DELEVERAGED, FCF GENERATIVE AND FLEXIBLE GROUP

          - Vivendi Universal communication pro forma debt <(euro)2 bn after Seagram's Spirits and Wine divestiture and before BskyB disposal

          - FCF above (euro)2 bn over the next 2 years (after restructuring costs)

                                                                      3. SYNERGY

                                    TARGETS

-    CONSOLIDATED EBITDA IMPACT

--------------------------------------------------------------
                      2002                2003
--------------------------------------------------------------
Costs            (euro)420M          (euro)420M
--------------------------------------------------------------
Revenues         (euro)220M          (greater than
                                      or equal to) (euro)400M
--------------------------------------------------------------

                                                        [VIVENDI UNIVERSAL LOGO]

                                                                          PART 4

                                 IMPLEMENTATION
                          VIVENDI UNIVERSAL AS A FULLY
                                INTEGRATED GROUP

                                                        [VIVENDI UNIVERSAL LOGO]

                    4.1. EC CLEARS TRANSACTION: UNDERTAKINGS


-   Divestiture of Vivendi`s Interest in BSKyB

-   Open access Music On-line

     - Universal Music will make its music available on a non discriminatory basis to Vizzavi and its competitors

-   Agreement on Pay TV/Movies

     - In France, Spain, Italy, Benelux and Nordic countries, upon expiry of the current output deals between Canal Plus and Universal Studios, for a duration of 5 years, Universal Studios will not grant to Canal Plus more than 50% of its film production for the first pay-TV window

                                                               4.2. ORGANIZATION

- A STRONG OPERATIONAL TEAM : JEAN-MARIE MESSIER, EDGAR BRONFMAN JR, ERIC LICOYS AND PIERRE LESCURE

          -   TV and films :     Pierre Lescure
          -   Music :            Doug Morris
          -   Publishing :       Agnes Touraine (CEO)
          -   Internet :         Philippe Germond
          -   Telco :            Frank Esser (CEO)
          -   USAi :             Barry Diller as a close partner

- ERIC LICOYS, AS CO-COO, WILL BE IN CHARGE OF IMPLEMENTING ALL COST AND REVENUE SYNERGIES
-    CRM AND CIO MANAGERS TO BE APPOINTED AT VIVENDI UNIVERSAL LEVEL

                                                        [VIVENDI UNIVERSAL LOGO]

                                                               4.3. ORGANIZATION

STRONG TRACK RECORD IN VALUE CREATION IN MEDIA BUSINESSES:

-    UNIVERSAL MUSIC: SUCCESSFUL INTEGRATION OF POLYGRAM
          - Objective of $ 300 M savings in 3 years to be actually met in 2 years
          -    Turnaround in progress at Universal Pictures

-    VIVENDI
          -    Havas
               -    Successful integration of Havas Interactive in California
               - Strong profitability recovery: EBITDA margin grown from 4% at time of merger early 1988 to 14% in 2000 (e).

          -    Cegetel
               - Leading alternative operator in France, 5 years after creation

          -    VivendiNet
               - The only European media company with a coherent and aggressive multi-access Internet strategy


-    CANAL+: LEADER IN EUROPE
-    USA NETWORKS

                                                        [VIVENDI UNIVERSAL LOGO]

                                                       4.4. CORPORATE GOVERNANCE

-    CORPORATE GOVERNANCE CHANGES

          -    Quarterly financial statements from January 1, 2001;
          -    Financial statements under US GAAP for full year 2001;
          -    Eliminating double voting rights;
          - Eliminating resolutions allowing for capital increases during a public offering;
          - Reducing the period during which shares are locked up in custody in order to vote at shareholders' meetings from five days to one day;
          - Making voting forms and explanatory notes available on the group's financial internet site;
          -    A total of 8 non French directors

                                                        [VIVENDI UNIVERSAL LOGO]

                                           VIVENDI -UNIVERSAL: A UNIQUE ALLIANCE

-  MARKETS
      -    Growth markets: content/access/aggregation
      -    Multi-access is key; mobility is now a consumer need.
      -    Vertical integration [arrow graphic] to keep margins within the group
                                [arrow graphic] for speed

-  MANAGEMENT
      -    Integrated organization
      -    Strong value creation track record in the media industry
      -    Focused on growth and profitability targets
      -    Committed to implementation of synergies and innovation

-  FINANCIAL STRENGTH
      -    Steady growth prospect:
             top line = + 10% pa; EBITDA = +35% pa
      -    Strong cash flow generation
      -    Deleveraged balanced sheet

                                                        [VIVENDI UNIVERSAL LOGO]




                                   #  #  #

GUILLAUME HANNEZO

FINANCIALS


                                                        [VIVENDI UNIVERSAL LOGO]

                                                      IMPORTANT LEGAL DISCLAIMER

- These documents contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements contained in these documents address the following subjects: expected date of closing the merger; future financial and operating results; and timing and benefits of the merger. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the risk that the Vivendi, Canal+'s and Seagram's businesses will not be integrated successfully; costs related to the merger; failure of the Vivendi, Canal+ or Seagram's stockholders to approve the merger; inability to further identify, develop and achieve success for new products, services and technologies; increased competition and its effect on pricing, spending, third-party relationships and revenues; inability to establish and maintain relationships with commerce, advertising, marketing, technology, and content providers. Investors and security holders are urged to read the joint proxy statement/prospectus regarding the business combination transaction referenced in the foregoing information, when it becomes available, because it will contain important information. The joint proxy statement/prospectus will be filed with the Securities and Exchange Commission by Vivendi, Canal+ and Seagram. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus (when it is available) and other documents filed by Vivendi, Canal+ and Seagram with the Commission at the Commission's web site at www.sec.gov. The joint proxy statement/prospectus and these other documents may also be obtained for free from Vivendi, Canal+ and Seagram. Information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the joint press release relating to the transaction filed with the Commission by each of Vivendi and Seagram, on June 20, 2000.


                                                        [VIVENDI UNIVERSAL LOGO]

                                                                HOW MANY SHARES?
                                SHARE COUNTS IN MILLIONS, AS AT 31ST AUGUST 2000


                                                                    SEAGRAM EXCHANGE RATIO
                                                                    ----------------------
                                                                      0.7x        0.8x

                                                                      -----       -----

TOTAL NUMBER OF SHARES OUTSTANDING ASSUMING ALL CANADIAN              1,154       1,198
SHAREHOLDERS ELECT FOR IMMEDIATE EXCHANGE

Less: treasury shares reserved for Canadian shareholders                (97)        (97)
Less: other treasury shares                                             (61)        (61)
                                                                      -----       -----

ECONOMIC NUMBER OF SHARES OUTSTANDING                                   996       1,041

Dilutive instruments
--------------------

Oceane January 1999(2)                                                 18.4        18.4

Stock options (Vivendi, Canal+ and Seagram)                            35.2        39.3
Warrants                                                                8.9         8.9    (116.3 m / 40 x 3.05)
Oceane April 1999                                                      16.2        16.2
Others Seagram (LYONs, ACEs)                                           11.8        13.5    (20.0 m ACEs units x 0.833)
Less: Shares bought on the market (treasury stock method)(1)          (25.9)      (29.0)
                                                                      -----       -----

FULLY DILUTED (TREASURY STOCK METHOD, EXCL. OCEANE
JANUARY 1999)                                                         1,043       1,090    (Post IPO Vivendi Environnement)

(1) Assumes that proceeds resulting from the exercise of stock options are reinvested to purchase shares on the market at 100(euro) for Vivendi, 200(euro) for Canal+ and 70.2$ for Seagram

(2) Vivendi committed to cancel Oceane January 1999 (not included in fully diluted number of shares)


                                                        [VIVENDI UNIVERSAL LOGO]

                                                             HOW WILL WE REPORT?


- Vivendi already listed on the NYSE. French to US GAAP reconciliation provided

-    Vivendi Universal will close quarterly accounts as of Q1 2001(1)

-    Vivendi Universal to move toward full US GAAP reporting in FY 2001

-    No more pooling Goodwill

     - Strong increase in shareholder's equity (57 Bn(euro) under French GAAP + US GAAP adjustment of 6 Bn(euro))

     - Close to 37 bn(euro)(2) goodwill to amortize

(1) in 2000, comparable basis only for some subsidiaries; disclosure to be determined

(2)  under French GAAP, excluding Spirits and wines


                                                        [VIVENDI UNIVERSAL LOGO]

                                 VIVENDI UNIVERSAL 2000 - SCOPE OF CONSOLIDATION

Consolidated Assets (assumptions)

-    Cegetel: 44% owned today + management control + option to buy 7.5% from
     -------
     Vodafone [2001 or 2002]

-    Canal+: full consolidation, including Canal+ S.A. (Programming division)
     ------

-    Havas: 100% owned
     -----

-    Music: 92% owned
     -----

-    Filmed entertainment: 92% owned
     --------------------

-    Recreation: 92% owned
     ----------

-    Vivendi Environnement: 72% as of today
     ---------------------


                                                        [VIVENDI UNIVERSAL LOGO]

                                          PROFORMA 2000 - SCOPE OF CONSOLIDATION

                                                                     Revenues CAGR           EBITDA CAGR
Figures in billion euros      Revenues 2000e     EBITDA 2000e          Objective               Objective
                                                                      2000-2002e              2000-2002e
                              --------------    --------------      -----------------      ----------------
Publishing                      3.5               0.5                 6%                     Greater Than or Equal to 10%

Music                           6.6               1.1                 6%                     12%

Telecom                         5.8               1.3                18%                     Greater Than or Equal to 35%

Internet                       0.03              (0.1)                nm                     nm

Pay-TV                          4.0               0.4                10%                     Greater Than 35%

Filmed Ent. & Recreation        4.6               0.3                 7%                     Greater Than 10%

Holding                         0.0              (0.3)                nm                     nm

Revenues Synergies                                              +1,000M(euro)(1)             +220M(euro)(1)

Costs Synergies                                                       --                     +440M(euro)(1)
------------------------      --------------      ------------      -----------------      ----------------
Total VU excluding VE          24.6               3.2                10%                        35%
and non-core

Vivendi Environment(2)         25.6               3.5                 8%                     11-13%

(1)  In 2002, on a proportional basis

(2)  Vivendi owns 250.6m of VE shares (72%)


                                                        [VIVENDI UNIVERSAL LOGO]

                                          PROFORMA 2000 - SCOPE OF CONSOLIDATION

                                                                             Revenues CAGR          EBITDA CAGR
Figures in billion euros                Revenues 2000e     EBITDA 2000e        Objective             Objective
                                                                               2000-2002e           2000-2002e
                                        --------------     ------------    -----------------      ----------------
Access                                        9.8                1.8        Greater Than 15%      Greater Than 35%

Content                                      14.7                1.9                  6 - 7%                   12%

Aggregation                                  0.03               (0.1)      Greater Than 100%                    nm

Holding                                       0.0               (0.3)                     nm                    nm

Revenues synergies                                                          +1,000M(euro)(1)        +220M(euro)(1)

Costs synergies                                                                            -        +440M(euro)(1)
-------------------------               --------------     ------------    -----------------      ----------------
Total VU excluding VE                        24.6                3.2                     10%                   35%
and non-core

Vivendi Environment(2)                       25.6                3.5                      8%                11-13%

(1)  In 2002, on a proportional basis

(2)  Vivendi owns 250.6m of VE shares (72%)


                                                        [VIVENDI UNIVERSAL LOGO]

                                                      COST SYNERGIES ASSUMPTIONS
                                                              (euro) IN MILLIONS

                                                             ADDRESSABLE    TARGET SAVINGS
                                                                COSTS            2002
                                                             -----------    --------------
- FUNCTIONAL OVERHEADS
    VIVENDI / SEAGRAM
    CANAL+ / USG              }                                 2,000            160
    DELAYERING

- LOGISTICS                                                     1,100             60

- PURCHASING / PROCUREMENT                                      3,500             80

- IT OPERATING EXPENSES                                           550             60

- OTHER EXTERNAL CHARGES                                                          30

--------------------------------------------------------------------------------------------

+ SSWG's divestiture savings / non absorbed Seagram's costs                      (30)

+ Non recurring items at Vivendi                                                  60

--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------
TOTAL EBITDA IMPACT                                                              420

Add: Non EBITDA recurring                                                         50
Add: IT Savings                                                                   80
                                                                            --------------
CASH FLOW IMPACT                                                                 550
--------------------------------------------------------------------------------------------


                                                        [VIVENDI UNIVERSAL LOGO]

                                                  REVENUES SYNERGIES ASSUMPTIONS
                                                              (euro) IN MILLIONS

-   TOTAL IDENTIFIED SYNERGIES ONLY

                                                   2002
                                                   ----
    CROSS - CONTENT COMBINATIONS                    25
    MUSIC CEGETEL MOBILE SERVICES                   30
    OTHER MUSIC PROJECTS                            45
    LOYALTY PROGRAMS                                15
    CROSS - PROMOTIONS                              15
    CANAL+ / USG                                    25
    GAMES SYNERGIES                                 15
    ALL OTHER                                       50
----------------------------------------------------------
                                                                 Greater Than or Equal to 400
    TOTAL EBITDA                                    220------>
                                                                      in 2003
----------------------------------------------------------


                                                        [VIVENDI UNIVERSAL LOGO]

                                                   NOT TO MENTION MACRO-BENEFITS


----------------------------------        -----------------------------------------
          KEY LEVERS                                      SENSITIVITIES
----------------------------------        -----------------------------------------
1. Reduction of SFR's acquisition   --->  5% reduction --> EBITDA 2002e +50M(euro)
   costs


2. Reduction of SFR's churn rate    --->  1% reduction --> EBITDA 2002e +12M(euro)

3. Increase of UMG market share in  --->  1% increase --> EBITDA 2002e + 25M(euro)
   Europe


4. Earlier adoption of Vizzavi      --->  1% additional adoption --> 1 Mio
                                          additional active users


                                                        [VIVENDI UNIVERSAL LOGO]

                                   VIVENDI UNIVERSAL - NON CONSOLIDATED PROFORMA

- 50% OF VIZZAVI, PAN-EUROPEAN MULTI-ACCESS PORTAL WITH 80M POTENTIAL SUBSCRIBER BASE

- 43% OF USAI: (313.8 M SHARES) THROUGH 92%-OWNED UNIVERSAL, A DIVERSIFIED MEDIA AND E-COMMERCE COMPANY EXPLOITING THE CONVERGENCE OF THE INTERNET VIA INFORMATION, ENTERTAINMENT AND DIRECT SELLING

     -    Profitable internet activities
          ----------

     -    Current share price: $20

     -    Analysts' price objective (consensus): $30 (+50%)


                                                        [VIVENDI UNIVERSAL LOGO]

                                   VIVENDI UNIVERSAL - NON CONSOLIDATED PROFORMA

-    22.7% OF BSKYB (420.1M SHARES)

- VIVENDI'S NON CONSOLIDATED TELCO INVESTMENTS: 31.5%(1) OF XFERA, ELEKTRIM TELECOM (49%), MISRFONE (7%), MONACO TELECOM (51%), MOBILE LICENSE IN KENYA (60%), BERLIKOMM (25.5%), WASHINGTON BALTIMORE (10%)

- VIVENDI'S NON CONSOLIDATED INTERNET INVESTMENTS: SCOOT UK (22.4%), SCOOT EUROPE (50%), @VISO (50%), VIVENTURES I (30%), VIVENTURES II (40%)

-    VIVENDI'S NON CORE ASSETS:

     -    listed: E 1.5 bn

     - Sithe: E 1.8 bn, deconsolidated at year-end, remaining stake 30% with put option around 0.5 BN(euro)

     -    55% of AOL France


(1) In association with FCC


                                                        [VIVENDI UNIVERSAL LOGO]

                                   VIVENDI UNIVERSAL - NON CONSOLIDATED PROFORMA

-    SEAGRAM'S ASSOCIATES: APPROXIMATE VALUE(2) $ 2.4BN

     -    Music division: GetMusic.com (50%)

     -    Filmed Entertainment: UCI (49%), Interplay (16%)

     - Recreation: Universal Studios Florida (50%), Universal Studios Japan (24%), Port Aventura (37%), Orlando Resorts ---> ADDITIONAL ATTRIBUTED EBITDA TO REACH 200 M$ IN 2002

     -    Others: Dupont (10.6m shares, 1%)

- CANAL+'S ASSOCIATES: SOGECABLE (MARKET CAP.(EURO)3.5 BN, 2.7M SUBS., 20%), MULTITHEMATIQUES (30%), POLAND (682,000 SUBS., 33%), EUROSPORT INT'L (49.5%), EUROSPORT FRANCE (39% + 25% HAVAS IMAGES)


(2) Source: Prudential Securities


                                                        [VIVENDI UNIVERSAL LOGO]

                                       VIVENDI UNIVERSAL - NET DEBT AT JUNE 2000
                                                              PROFORMA DISPOSALS

                                      BN(EURO) EUROS
                                      --------------
JUNE 2000 CONSOLIDATED                       21.7
Listing VE                                   (3.2)
Sithe's Disposal                             (1.8)
Dalkia/EDF                                   (1.0)
Kinetics and others                          (1.2)
                                      --------------
PROFORMA NET DEBT                             14.5
of which Vivendi Environnement                13.3    (fixed-rate mostly)

--------------------------------------------------------------------------------------------------------------------
VIVENDI COMMUNICATION                          1.2

of which:

OCEANE1 (1.25%)                       1.7 Bn(euro)    net debt, nearly in the money (92.55(euro) per Vivendi share), due Dec. 2003

BSkyB Exchangeables 1%                1.4 Bn(euro)    cash proceeds, 1.1 Bn(euro) net debt, out of the money (1.445p per BSkyB share) due July 2003

BSkyB Exchangeables ex-Pathe (3%)     0.2 Bn(euro)    cash proceeds, due Nov. 2003
--------------------------------------------------------------------------------------------------------------------

-    SPIRITS AND WINE DIVISION DISPOSAL TO OFFSET SEAGRAM'S NET DEBT


                                                        [VIVENDI UNIVERSAL LOGO]

                                                                           TAXES

-    VIVENDI: 100%-OWNED FRENCH PERIMETER

          - losses carried forward of ca. 2.6 Bn(euro) by year-end, to be off-set by ordinary profits and capital gains

- CEGETEL: LOSSES CARRIED FORWARD OF 1.2 BN(EURO) BY YEAR-END TO BE OFF-SET AGAINST PROFITS

-    VIVENDI ENVIRONNEMENT PAYS TAXES FROM 2000 ON


                                                        [VIVENDI UNIVERSAL LOGO]

                                                              CASH FLOW DYNAMICS
                                                   (EXCLUDING UMTS AND DISPOSAL)

-    CONSOLIDATED FREE CASH FLOW

--------------------------------------------------------------------------------
Excluding UMTS, Vizzavi and disposals, after dividend

2001 (before restructuring costs):                                   (euro)0.8bn
2002 (before restructuring costs):                                   (euro)2.1bn


Restructuring costs (post tax)                  2001:              (euro)(0.4)bn
                                                2002e                          0

--------------------------------------------------------------------------------

- NON-CONSOLIDATED : AT USAi, STRONG CASH FLOW GENERATION AND LEVERAGE CAPACITY


                                                        [VIVENDI UNIVERSAL LOGO]

                                          CASH FLOW DYNAMICS: UMTS AND ANNOUNCED
                                                     DISPOSALS (EURO) IN BILLION

                                                        CUMULATIVE
                                                        2001-2002
                                                        ----------
- CEGETEL CAPEX, (EURO) IN BILLIONS

   UMTS LICENCE COSTS(1)@100%                                (2.4)
   UMTS ADDITIONAL CAPEX @100%                               (0.9)

-  XFERA INVESTMENT(2)                                       (0.4)


-  VIZZAVI INVESTMENT                                  (0.6)-(0.8)(3)

-  ANNOUNCED DISPOSALS                                        4.0

DIVESTITURE OF BSKYB WILL CREATE ADDITIONAL CASH FLEXIBILITY

(1) 4.95 Bn(euro); down payments of 1.2 Bn(euro) in 2001 and 2002; remaining equally split over 13 years resulting in yearly payment of 190M(euro)

(2) Vivendi share, assuming investment covered 50/50 debt and equity; License conditions subject to re-negotiated

(3)  Depending upon cash burn and IPO timing


                                                        [VIVENDI UNIVERSAL LOGO]

                                                                      CONCLUSION


-    CONSISTENT EBITDA GROWTH

-    VIVENDI UNIVERSAL COMMUNICATION DELEVERAGED

- SIGNIFICANT FCF GENERATION--> ABILITY TO FINANCE INTERNAL UMTS AND INTERNET DEVELOPMENT

-    ADDITIONAL ASSET ARBITRAGE CAPACITY TO FINANCE EXTERNAL GROWTH


                                                        [VIVENDI UNIVERSAL LOGO]

                                     # # #

[HAVAS LOGO]    Eric Licoys
                Agnes Touraine
                Fabrice Fries
--------------------------------------------------------------------------------

THE PUBLISHING DIVISION OF
VIVENDI UNIVERSAL

--------------------------------------------------------------------------------

                                                        [VIVENDI UNIVERSAL LOGO]

[HAVAS LOGO]                                          IMPORTANT LEGAL DISCLAIMER


- THESE DOCUMENTS CONTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE BASED ON MANAGEMENT'S CURRENT EXPECTATIONS OR BELIEFS AND ARE SUBJECT TO A NUMBER OF FACTORS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS. THE FORWARD-LOOKING STATEMENTS CONTAINED IN THESE DOCUMENTS ADDRESS THE FOLLOWING SUBJECTS:
        EXPECTED DATE OF CLOSING THE MERGER; FUTURE FINANCIAL AND OPERATING RESULTS; AND TIMING AND BENEFITS OF THE MERGER. THE FOLLOWING FACTORS, AMONG OTHERS, COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS: THE RISK THAT THE VIVENDI, CANAL+'S AND SEAGRAM'S BUSINESSES WILL NOT BE INTEGRATED SUCCESSFULLY; COSTS RELATED TO THE MERGER; FAILURE OF THE VIVENDI, CANAL+ OR SEAGRAM'S STOCKHOLDERS TO APPROVE THE MERGER; INABILITY TO FURTHER IDENTIFY, DEVELOP AND ACHIEVE SUCCESS FOR NEW PRODUCTS, SERVICES AND TECHNOLOGIES; INCREASED COMPETITION AND ITS EFFECT ON PRICING, SPENDING, THIRD-PARTY RELATIONSHIPS AND REVENUES; INABILITY TO ESTABLISH AND MAINTAIN RELATIONSHIPS WITH COMMERCE, ADVERTISING, MARKETING, TECHNOLOGY, AND CONTENT PROVIDERS. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE BUSINESS COMBINATION TRANSACTION REFERENCED IN THE FOREGOING INFORMATION, WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. THE JOINT PROXY STATEMENT/PROSPECTUS WILL BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BY VIVENDI, CANAL+ AND SEAGRAM. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THE JOINT PROXY STATEMENT/PROSPECTUS (WHEN IT IS AVAILABLE) AND OTHER DOCUMENTS FILED BY VIVENDI, CANAL+ AND SEAGRAM WITH THE COMMISSION AT THE COMMISSION'S WEB SITE AT WWW.SEC.GOV. THE JOINT PROXY STATEMENT/PROSPECTUS AND THESE OTHER DOCUMENTS MAY ALSO BE OBTAINED FOR FREE FROM VIVENDI, CANAL+ AND SEAGRAM. INFORMATION REGARDING THE PARTICIPANTS IN THE PROXY SOLICITATION AND A DESCRIPTION OF THEIR DIRECT AND INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE, IS CONTAINED IN THE JOINT PRESS RELEASE RELATING TO THE TRANSACTION FILED WITH THE COMMISSION BY EACH OF VIVENDI AND SEAGRAM, ON JUNE 20, 2000.


                                                        [VIVENDI UNIVERSAL LOGO]

[HAVAS LOGO]                                                              AGENDA

         -   1 - HAVAS GROUP

         -   2 - Synergies

             --  Our contribution to Vivendi Universal Synergies

             --  3 Year Plan

         -   3 - Business description and two examples of web Strategy

             --  Education.com

             --  Flipside


                                                        [VIVENDI UNIVERSAL LOGO]

[HAVAS LOGO]                                                         OUR MISSION



                          TO BE A WORLDWIDE PUBLISHER
                         FOCUSING ON MARKETS WITH HIGH
                            MULTI-PLATFORM POTENTIAL



                                                        [VIVENDI UNIVERSAL LOGO]

[HAVAS LOGO]


                                                A LEADER IN
                                                CONTENT IN 5
                  3 YEARS OF                    CORE MARKETS
                  REFOCUSING
                  --> DIVESTMENT:  2BN (EURO)       2000
A DIVERSIFIED     --> ACQUISITION: 1.6BN (EURO)
MEDIA
CONGLOMERATE            1997-2000

BEFORE 1997



                                                        [VIVENDI UNIVERSAL LOGO]

[HAVAS LOGO]                                     KEY FIGURES (IN (EURO) BILLION)

TOTAL SALES : 3.5 BN (EURO)

                                          1999               2000 E *
            -   NET SALES                   3.3                3.5
                    Europe                  2.6                2.6
                    North America           0.5                0.7
                    ROW                     0.1                0.2
            -   EBITDA BEFORE
                INTERNET INVESTMENT        0.42                0.5
                                           12.7%              14.3%

            -   EMPLOYEES                21,000

* current structure

                                                        [VIVENDI UNIVERSAL LOGO]

[HAVAS LOGO]


                          HAVAS: A WORLDWIDE PUBLISHER

     EDUCATION                                                  BUSINESS &
SALES: 1,354 M(EURO)                                             GENERAL
EBITDA: 180 M(EURO)                                            INFORMATION
                                                             SALES: 902 M(EURO)
                                                             EBITDA: 145 M(EURO)


                                    HEALTHCARE
            GAMES                  INFORMATION             LOCAL SERVICES
       SALES: 401 M(EURO)       SALES: 448 M(EURO)       SALES: 365 M(EURO)
       EBITDA: 80 M(EURO)       EBITDA: 60 M(EURO)       EBITDA: 35 M(EURO)



                                                        [VIVENDI UNIVERSAL LOGO]

[HAVAS LOGO]                                               OUR STRATEGIC DRIVERS



- CONSOLIDATING OUR LEADING POSITION THROUGH PROFITABLE GROWTH, OPERATIONAL SYNERGIES, AND CONTINUOUS COST REDUCTION:

          -- Focus on growth markets in leveraging intellectual property on a global basis

          --   Accelerate our internet developments

          -- Leverage our successful integration and development of synergies with recent major acquisitions (HII and MMI)

          --   Benefit from the high level of synergies with Universal content

          --   Increase cash generation


                                                        [VIVENDI UNIVERSAL LOGO]

[HAVAS LOGO]                                           A MULTI-PLATFORM STRATEGY


                        [BOOK GRAPHIC]   [CD GRAPHIC]   [PHONE @ COMPUTER GRAPHIC]
                            PRINT         MULTIMEDIA            INTERNET
                                                                WAP PDA
----------------------------------------------------------------------------------
-- PC Games                  na             #1 ww             Flipside.com
----------------------------------------------------------------------------------
-- Education                #5 ww           #1 ww            Education.com
----------------------------------------------------------------------------------
-- Healthcare               #3 ww           #1 drug          Atmedica.com
                                             info.
----------------------------------------------------------------------------------
-- Business &                                                Cadres Online
   General Information    #2 Europe           ns                 01.Net
----------------------------------------------------------------------------------
-- Local Services         #1 France           ns               bonjour.fr
----------------------------------------------------------------------------------


                                                        [VIVENDI UNIVERSAL LOGO]

[HAVAS LOGO]                              INTERNET IS A LARGE GROWTH OPPORTUNITY



-    To generate new revenue: new markets (elearning) and services

-    To focus on internet business models which lead to profitability

-    To drive print assets into electronic era with a << first mover >> attitude

- That's why we are focusing our investments on our core markets: no pure financial investment but 116 m (euro) invested in 2000 in our core business



                                                        [VIVENDI UNIVERSAL LOGO]

[HAVAS LOGO]                                                              AGENDA


     -    1 - Havas Group

     -    2 - SYNERGIES

          --   Our contribution to Vivendi Universal Synergies

          --   3 Year Plan

     -    3 - Business description and two examples of web Strategy

          --   Education.com

          --   Flipside


                                                        [VIVENDI UNIVERSAL LOGO]

[HAVAS LOGO]                                        OUR COMMITMENT FOR SYNERGIES




     - Important and immediate fit between Management and Team due to common culture and know-how

     -    Content combination & games synergies (2003)

               -    revenue :(euro) 200 - 250 m

               -    ebitda: (euro) 50-75m

     -    Pursue additional overhead reductions 10 m (euro)


                                                        [VIVENDI UNIVERSAL LOGO]

[HAVAS LOGO]                              LIST OF "TOP 10+" CONTENT COMBINATION
                                                                   OPPORTUNITIES

                                                                            Proposed long term
  Revenue synergy opportunities             Impacted Business Lever(s)         business owner
  -----------------------------             --------------------------         --------------

0   Cross promote 2-4 high priority VU      Improved loyalty, brand         USI Corp Mktg., then
    content and product brands              wareness and positioning        future central org.

1   Multi-content Kiosk                     ~1,200 kiosks in 2003,          UMG Global E
                                            potentially a Vizzavi outlet

2   Self publish/license off-line games     Incremental games revenue;      UIS, Havas Interactive
                                            Capture publishing revenues

3   Park Concierge Device                   ~300k(1) add. annual park       Universal Recreation
                                            visitors, cross-promotions,
                                            yield management


4   Musical/theatrical and travelling       Ticket sales, brand/portfolio   USI, Uni. Recreation &
    shows                                   building                        Entertainment


5   Product Bundles/Partworks               Incremental revenue and         Havas Publishing
                                            margin on product bundles


6   Music and Education                     Incremental sales & reach       Havas Interactive
                                            into "edutainment" space



7   TV shows/videos/soundtracks from        Incremental rev., brand         Uni Fam&Home Ent.,
    games/education characters              building                        Canal+


8   Packaging and Foreign Language          Incremental revenue, brand      Havas Publishing
    Learning                                building


9   Enhance and promote Flipside            Increase traffic by 8-11M       Flipside
                                            subscribers, increase
                                            advertising revenue

10  Music and Sports                        Incremental product sales       UM Intl, Canal+



                                                        [VIVENDI UNIVERSAL LOGO]

[HAVAS LOGO]                                           PRODUCT BUNDLES/PARTWORKS


- PRODUCT BUNDLES: generate incremental EBITDA by leveraging Havas and Universal existing content, across categories

          -- Bundle together CDs / books / games / videos to create value added content extensions.

          -- In 2003, 2 bundles / year, annual revenue of $ 2 m and EBITDA margin of 70%.

- PARTWORKS: increase revenues and EBITDA in a worldwide market of $ 1.2 bn, via new product ranges, leveraging reference know-how and existing retail networks in Europe and Latin America

          -- Create new continuing series of publications (15 - 70) on print + CDs / DVDs / videos, using music, film and TV properties.

          -- In 2003, one series at a time, annual revenue of $ 18 m and EBITDA margin of 50%.


                                                        [VIVENDI UNIVERSAL LOGO]

[HAVAS LOGO]                                                      BOOK PACKAGING
                                                   AND FOREIGN LANGUAGE LEARNING


- BOOK PACKAGING: generate incremental revenues by creating and selling books to publishers around the world, using characters and content

          -- set a new publishing house in the UK, leveraging existing infrastructure and packaging know-how.

          -- In 2003, 20 titles / year and annual revenue of $ 10 m, with 15% EBITDA margin.

- FOREIGN LANGUAGE Learning opportunity: consolidate Foreign language Learning position with new brand: Universal English

          -- Launch a new concept of Foreign Language Products using movie, TV and music clips.

          --   Leverage Havas Know how on e-learning

          -- In 2003, 15 products, annual revenue of $ 5 m and EBITDA margin of 15%.


                                                        [VIVENDI UNIVERSAL LOGO]

[HAVAS LOGO]                                                 MUSIC AND EDUCATION



- INCREASE INTERACTIVE EDUCATION WORLDWIDE MARKET SHARE BY EXTENDING MULTIMEDIA PRODUCT RANGES.

          -- Launch in 2002 a new concept teaching music to teens interactively. It will use famous Universal artists and labels and popular Havas education characters (eg learn music and rythm with Jumpstart, 6 skus).


          -- In 2003, 30 products, annual revenue of $ 35 m and EBITDA margin of 15%.


                                                        [VIVENDI UNIVERSAL LOGO]

[HAVAS LOGO]                                 SELF-PUBLISH/LICENCE OFF-LINE GAMES



- Capture off-line game revenue and EBITDA synergies between Havas and Universal, in development, licencing, publishing and distribution.

- Publish games that otherwise would not be made and self-publish games that otherwise would have been outsourced (eg Spyro, Bruce Lee ...).

-    In 2003, 8 titles, annual revenue of $ 50 m and EBITDA margin of 20%.


                                                        [VIVENDI UNIVERSAL LOGO]

[HAVAS LOGO]                                      HAVAS PLAN (IN (EURO) BILLION)
                                                           (EXCLUDING SYNERGIES)

                                                 2000 E      AGR 00/02

      ------------------------------------------------------------------
       NET SALES w/o internet                    3.5         + 6%
      ------------------------------------------------------------------
       EBITDA w/o internet                       0.5         > 10%
      ------------------------------------------------------------------
       PRE-TAX OPERATING FREE CASH-FLOW:                     > 0.4/year
      ------------------------------------------------------------------


                                                        [VIVENDI UNIVERSAL LOGO]

[HAVAS LOGO]                                                              AGENDA


     -    1 - Havas Group

     -    2 - Synergies

               --   Our contribution to Vivendi Universal Synergies

               --   3 Year Plan

     -    3 - BUSINESS DESCRIPTION AND TWO EXAMPLES OF WEB STRATEGY

               --   Education.com

               --   Flipside


                                                        [VIVENDI UNIVERSAL LOGO]

[HAVAS LOGO]                                  HEALTHCARE: LEVERAGE UNIQUE ASSETS

                                                  [JANO GRAPHIC]
                                                  [MIMS ANNUAL GRAPHIC]
                                                  [KRAMES GRAPHIC]
                                                  [VIDAL GRAPHIC]
     -    2000 sales : 448 M(EURO)                [atmedica GRAPHIC]

     -    2000 EBITDA : 60 M(EURO)

     -    #3 WW, #1 WW in drug info.,
          #1 US for patient info

     -    pharma oriented, unique
          geographic network
          (35 countries)

     -    focus on patient
          education / atmedica


                                                        [VIVENDI UNIVERSAL LOGO]

[HAVAS LOGO]                                   BUSINESS AND GENERAL INFORMATION:
                                                    SUCCEED IN THE WEB MIGRATION

                                               [01 Informatique GRAPHIC]
                                               [L'Express GRAPHIC]
                                               [Cadres Online WEB GRAPHIC]
                                               [Building GRAPHIC]
                                               [Newbiz GRAPHIC]
     -    2000 sales : 902 M(EURO)             [Barbour Index GRAPHIC]

     -    2000 EBITDA : 145 M(EURO)

     -    #2 in Europe for BtoB info

     -    a media neutral coverage

     -    leading web positions
          (recruitment, IT,
          construction...)


                                                        [VIVENDI UNIVERSAL LOGO]

[HAVAS LOGO]                                                     LOCAL SERVICES:
                                               BUILD UP A TRANSACTIONAL PLATFORM

                                                        [BONJOUR GRAPHICS]
     -    2000 sales : 365 M(EURO)                      [SCOOT WEB GRAPHIC]

     -    2000 EBITDA : 35 M(EURO)

     -    #1 in France in print/web

     -    National salesforce and
          marketing database

     -    key partner for Scoot's
          European roll-out of
          transactional model


                                                        [VIVENDI UNIVERSAL LOGO]

[HAVAS LOGO]                                              EDUCATION & KNOWLEDGE:
                                                                 A GLOBAL PLAYER


     -    2000 sales : 1,354 M(EURO)                [BOOK and SOFTWARE GRAPHICS]

     -    2000 EBITDA : 180 M(EURO)

     -    SCHOOL : leading position
          in K-12 in France, Spain,
          Latin America

     -    KIDS : #1 worldwide in
          electronic

     -    E LEARNING : strong growth
          potential

     -    REFERENCE : a ww player
          (Larousse)

     -    GENERAL LITTERATURE :
          #1 in France



                                                        [VIVENDI UNIVERSAL LOGO]

[HAVAS LOGO]                    EDUCATION.COM IS THE ONLY GLOBAL INITIATIVE THAT
                                     ADDRESSES 3 TARGET AUDIENCES SIMULTANEOUSLY


     -    CORE TARGET : PARENTS (CARETAKERS)

               --   direct purchasing

               --   recommendation to children

               --   end-use
                                      [KIDS, PARENTS, TEACHERS CIRCULAR GRAPHIC]

     -    SECONDARY TARGET : CHILDREN

               --   end-use (main target)

               --   recommendation to parents and to other children

     -    COMPLEMENTARY TARGET : TEACHERS

               --   recommendation to parents and children

               --   end-use


                                                        [VIVENDI UNIVERSAL LOGO]

[HAVAS LOGO]                          EDUCATION.COM IS THE MOST IMPORTANT GLOBAL
                                 CROSS-ROADS FOR CONTENT, SERVICES AND COMMUNITY


     -    GLOBAL PUBLISHING RESOURCES
          LEADING OFF-LINE GLOBAL MULTIMEDIA BRANDS



            USA             FRANCE         UK              GERMANY          SPAIN       BRAZIL
         [COUNTRY          [COUNTRY     [COUNTRY           [COUNTRY        [COUNTRY    [COUNTRY
         GRAPHIC]          GRAPHIC]     GRAPHIC]           GRAPHIC]        GRAPHIC]    GRAPHIC]

                                                  INTERNAL

                            HII                                                         ATICA
                            HER                                                         SCIPIONE

         HII                NATHAN
         KINGFISHER         LAROUSSE    CHAMBERS
                            BORDAS      KINGFISHER                           ANAYA
                                                                            LAROUSSE    LAROUSSE
--------------------------------------------------------------------------------------------------
                                                           BROCKAUS/
                                        TAGTEACHERNET      DUDEN
         UNIVERSAL STUDIOS              THORNES NELSON     ELTERN WOLF/
         UNIVERSAL MUSIC                KNOW.UK,           WESTERMAN
                                        ...                SCHROEDEL/
                                                           TEACHERNEWS
                                                           KLETT,...

                              EXTERNAL (DISCUSSIONS IN PROGRESS)


education.com                                           [VIVENDI UNIVERSAL LOGO]

[HAVAS LOGO]                                            A BALANCED REVENUE MODEL


                                 [BAR GRAPHIC]


              (%)                            2001      2002        2003

                                                (Dollars in Thousands)
              Subscription Revenues           45%        39%        35%

              Advertising Revenues            19%        17%        17%

              E.Commerce Revenues             37%        44%        48%

              Total revenue                   $8 mil     $20 mil    $30 mil


- Subscription: drawing on current successful model of Adi on line (virtual classes and testing): 6,000 subscribing families in France

-    Advertising: monetizing a targeted audience base

-    E-commerce: leveraging the ww #1 position in interactive education

-    Break even : H2 2002


                                                        [VIVENDI UNIVERSAL LOGO]

[HAVAS LOGO]


-    Education : one of our key markets for profitable web developments...

- Games : a key worldwide market for Havas with an already strong web position



                                                        [VIVENDI UNIVERSAL LOGO]

[HAVAS LOGO]                                   GAMES : A LEADER ON ALL PLATFORMS


     -    2000 sales : 401 M(EURO)                [GAME SOFTWARE and FLIPSIDE
                                                   WEB GRAPHICS]

     -    2000 EBITDA : 80 M(EURO)

     -    #1 WW on PC

     -    Consistently awarded best
          game of the year (Diablo,
          Warcraft)

     -    Universal Interactive
          (40 m (euro) Ebitda) and
          estimated Synergies 15 m (euro))

     -    Flipside success, 8% reach


                                                        [VIVENDI UNIVERSAL LOGO]

[HAVAS LOGO]



                               [flipside.com LOGO]
                                   A LEADER IN
                            ONLINE INTERACTIVE GAMES



                                                        [VIVENDI UNIVERSAL LOGO]

                                              FLIPSIDE.COM: A RECIPE FOR SUCCESS

[HAVAS LOGO]

-        ONLINE GAME IS THE FASTEST GROWING MASS MARKET CONTENT ON THE INTERNET:

         - large scale of viewership, good stickiness and unique targeting opportunities

-        FLIPSIDE.COM: A LEADER IN THE ONLINE GAME MARKET

         - a product of the merger Won.net (exclusive content and technologies) with Prize Central (profitable business model), which accelerated their combined growth

- FLIPSIDE.COM WILL EXPAND ITS LEADERSHIP GEOGRAPHICALLY AND ACROSS MULTIPLE PLATFORMS

         - support of Vivendi's global network of alliances, including the Universal properties


[FLIPSIDE.COM LOGO]                                     [VIVENDI UNIVERSAL LOGO]

                                                  ONLINE GAME MARKET IS EXPECTED
                                                     TO REACH $5 BILLION IN 2004
                                                                WITH 73M PLAYERS

[HAVAS LOGO]

                            ONLINE GAME MARKET SIZE
                                  ($ MILLIONS)

                                  [BAR CHART]

                 1999       2000        2001        2002        2003        2004
                 ----       ----        ----       -----       -----       -----
US                58         160         540       1,080       1,990       2,810
Europe            24          87         339         755       1,433       2,126
                 ----       ----        ----       -----       -----       -----
Total             82         247         879       1,835       3,423       4,936


[FLIPSIDE.COM LOGO] SOURCE: DATAMONITOR                 [VIVENDI UNIVERSAL LOGO]

                                              BEATING BUSINESS PLAN ON THE 3 KEY
                                                              INDICATORS (3 R'S)

[HAVAS LOGO]

                                      REACH
                                      (Mmx)

                                  [LINE CHART]

         Mar    Apr    May    Jun     Jul     Aug    Sep    Oct     Nov    Dec
Actual  5.10%  5.20%  5.70%  6.10%   6.10%   8.10%
Goals   4.10%  4.20%  5.40%  5.60%   5.80%   6.00%  6.20%  6.50%   7.50%   8.00%

                                  REGISTRATIONS
                                   (millions)

                                  [LINE CHART]

         Mar    Apr    May    Jun     Jul     Aug    Sep    Oct     Nov    Dec
Actual  4,099  4,350  4,866  5,456   6,059   6,610
Goals          4,120  4,745  5,370   6,037   6,703  7,370  8,107   8,844   9,265

                                 MONTHLY REVENUE
                                      ($ m)

                                  [LINE CHART]

         Mar    Apr    May    Jun     Jul     Aug    Sep    Oct     Nov    Dec
Actual  1,674  1,696  1,717  1,982   1,906   2,079
Goals   1,400  1,533  1,533  1,533   1,833   1,833  1,833  2,133   2,133   2,133


[FLIPSIDE.COM LOGO]                                     [VIVENDI UNIVERSAL LOGO]

                                                    A LEADER IN ON LINE GAME AND
                                      A TOP 15 SITE IN TERMS OF TOTAL TIME SPENT

[HAVAS LOGO]

RANK            WEB PROPERTY                    MILLIONS OF HOURS
1               YAHOO SITES                          197.2
2               AOL SITES                            169.8
3               MICROSOFT SITES                      103.5
4               eBAY                                  87.5
5               iWON, INC.                            71.3
6               EXCITE NETWORK                        36.7
7               LYCOS                                 29.5
8               WDIG                                  24.5
----------------------------------------------------------
9               FLIPSIDE.COM                          20.6
----------------------------------------------------------
10              POGO.COM, INC.                        19.9
11              ALTAVISTA NETWORK                     17.9
12              CNN                                   12.3
13              NBC INTERNET                          12.1
14              eTOUR, INC.                           11.4
15              AMAZON.COM, INC.                      10.3

PC Data, August 2000 On Mediametrix, N(degree)12


[FLIPSIDE.COM LOGO]                                     [VIVENDI UNIVERSAL LOGO]

                                        "FLIPS" : AN OUTSTANDING LOYALTY PROGRAM

[HAVAS LOGO]

-        A simple rewards system that increases traffic and duration on the site


- An efficient profiling tool allowing targeted advertising and direct marketing :

         -        Banners targeted by age, gender, location,


-        e-mail programs

-        Integration of member profile for ad serving & ad sales

-        A proven model to lower acquisition costs and boost CPM


[FLIPSIDE.COM LOGO]                                     [VIVENDI UNIVERSAL LOGO]

[HAVAS LOGO]
                                                   "FLIPS" : A KEY PROFIT DRIVER

LOWER COST
   PER                    HIGHER REVENUE
REGISTRATION            PER USER PER MONTH

           [ARROWS GRAPHIC]                           MORE
                                                     PROFIT

          HIGHER RETENTION


[FLIPSIDE.COM LOGO]                                     [VIVENDI UNIVERSAL LOGO]

                                                        EVOLUTION OF REVENUE MIX
                                                           BREAK EVEN IN Q2 2001

[HAVAS LOGO]

                                  [Bar Chart]

                                 Q1 00    Q4 01
Direct Marketing                   24%      40%
"Earn Tokens" Advertising           1%      14%
Sponsorships                        6%      22%
Interstitial Advertising            2%       8%
Banner Advertising                 64%      12%


[FLIPSIDE.COM LOGO]                                     [VIVENDI UNIVERSAL LOGO]

                                                        A MEDIA NEUTRAL STRATEGY

[HAVAS LOGO]

-        BECOME THE LEADING HOUSEHOLD NAME IN THE ONLINE GAME SPACE

-        EXPAND OUR LEADERSHIP POSITIONS GEOGRAPHICALLY AND ACROSS MULTIPLE
         PLATFORMS

[TELEVISION GRAPHIC]       -   INTERACTIVE TELEVISION

                               -   7 MILLION CANAL+ SET TOP BOXES IN EUROPE

                               -   COMBINING LIVE TV SHOWS WITH ONLINE
                                   MULTIPLAYER GAMES

[MOBILE TERMINAL GRAPHIC]  -   ONLINE ON MOBILE TERMINALS

                               - PLAY, GET NEWS ANYTIME ANYWHERE (ARROW) HIGH LOYALTY

[CONSOLE GRAPHIC]          -   CONSOLE

                               - CONSOLES POISED TO REPRESENT A KEY ACCESS DEVICE AS EARLY AS 2003

                           -   VIZZAVI

                               - ACCESS TO MASS AUDIENCE 80 MILLION VIZZAVI CUSTOMERS

                               -   CONSIDERABLE RESOURCES

                           - LEVERAGE FLIPS TO INCREASE TRAFFIC, RETENTION AND REVENUES OF ALL VIVENDI UNIVERSAL SITES


[FLIPSIDE.COM LOGO]                                     [VIVENDI UNIVERSAL LOGO]

[HAVAS LOGO]

                                AS A CONCLUSION

                                                        [VIVENDI UNIVERSAL LOGO]

                                     WHAT HAVAS CONTRIBUTES TO VIVENDI UNIVERSAL

[HAVAS LOGO]

- A traditional publisher focusing on multi platform and profitable web developments


-        Huge opportunities in Games & Edutainment with Universal


-        Strong customer bases


-        Intellectual properties and high value contents


-        ...and strong and growing free cash flow (80% of EBITDA)


                                                        [VIVENDI UNIVERSAL LOGO]

                                     # # #

[CEGETEL LOGO]

PHILIPPE GERMOND
FRANK ESSER


TELECOMMUNICATIONS
DIVISIONS

                                                        [VIVENDI UNIVERSAL LOGO]

[CEGETEL LOGO]

                                                      IMPORTANT LEGAL DISCLAIMER

- These documents contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements contained in these documents address the following subjects: expected date of closing the merger; future financial and operating results; and timing and benefits of the merger. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the risk that the Vivendi, Canal+'s and Seagram's businesses will not be integrated successfully; costs related to the merger; failure of the Vivendi, Canal+ or Seagram's stockholders to approve the merger; inability to further identify, develop and achieve success for new products, services and technologies; increased competition and its effect on pricing, spending, third-party relationships and revenues; inability to establish and maintain relationships with commerce, advertising, marketing, technology, and content providers. Investors and security holders are urged to read the joint proxy statement/prospectus regarding the business combination transaction referenced in the foregoing information, when it becomes available, because it will contain important information. The joint proxy statement/prospectus will be filed with the Securities and Exchange Commission by Vivendi, Canal+ and Seagram. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus (when it is available) and other documents filed by Vivendi, Canal+ and Seagram with the Commission at the Commission's web site at www.sec.gov. The joint proxy statement/prospectus and these other documents may also be obtained for free from Vivendi, Canal+ and Seagram. Information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the joint press release relating to the transaction filed with the Commission by each of Vivendi and Seagram, on June 20, 2000.

                                                        [VIVENDI UNIVERSAL LOGO]

[CEGETEL LOGO]

                                                                          AGENDA

-        Introductory remarks

-        Cegetel:
         Current positioning and 2000 performance

-        Vivendi Telecom International

-        Synergy opportunities


                                                        [VIVENDI UNIVERSAL LOGO]

[CEGETEL LOGO]

                                                                   CEGETEL TODAY

CEGETEL IS THE FIRST PRIVATE TELECOM OPERATOR IN
FRANCE WITH OVER 11M CUSTOMERS (MID OCTOBER):

-        9M mobile users (GSM deregulated since 1994)

-        2.2M fixed lines (deregulated since 1998)

-        11 000 data sites and 32 000 voice sites for the corporate market

-        First alternative long distance carrier in France:
         60M min/day

-        ~ 300 owned distribution outlets in city centers and malls by year-end
         2000

THE SKILLS AND KNOW-HOW OF 8 200 EMPLOYEES


                                                        [VIVENDI UNIVERSAL LOGO]

[CEGETEL LOGO]

                                                               EVOLUTION OF THE
                                                FRENCH TELECOMMUNICATION MARKET

- The French telecommunication market should show a CAGR of 10% between 1999 and 2002

-        Mobile and data will be the most dynamic sectors


                                  [BAR CHART]

                                  1999           2002
                                  ----           ----
Mobile                            8 Bn(euro)     13 Bn(euro)     +59%
Data                              4 Bn(euro)      6 Bn(euro)     +69%
Fixed voice - local               9 Bn(euro)     10 Bn(euro)     +10%
Fixed voice - LD                  5 Bn(euro)      5 Bn(euro)
Payphones                         1 Bn(euro)      1 Bn(euro)
                                 -----------    ------------
              Total              26 Bn(euro)     34 Bn(euro)

Source: HSBC Securities

                                                        [VIVENDI UNIVERSAL LOGO]

[CEGETEL LOGO]

                                                                 A GROWTH STORY

                                  [BAR CHART]
                          EVOLUTION OF CUSTOMERS BASES

                    1998          1999        2000 (e)
                 ---------     ---------    ----------

SFR              4,201,005     7,223,803    10,062,000
le 7               650,821     1,502,885     1,997,666
                 ---------     ---------    ----------
                 4,853,824     8,728,687    12,059,666





                                   [BAR CHART]
                         CUMULATIVE CAPEX IN M(euro) (1)

                           1998     1999    2000(e)
                           ----     ----    -------

                           4,052    4,623    5,548




                                  [BAR CHART]
                             EBITDA IN M(euro) (2)

                          1998      1999     2000 (e)
                          ----      ----     --------
                          279       502      ~1,300

(1) Including TD investments
(2) Mobile acquisition costs expensed as of 01.01.2000 to comply with US GAAP

                                                        [VIVENDI UNIVERSAL LOGO]

[CEGETEL LOGO]

                                                               MISSION STATEMENT


-        Be the Number One private global telecommunication operator in France

-        Be best positioned for the broadband revolution:

          - Mobile: first operator to achieve national GPRS (10 times GSM speed for data on mobile) roll-out by year-end 2000

          - Fixed: ADSL (fast Internet) aggressive implementation as early as January 1st, 2001

-        25% of the French Telecommunication market by year 2003 (15 % by mid
         2000)


                                                        [VIVENDI UNIVERSAL LOGO]

[CEGETEL LOGO]

                                                      STRONG OVERALL PERFORMANCE


-        Sustained revenue and EBITDA growth (35%+ CAGR 2000-2002)

-        Aggregated fixed activities at EBITDA breakeven by year-end 2000

-        Positive Group Net Income achieved at mid-year 2000

-        Mobile activities at Free Cash Flow breakeven by year-end 2000


                                                        [VIVENDI UNIVERSAL LOGO]

[CEGETEL LOGO]

                                                            COMPETITIVE POSITION

-        Critical network assets:

          -    # 1 Cellular network (1999 French Regulator Survey)

          -    National   long  distance   backbone  with  360  local   switches
               interconnected

          - Aggressive roll-out of broadband access for mobile (GPRS) and fixed (ADSL)

-        A strategy of differentiation:

          -    Brand awareness

          -    Innovation through services

          -    Customer care


                                                        [VIVENDI UNIVERSAL LOGO]

[CEGETEL LOGO]

CEGETEL:
CURRENT POSITIONNING

                                                        [VIVENDI UNIVERSAL LOGO]

[CEGETEL LOGO]

                                                               MOBILE ACTIVITIES

                                   [SFR LOGO]

                                                        [VIVENDI UNIVERSAL LOGO]

[CEGETEL LOGO]

                                                                SFR TODAY

-        98% of the population covered

-        10M SFR customers expected by year-end

-        40% penetration rate mid 2000
         70% expected in 2003

- 4th leading country in Europe in number of users, but second least penetrated in Europe

                                                        [VIVENDI UNIVERSAL LOGO]

[CEGETEL LOGO]

                                                SFR: THE MOST VALUABLE CUSTOMERS

AVERAGE REVENUE PER USER S1-2000
[BAR CHART]

               ARPU
               ----

SFR            44 (euros)
Itineris       40 (euros)
Bouygues       38 (euros)                  Source: Operators


ARPU Evolution
[LINE CHART]

                Jan-99  Feb-99  Mar-99  Apr-99  May-99  Jun-99  Jul-99  Aug-99  Sep-99  Oct-99  Nov-99  Dec-99  Jan-00  Feb-00
                ------  ------  ------  ------  ------  ------  ------  ------  ------  ------  ------  ------  ------  ------

Total Average   100     96      102     99      98      104     99      95      96      87      84      85      82      78
Subscribers     100     97      102    100      99      105    102      98     101      93      92      93      94      92
Prepaid         100     90      105    100     103      112    101      96      89      80      74      81      73      65

                Mar-00  Apr-00  May-00  Jun-00  Jul-00  Aug-00  Sep-00
                ------  ------  ------  ------  ------  ------  ------

Total Average   83      78      82      82      81      79      81
Subscribers     97      91      96      96      94      92      96
Prepaid         75      68      74      76      77      76      72


                                                        [VIVENDI UNIVERSAL LOGO]

[CEGETEL LOGO]

                                                   PREPARING FOR MOBILE INTERNET

- SMS are now being used by 30% of all our prepaid customers and 24% of our postpaid base, averaging 20 messages per customer per month

- Thanks to new offers (SMS kiosk, SMS chat, etc) SMS and services should represent 10% of SFR revenues in 2001

[BAR CHART]

         BILLABLE SMS PER MONTH
   DEC-99        JUL-00         DEC-00
   ------        ------         ------

 19 MILLION    45 MILLION     60 MILLION

                                                        [VIVENDI UNIVERSAL LOGO]

[CEGETEL LOGO]

                                                                MANAGED REVENUES

-      Reduction of churn by 50% since January 2000
[LINE CHART]

  Jan-99   Feb-99   Mar-99   Apr-99   May-99   Jun-99   Jul-99   Aug-99   Sep-99   Oct-99   Nov-99   Dec-99   Jan-00   Feb-00
  ------   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------

   3.21%   2.92%    2.63%    2.34%    2.07%    2.08%    2.09%    2.11%    2.21%    2.31%    2.83%    3.35%    2.97%    2.22%


Mar-00   Apr-00   May-00   Jun-00   Jul-00   Aug-00
------   ------   ------   ------   ------   ------

 2.08%   1.84%    1.72%    1.53%    1.32%    1.60%


-      A controlled decrease in market share (gross sales)
[LINE CHART]

               JAN-99  FEB-99  MAR-99  APR-99  MAY-99  JUN-99  JUL-99  AUG-99  SEP-99  OCT-99  NOV-99  DEC-99  JAN-00  FEB-00
               ------  ------  ------  ------  ------  ------  ------  ------  ------  ------  ------  ------  ------  ------
Total          41%     39%     37%    35%      34%     38%     36%     35%     35%     37%     34%     35%     42%     34%
Subscribers    44%     42%     40%    40%      38%     39%     41%     38%     35%     32%     34%     46%     49%     34%
Prepaid        31%     32%     30%    26%      27%     35%     30%     31%     35%     42%     33%     28%     36%     35%

              MAR-00  APR-00  MAY-00  JUN-00  JUL-00  AUG-00
              ------  ------  ------  ------  ------  ------
Total         35%     35%     36%     32%     29%     31%
Subscribers   36%     37%     38%     35%     28%     29%
Prepaid       33%     34%     35%     29%     31%     32%

                                                        [VIVENDI UNIVERSAL LOGO]

[CEGETEL LOGO]

                                                         COSTS ARE UNDER CONTROL

- Decrease in subsidies and dealers commissions vs H2 1999 but acquisition costs remain high
[LINE CHART]

               JAN-99  FEB-99  MAR-99  APR-99  MAY-99  JUN-99  JUL-99  AUG-99  SEP-99  OCT-99   NOV-99  DEC-99  JAN-00  FEB-00
               ------  ------  ------  ------  ------  ------  ------  ------  ------  ------   ------  ------  ------  ------
Average        100     115     110     98      125     136     111     176     152     137      134     139     148     98
Subscribers    100     118     111     95      126     136     123     184     177     157      166     172     181    120
Prepaid        100     116     128    139      178     231     127     297     203     236      199     203     167    148

                MAR-00  APR-00  MAY-00  JUN-00  JUL-00  AUG-00  SEP-00
                ------  ------  ------  ------  ------  ------  ------
Average         126     117     105     123     96      101     104
Subscribers     152     145     131     145    125      140     135
Prepaid         148     148     130     168    122      126     120



- Other operating costs under control and decrease in Unit costs (technical, IT, customer care, structure), faster than ARPU
[LINE CHART]

JAN-99  FEB-99  MAR-99  APR-99  MAY-99  JUN-99  JUL-99  AUG-99  SEP-99  OCT-99  NOV-99  DEC-99  JAN-00  FEB-00  MAR-00  APR-00
------  ------  ------  ------  ------  ------  ------  ------  ------  ------  ------  ------  ------  ------  ------  ------
100     93      90      95      95      99      93      96      88      84      82      71      72      71      75      77


MAY-00  JUN-00  JUL-00  AUG-00  SEP-00
------  ------  ------  ------  ------
77      67      77      71      76

                                                        [VIVENDI UNIVERSAL LOGO]

[CEGETEL LOGO]

                                                            SFR SOUND FINANCIALS

                                                      Full year
                                                      ---------
                                          99
                                        pro-forma        00
                                          (1)            (e)         Variance
                                          ---            ---         --------
Customers (M)                             7.20          10.00          +38%

Revenues (Bn(euro))                       3.53           5.10          +44%

Ebitda (Bn(euro))                         0.64           1.35            x2

Cumulative Capex/ customer ((euro))      480(2)           410          -15%

------------------
(1)      Mobile acquisition costs expensed as of 01.01.2000 according to US GAAP
(2)      690 (euro) in 1998

                                                        [VIVENDI UNIVERSAL LOGO]

[CEGETEL LOGO]

                                                    SFR, THE  TECHNOLOGY  LEADER


       BROADBAND

  1999           SMS
  2000           WAP
  2001           GPRS
  2002           UMTS
  2003

Mid 1999 #1 to launch WAP phones
Mid 2000 #1 to launch  Vizzavi In Europe
End 2000 #1 national GPRS coverage
2001     Ready for UMTS license

                                                        [VIVENDI UNIVERSAL LOGO]

[CEGETEL LOGO]

                                                   LEVERAGE ON GLOBAL EXCELLENCE

SFR is a local operator

         -        National network

         -        National customer care

but can leverage the experience and assets of international partners

         -        Music, films and recreation

         -        European WAP portal

         -        Global purchasing program

         -        International services

                                                               [EMBLEM GRAPHICS]

                         BEST POSITIONED FOR MULTIMEDIA
                                                        [VIVENDI UNIVERSAL LOGO]

[CEGETEL LOGO]

                                                               FIXED  ACTIVITIES

                                  [7 GRAPHIC]

                                                        [VIVENDI UNIVERSAL LOGO]

[CEGETEL LOGO]

                                                       FINANCIAL PERFORMANCE (1)

- Strong progression in revenues, despite fierce competition on voice tariffs, due to:

         -        Sharp progress of data: +71% in revenues in 2000

         -        Increase in monthly volume: +80% since the beginning of year
                  2000

                                  [LINE CHART]
                           CUMULATED MONTHLY TRAFFIC
                                   in K min

           JAN      FEB        MAR       APR       MAY       JUN       JUL       AUG       SEP       OCT       NOV       DEC
           ---      ---        ---       ---       ---       ---       ---       ---       ---       ---       ---       ---
1998       --       4          23        66        131       236       371       519       731       1,000     1,301     1,638
1999       374      730        1,171     1,597     2,026     2,512     3,002     3,444     3,982     4,539     5,164     5,897
2000       903      1,833      2,983     4,128     5,436     6,862     8,379     9,775     11,383


                                  [LINE CHART]
                        EVOLUTION OF RESIDENTIAL TARIFFS
                                  in FRF

                   JAN-99  FEB-99  MAR-99  APR-99  MAY-99  JUN-99  JUL-99  AUG-99  SEP-99  OCT-99  NOV-99  DEC-99  JAN-00  FEB-00
                   ------  ------  ------  ------  ------  ------  ------  ------  ------  ------  ------  ------  ------  ------
National           0.52    0.54    0.49    0.49    0.47    0.44    0.44    0.44    0.44    0.43    0.39    0.39    0.37    0.38
International      1.78    1.79    1.58    1.58    1.57    1.56    1.59    1.60    1.57    1.55    1.47    1.48    1.44    1.38


                    MAR-00  APR-00  MAY-00  JUN-00  JUL-00   AUG-00
                    ------  ------  ------  ------  ------   ------
National            0.38    0.35    0.32    0.32    0.33     0.33 -37%
International       1.37    1.38    1.37    1.38    1.40     1.43 -20%

-        Cost control and improved gross margin

                                                        [VIVENDI UNIVERSAL LOGO]

[CEGETEL LOGO]


                                                       FINANCIAL PERFORMANCE (2)

-        The first alternative operator to report breakeven Ebitda only after
         2.5 years

                                      Full year
                                      ---------
((euro)million)             99          00(e)           Variance
---------------             --          -----           --------
Revenues                    334         465             +40%

Ebitda (1)                 (107)        > 0              NM

Capex                       134         145              11

(1)      including 100 % of network infrastructure subsidiary Telecom
         Developpement


                                                        [VIVENDI UNIVERSAL LOGO]

[CEGETEL LOGO]

                                                  STRONG COMMERCIAL ACHIEVEMENTS
                                                       IN THE ADDRESSABLE MARKET

-        ~50% residential market share among private competitors (Source
         Secodip, 06/00)

- ~65% professional market share among private competitors (Source Datanova, 06/00)

-        2.5 M lines by year-end 2000

-        81% of spontaneous brand awareness (Source Millward Brown - May 2000)

-        >70% of preselection on new customers

                                                        [VIVENDI UNIVERSAL LOGO]

[CEGETEL LOGO]

                                             CEGETEL, THE BROADBAND OPERATOR (1)

-        Status :

         - Rapid roll out of ADSL services as of Q1 2001 for residentials and business customers

         -        Pending technical and commercial discussions with FT:
                  co-localisation of equipment, interconnection tariffs, ...

-        Assets:

         - TD network capillarity (360 FT local switches already interconnected)

         -        Know-how: tested live in Monaco Telecom

         -        Vivendi Universal content (games, video, music,...)

-        Financial target: EBITDA positive after 3 years

                                                        [VIVENDI UNIVERSAL LOGO]

[CEGETEL LOGO]

                                                     STRATEGY: FOCUS ON INTERNET

- Cegetel / TD currently carries 50% of the French ISPs traffic (excluding Wanadoo)

-        Build an IP network in order to :

         -        Use convergence for fixed and mobile networks

         -        Address fast growing internet traffic

         - Offer value added services in cooperation with Vivendi Net (web hosting, e-meeting,...)

         -        Develop wholesale offer for ISPs, virtual ISPs

         - Address retail ISP for the broadband market, in partnership with Vizzavi for content aggregation and delivery

                                                        [VIVENDI UNIVERSAL LOGO]

[CEGETEL LOGO]

CEGETEL GROUP 2000
PERFORMANCE


                                                        [VIVENDI UNIVERSAL LOGO]

[CEGETEL LOGO]
                                                        GROUP KEY FINANCIALS (1)

                            IMPROVED GROUP ECONOMICS

NOTE: MOBILE ACQUISITION COSTS TOTALLY EXPENSED AS OF 1.1.00 TO COMPLY WITH US GAAP

                                   FIRST HALF                                       FULL YEAR                     2000-2002 CAGR
                   ----------------------------------------        -----------------------------------------      --------------
                   H1 99                                              99               00
((EURO)BN)                            H1 00        VARIANCE                                        VARIANCE
                   PRO-FORMA                                       PRO-FORMA           EST.
                   ----------------------------------------        -----------------------------------------      ---------------
Revenues           1,85               2,40         + 28 %             3,91             5,60         + 45 %        ~20%

Ebitda             0,33               0,57         + 73 %             0,50             1,30         x 2,5         ~35%

Ebit               0,07               0,25         x 3,6             (0,04)            0,50         n.m.          ~50%

Capex              0,40               0,40           _                1,10             1,20         + 10%         ~20%*

* Including UMTS, ADSL

                                                        [VIVENDI UNIVERSAL LOGO]

[CEGETEL LOGO]
                                                        GROUP KEY FINANCIALS (2)
                                                     BASIC ASSUMPTIONS 2000-2002


          -   Mobile:
              -  Penetration rate                                     65%
              -  Market share                                         33%
              -  Mix prepaid / postpaid                         70% / 30%
              -  Average Revenue Per User evolution (CAGR)           -18%
              -  Average Customer Acquisition Cost (CAGR)(1)         -25%

          -   Fixed:
              -  Access to voice local traffic as of 2002 and
                 strong development of fixed-to-mobile
              -  Decrease in voice sales price                       -20%
              -  Improvement of data gross margin due to
                 decrease in access leased line costs


(1) Unit decrease+mix

                                                        [VIVENDI UNIVERSAL LOGO]

[CEGETEL LOGO]
                                                        GROUP KEY FINANCIALS (3)
                                                            SENSITIVITY ANALYSIS

                PARAMETER                            EBIT IMPACT IN 2001
                ---------                            -------------------
-  +/- 1 pt in churn rate                      [arrow graphic]  +/- 12 M(euro)
-  +/- 10(euro) in Customer
   Acquisition Cost                            [arrow graphic]  +/- 50 M(euro)
-  +/- 1(euro)in Average
   Revenue Per User                            [arrow graphic]  +/- 100 M(euro)
-  1% decrease in
   incoming revenues                           [arrow graphic]  - 5 M(euro)


                                                        [VIVENDI UNIVERSAL LOGO]

[CEGETEL LOGO]

                                                        GROUP KEY FINANCIALS (4)


-  Sound financial structure...


((EURO)BN)                          DEC. 99           JUNE 00          DEC 00
                                  PRO-FORMA                              EST.
----------                          -------           -------          ------
NET FINANCIAL DEBT                  1,27               1,48             1,89

TOTAL SHAREHOLDERS' EQUITY          2,21               2,26             2,35

- ... should allow for financing UMTS with a maximum 1/1 debt-to-equity ratio at the peak of end 2002


                                                        [VIVENDI UNIVERSAL LOGO]

[CEGETEL LOGO]

VIVENDI TELECOM
INTERNATIONAL


                                                        [VIVENDI UNIVERSAL LOGO]

[CEGETEL LOGO]

                                          VIVENDI GROUP INTERNATIONAL OPERATIONS


-   Vivendi Telecom International (100% subsidiary of Vivendi)

    -   Targeted strategy in both fixed and mobile broadband

    -   Focus on Europe and Africa

-   3 main properties:

    -   Spain : 4th mobile operator (UMTS license), # 1 shareholder

    - Eastern Europe : Hungary # 2 fixed operator ; Poland : leader in both mobile and fixed activities

    -   Monaco Telecom : Incumbent Operator

-   Expertise based upon Cegetel professional skills and exchange of experience


                                                        [VIVENDI UNIVERSAL LOGO]

[CEGETEL LOGO]
                                                  GROUP INTERNATIONAL PROPERTIES



FIXED                                              GROUP                SUBSCRIBERS               LICENCE           NET SALES
TELEPHONY                 OPERATOR                 INTEREST             JUNE 2000                 SINCE             1999
---------                 --------                 --------             ---------                  -------           ---------
HUNGARY                   VTH                      100 %                500.000                   1994              132 M(EURO)
POLAND                    BRESNAN                  51,5 %               360.000                   1997              -
MONACO                    MONACO TELECOM           51 %                 35.000                    1998              71 M(EURO)


MOBILE                                             GROUP                SUBSCRIBERS                LICENCE           NET SALES
TELEPHONY                 OPERATOR                 INTEREST             JUNE 2000                  SINCE             1999
---------                 --------                 --------             ---------                  -------           ---------
SPAIN                     XFERA                    31,1 %               (*)                        2000              N/A
MONACO                    MONACO TELECOM           51 %                 15.000                     1998              15 M(EURO)
POLAND                    PTC / ERA                26,3 %               2.500.000                  1996              590 M(EURO)
EGYPT                     MISRFONE                 7 %                  650.000                    1998              160 M(EURO)
KENYA                     KENCELL                  40 %                 10.000(**)                 2000              N/A

(*) COMMERCIAL LAUNCH IN 2001

(**) COMMERCIAL LAUNCH IN AUGUST 2000



                                                        [VIVENDI UNIVERSAL LOGO]

[CEGETEL LOGO]


SYNERGIES
OPPORTUNITIES


                                                        [VIVENDI UNIVERSAL LOGO]

[CEGETEL LOGO]
                                                           SYNERGY OPPORTUNITIES


-   Vivendi Universal, a fantastic opportunity to increase the value of Cegetel:

    - The mobile phone will become the main music handset device in the next two years

    - Music and game contents are considered as key applications for vocal, SMS and WAP services

    - The Vivendi Universal brands (Canal+, Universal) and its products are key levers to increase our penetration on specific targets as youngsters

-    All synergies are in addition to Revenue and EBITDA forecasts


                                                        [VIVENDI UNIVERSAL LOGO]

[CEGETEL LOGO]

                                      MAIN VALUE CREATION LEVERS FOR CEGETEL (1)



- Increase stickiness by marketing actions targeting music customers and games players :

    - Addition of 1 month of lifetime for 10% of the customer base raises by 25 M(euro)the 2002 Ebitda

- Increase airtime and data usage for SFR. An increase of only 5% penetration rate for vocal and SMS services will raise by 20 M(euro) the 2002 Ebitda


                                                        [VIVENDI UNIVERSAL LOGO]

[CEGETEL LOGO]

                                      MAIN VALUE CREATION LEVERS FOR CEGETEL (2)

- Improve SFR market share on specific segments leveraging Universal products and brand :

    - Increasing 1% of the market share on the total customer base raises by 100 M(euro)the 2002 Ebitda

                                                        [VIVENDI UNIVERSAL LOGO]

[CEGETEL LOGO]

                                                                     ACTION PLAN


                                                       [UNIVERSAL GLOBE GRAPHIC]

-   A choice of services based on the major artists of UMG

    -   Music greetings on your handset, or through Vizzavi (WAP and WEB)
    - Ringtones : downloading specific ringtones such as the title <<Les Rois du Monde >> N(degree)1 Top 50.


                                                          [FLIPSIDE.COM GRAPHIC]

 - A choice of exclusive games on GPRS handsets:
    -   Chess games with Flipside, adventure and strategy games
    -   Airflow tariffs


                                                        [VIVENDI UNIVERSAL LOGO]

[CEGETEL LOGO]

                                                                     ACTION PLAN

-   Dec 2000 to Q1 2001 : Develop new GPRS functionalities

    -   Communities (chat, ..) : The first multi-access chat
    -   M-commerce of CD's (With a visual application)
    - Downloads of music samples: ~2 minutes for the download of 3 minute of CD quality music (64kb/s)
    -   Use Flipside as the preferred Games portal

-   2001 -2002

    -   Create a consumer loyalty program across Vivendi Universal Business
        Units

    -   Cegetel as a burn partner


                                                        [VIVENDI UNIVERSAL LOGO]

[CEGETEL LOGO]

                                                                     ACTION PLAN

- 2001: global strategy of co-sponsored events such as Summer SFR Tour, co-branded Cyber-Cafes in the main French cities

-   End of S1 2001:

    - A total range of music enhanced phone devices consistent with UMG codec / digital right management policy

    - The mobile phone becomes a << walkphone >>, your personal co-branded digital jukebox


- UMTS: SFR is best positioned to leverage Vivendi Universal brands in order to address specific targets


                                                        [VIVENDI UNIVERSAL LOGO]

[CEGETEL LOGO]

                                                                     CONCLUSION

- Cegetel well positioned on the French market:
  - # 1 mobile private operator
  - # 1 private long distance operator
  - # 1 alternative national backbone

- Cegetel has strong 2000 financials:
  - Revenues ~+45%
  - EDITDA ~+150%
  - Free Cash Flow on Mobile Activities
  - Steady 2000-2002 growth expected in revenues (20%) and Ebitda (35%)


- Cegetel is best prepared for future:
  - Broadband access and convergence (ADSL,UMTS)
  - Leverage on strong international partnerships
  - Access to premium Vivendi Universal contents


                         BEST POSITIONED FOR MULTIMEDIA

                                                        [VIVENDI UNIVERSAL LOGO]

                                     # # #

[CANAL+ LOGO]                  PIERRE LESCURE

TV AND FILMS GROUP
PRESENTATION

                                                        [VIVENDI UNIVERSAL LOGO]

[CANAL+ LOGO]                                         IMPORTANT LEGAL DISCLAIMER

- THESE DOCUMENTS CONTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE BASED ON MANAGEMENT'S CURRENT EXPECTATIONS OR BELIEFS AND ARE SUBJECT TO A NUMBER OF FACTORS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS. THE FORWARD-LOOKING STATEMENTS CONTAINED IN THESE DOCUMENTS ADDRESS THE FOLLOWING SUBJECTS:
       EXPECTED DATE OF CLOSING THE MERGER; FUTURE FINANCIAL AND OPERATING RESULTS; AND TIMING AND BENEFITS OF THE MERGER. THE FOLLOWING FACTORS, AMONG OTHERS, COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS: THE RISK THAT THE VIVENDI, CANAL+'S AND SEAGRAM'S BUSINESSES WILL NOT BE INTEGRATED SUCCESSFULLY; COSTS RELATED TO THE MERGER; FAILURE OF THE VIVENDI, CANAL+ OR SEAGRAM'S STOCKHOLDERS TO APPROVE THE MERGER; INABILITY TO FURTHER IDENTIFY, DEVELOP AND ACHIEVE SUCCESS FOR NEW PRODUCTS, SERVICES AND TECHNOLOGIES; INCREASED COMPETITION AND ITS EFFECT ON PRICING, SPENDING, THIRD-PARTY RELATIONSHIPS AND REVENUES; INABILITY TO ESTABLISH AND MAINTAIN RELATIONSHIPS WITH COMMERCE, ADVERTISING, MARKETING, TECHNOLOGY, AND CONTENT PROVIDERS. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE BUSINESS COMBINATION TRANSACTION REFERENCED IN THE FOREGOING INFORMATION, WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. THE JOINT PROXY STATEMENT/PROSPECTUS WILL BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BY VIVENDI, CANAL+ AND SEAGRAM. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THE JOINT PROXY STATEMENT/PROSPECTUS (WHEN IT IS AVAILABLE) AND OTHER DOCUMENTS FILED BY VIVENDI, CANAL+ AND SEAGRAM WITH THE COMMISSION AT THE COMMISSION'S WEB SITE AT WWW.SEC.GOV. THE JOINT PROXY STATEMENT/PROSPECTUS AND THESE OTHER DOCUMENTS MAY ALSO BE OBTAINED FOR FREE FROM VIVENDI, CANAL+ AND SEAGRAM. INFORMATION REGARDING THE PARTICIPANTS IN THE PROXY SOLICITATION AND A DESCRIPTION OF THEIR DIRECT AND INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE, IS CONTAINED IN THE JOINT PRESS RELEASE RELATING TO THE TRANSACTION FILED WITH THE COMMISSION BY EACH OF VIVENDI AND SEAGRAM, ON JUNE 20, 2000.

                                                        [VIVENDI UNIVERSAL LOGO]

[CANAL+ LOGO]
                                 PIERRE LESCURE
                                 EVI FULLENBACH
                                 DENIS OLIVENNES
                                 RICHARD LENORMAND

CANAL+ GROUP

                                                        [VIVENDI UNIVERSAL LOGO]

[CANAL+ LOGO]
                                                                          AGENDA

-      CANAL+ GROUP

       -      THE CANAL+ BUSINESSES

       -      KEY FINANCIALS

-      UNIVERSAL STUDIOS GROUP

-      VIVENDI UNIVERSAL'S TV AND FILMS DIVISION

                                                        [VIVENDI UNIVERSAL LOGO]

[CANAL+ LOGO]
                                                      AN ORGANISATION POSITIONED
                                          ACROSS THE ENTIRE MEDIA VALUE CHAIN...

 ...GENERATING INTEGRATION BENEFITS AND STRENGTHENING EACH VERTICAL

   PRODUCTION                                                                    DIGITAL TV
  AND LIBRARIES             PAY-TV                   INTERNET                    TECHNOLOGY
------------------   -----------------------   -------------------------   ----------------------
- STUDIOCANAL        - LARGEST EUROPEAN        - CANALNUMEDIA              - CANAL+ TECHNOLOGIES
                       PAY-TV OPERATOR

- 5,600 MOVIES       - 11 COUNTRIES AND        - PARTNERS WITH             - 7 MILLION STBs
                       PLATFORMS                 VIZZAVI AND VNET            DEPLOYED

- 6,000 TV HOURS     - OVER 10 MILLION         - OVER 30 WEB SITES         - ACTIVE IN EUROPE,
                       SUBSCRIBERS/                                          US AND ASIA
                       OVER 14 MILLION
                       SUBSCRIPTIONS

- 2nd LIBRARY IN
  EUROPE
------------------   -----------------------   -------------------------   ----------------------

                                                        [VIVENDI UNIVERSAL LOGO]

[CANAL+ LOGO]
                                                           CANAL+ GROUP DYNAMICS

   PRODUCTION AND                 PROGRAM                 DISTRIBUTION
   RIGHTS LIBRARY                PACKAGING
                                   CANAL+                TV (TERRESTRIAL,   S
                                  CHANNELS                 DTH, CABLE)      U R
CONTENT                                                                     B E
                                                                            S V
- NEW FILMS      [ARROW          INTERNET    [ARROW        TECHNOLOGY       C E
                GRAPHICS]        CONTENT    GRAPHICS]      [ARROW GRAPHICS] R N
                                                                            I U
- TV PROGRAMS                    THEMATIC                PC OR MOBILE       B E
                                 CHANNELS                 (VIZZAVI)         E S
                                                           NARROW/          R
                                                          BROADBAND

- LIBRARIES

                                                        [VIVENDI UNIVERSAL LOGO]

[CANAL+ LOGO]
                                                   PRODUCTION AND RIGHTS LIBRARY
                                              EUROPE'S SECOND LARGEST TELEVISION
                                                        AND MOVIE RIGHTS LIBRARY

----------------------------  ------------------------   ----------------------   ------------------------   -----------------------
PRODUCTION AND CO-PRODUCTION         THEATRICAL                 VIDEO/DVD                    TV                     MERCHANDISING
                                    DISTRIBUTION               DISTIBUTION              DISTRIBUTION

----------------------------
 FRANCE, UK, SPAIN, ITALY,
          GERMANY
----------------------------  ------------------------   ----------------------   ------------------------   -----------------------
       RIGHTS LIBRARY         FRANCE                     FRANCE                   WORLDWIDE                  FRANCE
----------------------------
- 2nd LARGEST IN EUROPE       UK                         UK                       - SALES TO :               GERMANY

- 5,600 MOVIES                GERMANY                    GERMANY                  - PREMIUM CHANNELS

- 6,000 HOURS OF              SPAIN                      SPAIN                    - MINIPAY
  TV PROGRAMS
                              BENELUX                    BENELUX                  - BASIC
----------------------------
                                                                                  - OVER-THE-AIR
                                                                                    CHANNELS
----------------------------  ------------------------   ----------------------   ------------------------   -----------------------
        ACQUISITIONS
-----------------------------

                                                        [VIVENDI UNIVERSAL LOGO]

[CANAL+ LOGO]
                                                                  PAY TELEVISION
                                           THE LEADING PAY TV OPERATOR IN EUROPE


           PRODUCTION                              DISTRIBUTION
----------------------------------   ------------------------------------------
- 14 Y CHANNELS                      - SATELLITE              42%

- 25 "IN HOUSE" THEMATIC             - OVER-THE-AIR           44%
  CHANNELS

- 15 KEY BRANDS                      - CABLE                  14%

- 50 INTERACTIVE SERVICES

----------------------------------   ------------------------------------------
----------------------------------   ------------------------------------------
[CANAL+ LOGO] [CINE CINE MAS LOGO]        [CANAL SATELLITE LOGO]
[TELE + LOGO] [CANAL JIMMY LOGO]     [D + LOGO]  [SATELITE CANAL DIGITAL LOGO]
[SEASONS LOGO] [CLASSICS LOGO]       [CYFRA + LOGO] [CANALDIGITAL LOGO]
               [PLANETE LOGO]
----------------------------------   ------------------------------------------

                                                        [VIVENDI UNIVERSAL LOGO]

[CANAL+ LOGO]
                                                                PAY TELEVISION
                                                    THE CANAL+ GROUP IDENTITY


--------------------------------------------------------------------------------
PREMIUM                  +       THEMATIC           +      PLATFORM
--------------------------------------------------------------------------------
 BLOCKBUSTER MOVIES             CINEMA
      SPORTS                    SPORTS
 GENERAL ENTERTAINMENT         CHILDREN
      & NEWS                 DOCUMENTARIES
                         GENERAL ENTERTAINMENT
                                 NEWS
                                 MUSIC
--------------------------------------------------------------------------------

[CANAL+ LOGO]             [EUROSPORT.COM LOGO]          [CANAL SATELLITE LOGO]
                          [PLANETE LOGO]
                          [CLASSICS LOGO]
                          [I TELEVISION LOGO]
                          [CANAL JIMMY LOGO]
                          [SEASONS LOGO]
--------------------------------------------------------------------------------
                           INTERNATIONAL COMPARABLES
--------------------------------------------------------------------------------
[HBO + LOGO]              [DISCOVERY CHANNEL LOGO]      [ECHOSTAR LOGO]
[SHOWTIME LOGO]           [NICKELODEON LOGO]            [DIRECTV LOGO]
                          [ESPN LOGO]
                          [TCM LOGO]
--------------------------------------------------------------------------------

                                                        [VIVENDI UNIVERSAL LOGO]

[CANAL+ LOGO]
                                                      A PAN-EUROPEAN FOOTPRINT
                          14 MILLION SUBSCRIPTIONS IN 11 EUROPEAN COUNTRIES...



  ... AND SUBSTANTIAL UPSIDE POTENTIAL REMAINS WITH
A CANAL+ AVERAGE PENETRATION OF 11% OF TV HOMES

--------------------------------                        --------------------------------

BENELUX                                                 NORDIC COUNTRIES
TOTAL TV HOMES:     11.1 MILLION                        TOTAL TV HOMES:     10.4 MILLION
CANAL+ GROUP PENETRATION:     6%          [GRAPIC]      CANAL+ GROUP PENETRATION:     6%
2-YR CAGR:                 10.2%                        2-YR CAGR:                 25.1%
LAUNCH DATE:                1989                        LAUNCH DATE:                1997
--------------------------------                        --------------------------------

--------------------------------                        --------------------------------
FRANCE                                                  POLAND
TOTAL TV HOMES:     22.3 MILLION                        TOTAL TV HOMES:    12.3 MILLION
CANAL+ GROUP PENETRATION:    24%                        CANAL+ GROUP PENETRATION:    3%
2-YR CAGR:                  8.0%                        2-YR CAGR:                62.3%
LAUNCH DATE:                1984                        LAUNCH DATE:               1995
--------------------------------                        --------------------------------

--------------------------------                        --------------------------------
SPAIN                                                   ITALY
TOTAL TV HOMES:     12.3 MILLION                        TOTAL TV HOMES:    20.6 MILLION
CANAL+ GROUP PENETRATION:    15%                        CANAL+ GROUP PENETRATION:    7%
2-YR CAGR:                 22.3%                        2-YR CAGR:                38.4%
LAUNCH DATE:                1990                        LAUNCH DATE:               1997
--------------------------------                        --------------------------------


                --------------------------------
                AFRICA
                2-YR CAGR:                 11.8%
                LAUNCH DATE:                1991
                --------------------------------

                                                        [VIVENDI UNIVERSAL LOGO]

[CANAL+ LOGO]
                                                       US/EUROPEAN MEDIA WORLDS

                                          CANAL+ OPERATES IN A SIZEABLE MARKET.
              EUROPE'S LOW CABLE PENETRATION CREATES A SOLID LEADERSHIP POSITION

(99 YEAR END)        TOTAL            PAY TV           CABLE         SATELLITE          OVER-THE-AIR
                     TVHH           PENETRATION     PENETRATION     PENETRATION          PENETRATION
                     (MIL)              %
                                                              (AS A % OF TOTAL TVHH)
CANAL+ MARKETS
--------------
FRANCE               22.3              36              13              10                    13

ITALY                20.6              10               1               6                     3

SPAIN                12.3              20               2              10                     8

BENELUX              11.1              90              90

POLAND               12.3              36              34               2

NORDIC COUNTRIES     10.4              56              51               5

COMBINED             87.3              37              26               6                     5
--------
CANAL+ MARKETS
--------------
USA                  99.4              78              67              10                     1

UK                   23.9              32              13              17                     2

GERMANY              33.4              64              61               3

                                                        [VIVENDI UNIVERSAL LOGO]

[CANAL+ LOGO]
                                                       A GROWING SUBSCRIBER BASE

                                OVER 14 MILLION SUBSCRIPTIONS AS OF 30 JUNE 2000

(SUBSCRIPTIONS IN '000s)
                      [BAR GRAPH]

CAGR: 15.5%
1993            5,737
1994            6,407
1995            7,269
1996            8,214
1997            9,479
1998           11,618
1999           13,628

                                                        [VIVENDI UNIVERSAL LOGO]

[CANAL+ LOGO]
                                                 CANAL+'S LOYAL SUBSCRIBER BASE:
                                                        LOWEST CHURN IN INDUSTRY

- 7 YEARS average subscription duration
  (11 years in France)
              [BAR GRAPH]

DIRECTV (US)            18.9%
ECHOSTAR (US)             15%
CANAL+ (EUROPE)         14.4%
BSKYB (UK)              10.5%
CANAL+ (FRANCE)          8.8%


SOURCES: COMPANY AND EQUITY RESEARCH DATA
                                                        [VIVENDI UNIVERSAL LOGO]

[CANAL+ LOGO]
                                                              DIGITAL SUBSCRIBER
                                                  GROWTH:+137% P.A. SINCE LAUNCH
                             4.5 million digital subscribers as of June 30, 2000


International
France
            [Bar Graph]

1996                     220
1997                   1,226
1998                   2,543
1999                   4,023
JUNE 2000              4,491

                                                        [VIVENDI UNIVERSAL LOGO]

[CANAL+ LOGO]                                            STRONG ARPU LEVERAGE...
                                          Average Monthly Revenue Per Subscriber


 ...RESULTING FROM A MUCH LARGER PROGRAM AND SERVICES OFFERING ON DIGITAL COMPARED TO ANALOGUE


                        EURO 28                 EURO 46
                        PREMIUM                 PAY-PER-VIEW
                                                BASIC
                                                PREMIUM




                        ANALOGUE                DIGITAL


                                                        [VIVENDI UNIVERSAL LOGO]

[CANAL + LOGO]
                          AN ORGANISATION POSITIONED
                    ACROSS THE ENTIRE MEDIA VALUE CHAIN...


 ...GENERATING INTEGRATION BENEFITS AND STRENGTHENING EACH VERTICAL

 PRODUCTION                                                                                    DIGITAL TV
 AND LIBRARIES                  PAY-TV                            INTERNET                     TECHNOLOGY
-    StudioCanal                -    Largest European             -    CanalNumedia            -    CANAL+ Technologies
                                     pay-TV operator
-    5,600 movies                                                 -    Partners with           -    7 million STBs deployed
                                -    11 countries and platforms        Vizzavi and Vnet
-    6,000 TV hours                                                                            -    Active in Europe,
                                -    Over 10 million              -    Over 30 web sites            US and Asia
-    2nd library in Europe           subscribers/
                                     Over 14 million
                                     subscriptions

                                                        [VIVENDI UNIVERSAL LOGO]

[CANAL+ LOGO]

                                          INTERNET: PARTNERING
                                          WITH VIVENDINET TO EXPORT ON THE
                                          WEB ALL OF CANAL+'S CONTENT AND BRANDS

     CONTENT SOURCING                WEB PACKAGING OF      MULTI FORMATING FOR
                                     BRANDED THEMATHIC     MULTI DISTRIBUTION
                                     PORTALS/SITES
-    TV Channels                     -    Sports           -    PC

-    Rights Acquisition
                                     -    Movies           -    TV
-    Events

-    Co-productions & partnerships   -    Y-Generation     -    PDA

-    Databases
                                     -    Channels         -    WAP/UMTS

                                                     [VIVENDI UNIVERSAL LOGO]

[CANAL+ LOGO]

                                         TECHNOLOGY

                                         A MAJOR PLAYER IN DIGITAL TECHNOLOGY

                                                                                 INTERACTIVE
     SYSTEM                                                                      APPLICATIONS AND
     DEVELOPMENT                        INTEGRATION                              RELATED BACK-OFFICE

 -   Conditional Access                 -    Digital Broadcast Center            -    Development of applications
     Software:                               Installation and Support
     MEDIAGUARD                                                                  -    Authoring Tools for third
                                             -    Cable                               parties (Europe, US, Asia)
 -   Interactive TV Software:
     MEDIAHIGHWAY                            -    Satellite                     --    Software houses

--   Set-top box                             -    Terrestrial                   --    Operators and channels
     manufacturers
                                        --   More than 20 network
                                             operators worldwide

               -    7 Million STBs deployed

               -    13 countries in operation

               -    Half of the customers outside the Group including:

                         ONDigital (UK)         ZEE TV (India)

                                    MediaOne (USA)


                                                        [VIVENDI UNIVERSAL LOGO]

[CANAL + LOGO]
                                                           A EUROPEAN FOCUS
                                                           IN ALL OUR BUSINESSES

                                                       NORDIC
                     FRANCE      ITALY      SPAIN      REGION      BENELUX      POLAND      OTHERS
                     ------------------------------------------------------------------------------
    PRODUCTION         X           X          X          X            X           X           X
  AND LIBRARIES
                     ------------------------------------------------------------------------------

      PAY-TV           X           X          X          X            X           X           X

                     ------------------------------------------------------------------------------

     INTERNET          X           X          X          X            X           X           X

                     ------------------------------------------------------------------------------

    TECHNOLOGY         X           X          X          X            X           X           X

                     ------------------------------------------------------------------------------


                                                  [VIVENDI UNIVERSAL LOGO]

[CANAL+ LOGO]
                                                                          AGENDA

-    CANAL+ GROUP

     -    THE CANAL+ BUSINESSES

     -    KEY FINANCIALS

-  UNIVERSAL STUDIOS GROUP

-  VIVENDI UNIVERSAL'S TV AND FILMS DIVISION

                                                        [VIVENDI UNIVERSAL LOGO]

[CANAL+ LOGO]
                                                           CONSOLIDATED REVENUES
                                                             BY BUSINESS SEGMENT

                                                       TOTAL 1999 = EURO 3,291 m
       [RING CHART]

FRANCE                  64%

INTERNATIONAL           23%
                        ---
PAY TV                  87%

PRODUCTION AND
RIGHTS LIBRARY          11%

OTHER ACTIVITIES         2%


                                                        [VIVENDI UNIVERSAL LOGO]

[CANAL+ LOGO]
                                                                          EBITDA
                                                             BY BUSINESS SEGMENT

                                                         TOTAL 1999 = EURO 423 m

             [BAR GRAPH]

PAY TELEVISION
FRANCE                  EURO  400 m

PAY TELEVISION
INTERNATIONAL           EURO (157)m

PRODUCTION AND
RIGHTS LIBRARY          EURO  178 m

OTHER ACTIVITIES        EURO    2 m


                                                        [VIVENDI UNIVERSAL LOGO]

[CANAL+ LOGO]
                                                                         TELE+ :
                                                         STRONG UPSIDE POTENTIAL

                    STILL IN THE EARLY STAGE OF THE J CURVE OF THE PAY TV MODEL

M EURO

[BAR CHART]

          [Graph shows revenues increasing
           from $690 million in 2000 through 2003
           and variable and fixed costs growing
           at slower rate over same period]

[BAR CHART]

          [Graph shows subscriptions growing from
           2,700,000 in 2000 through 2003 and
           EBITDA increasing from (euro) - 180 million in 2000 to a positive number in 2003]


-    THE BOTTOM OF THE J CURVE HIT IN 2000

-    BEGINNING OF THE UPSWING IN 2001

-    BREAKEVEN IN 2003

                                                        [VIVENDI UNIVERSAL LOGO]

[CANAL+ LOGO]
                                                   PROGRAMMING COSTS CONTAINMENT

-    Output deals in 11 European countries with 3 to 6 of the 7 US major studios

- Agreements with the main sports federations (soccer, basketball, boxing, rugby) in 11 European countries

                                                        [VIVENDI UNIVERSAL LOGO]

[CANAL+ LOGO]
                                                            PROJECTED FINANCIALS

                                               2000E
-------------------------------------------------------------

Individual subscriptions (in thousands)
FRANCE                                           7.0
INTERNATIONAL                                    8.2
-------------------------------------------------------------
(EURO millions)
REVENUES                                        3,650
-------------------------------------------------------------
EBITDA                                            420
-------------------------------------------------------------
CAPEX                                             740
-------------------------------------------------------------

                                                        [VIVENDI UNIVERSAL LOGO]

[CANAL+ LOGO]
                                                         NON CONSOLIDATED ASSETS

------------------------------------------------------------------------------------------------------------------------
                                              OWNERSHIP       SUBSCRIPTIONS             1999             1999
                                                                                      REVENUES          EBITDA
------------------------------------------------------------------------------------------------------------------------
PAY-TV                                        (30/6/00)        (30/6/00)                EURO             EURO
                                                                                      MILLIONS         MILLIONS
------------------------------------------------------------------------------------------------------------------------
NORDIC                  CANAL DIGITAL            50%           0.33M               EURO 67 MIL              EURO -29 MIL

SPAIN                   SOGECABLE                21%           1.79                    491                        66

                        PREMIUM                  18%           0.90                    254                       -20

                        SOGECABLE

                        SATELLITE

POLAND                  TKP                      33%           0.39                     44                       -18

                        CYFRA+                   33%           0.29                      6                       -19
------------------------------------------------------------------------------------------------------------------------
THEMATIC
------------------------------------------------------------------------------------------------------------------------
EUROSPORT               FRANCE                   39%           4.0                      22                         3
                        INTERNATIONAL            50%           32.1                    153                        14

MULTITHEMATIQUES                                 27%           18.1                    118                       -19
------------------------------------------------------------------------------------------------------------------------
TV
PROGRAMS
------------------------------------------------------------------------------------------------------------------------
EXPAND                                           29%             -                      77*                       36*
------------------------------------------------------------------------------------------------------------------------
INTERNET
------------------------------------------------------------------------------------------------------------------------
CANEL                                            50%             -                       2*                      -16*
NUMEDIA
------------------------------------------------------------------------------------------------------------------------

* Figures for first half 2000

                                                        [VIVENDI UNIVERSAL LOGO]

[CANAL+ LOGO]                                               KEY BUSINESS DRIVERS


                                                      Quality of Product
                      Subscriber Base
Revenue                   Base            ====>       Strength of Brand
Growth         ====>
                          ARPU            ====>   Analogue/Digital Conversion

                                                     Interactive Services

                                                  Own-production/Coproduction

   Cost                 Programming       ====>          Acquisitions
Containment    ====>
                        Subscriber        ====>        Churn Management
                        Acquisition
                                                         Competition



                                                        [VIVENDI UNIVERSAL LOGO]

[CANAL+ LOGO]
                                                     KEY TRENDS FOR CANAL+ GROUP


-  SUSTAINED GROWTH AND IMPROVING PROFITABILITY FOR THE COMING YEARS

-  CASH FLOW BREAK-EVEN EXPECTED IN 2002

--------------------------------------------------------------------------------
                                                        2000-02 CAGR
--------------------------------------------------------------------------------
SUBSCRIPTIONS                                                10%
--------------------------------------------------------------------------------
REVENUES                                                     >10%
--------------------------------------------------------------------------------
EBITDA                                                    35% to 40%
--------------------------------------------------------------------------------

                                                        [VIVENDI UNIVERSAL LOGO]

[CANAL+ LOGO]
                                                                          AGENDA

-    CANAL+ GROUP

     -    THE CANAL+ BUSINESSES

     -    KEY FINANCIALS

-    UNIVERSAL STUDIOS GROUP

-    VIVENDI UNIVERSAL'S TV AND FILMS DIVISION

                                                        [VIVENDI UNIVERSAL LOGO]

[CANAL+ LOGO]
                                                                          AGENDA

-    CANAL+ GROUP

     -    THE CANAL+ BUSINESSES

     -    KEY FINANCIALS

-    UNIVERSAL STUDIOS GROUP

-    VIVENDI UNIVERSAL'S TV AND FILMS DIVISION

                                                        [VIVENDI UNIVERSAL LOGO]

[CANAL+ LOGO]
                                                 CANAL+/UNIVERSAL: A NATURAL FIT


-    50% OF STUDIO REVENUES ARE GENERATED BY TV CHANNELS

-    40% OF TOTAL CHANNEL PROGRAMMING CONSISTS OF MOVIES


[UNIVERSAL LOGO]          PRODUCTION/}        PACKAGING}
                          DISTRIBUTION
                          PROGRAMS   }        CHANNELS }
                                     }
                                     }
                                     }
--------------------------------------------------------------------------------
[CANAL+lOGO]              PRODUCTION/         PACKAGING        DISTRIBUTION
                          DISTRIBUTION}       CHANNELS }       PLATFORMS
                          PROGRAMS    }                }
                                                       }
                                                       }
                                                       }
                                                        [VIVENDI UNIVERSAL LOGO]

[CANAL+ LOGO]
                                                      EXAMPLE: THEMATIC CHANNELS
                                                      A COMPLEMENTARY FOOTPRINTS
                                         WITH POTENTIAL FOR GEOGRAPHIC EXPANSION

                     OVER 43 MILLION TV HOUSEHOLDS RECEIVE
                     CANAL+ AND UNIVERSAL THEMATIC CHANNELS

                               [CANAL+ GROUP LOGO]           [UNIVERSAL LOGO]
FRANCE                                 X                              X

ITALY                                  X                              X

SPAIN                                  X                              X

BENELUX                                X

NORDIC REGION                          X

POLAND                                 X

GERMANY                                X                               X

U.K.                                                                   X

LATIN AMERICA                                                          X

                                                        [VIVENDI UNIVERSAL LOGO]

[CANAL+ LOGO]
                                                 EXAMPLE: A POWERFUL COMBINATION
                                                             OF RIGHTS LIBRARIES


                [STUDIO CANAL LOGO]                    [UNIVERSAL LOGO]

NUMBER OF TITLES        5,600                            4,000
                                        +
      TV HOURS          6,000                            24,000

                        FILM LIBRARY BY COUNTRY OR ORIGIN

US                                   54%

EUROPE                               45%

OTHER                                 1%


                                                        [VIVENDI UNIVERSAL LOGO]

[CANAL+ LOGO]
                                                   CANAL+/UNIVERSAL: INTEGRATION
                                              TO FUEL THE PAY-TV VIRTUOUS CIRCLE


                                SUBSCRIBER BASE
         [ARROW GRAPHIC]        AND ARPU GROWTH
                                                             [ARROW GRAPHIC]

INCREASE CUSTOMER
INTEREST FOR
CANAL+/UNIVERSAL                                        REVENUE GROWTH
PRODUCTS AND
SERVICES



                                 DEVELOPMENT OF
       [ARROW GRAPHIC]            CONTENT, NEW
                                  PRODUCTS AND                [ARROW GRAPHIC]
                              INTERACTIVE SERVICES


                                                        [VIVENDI UNIVERSAL LOGO]

[CANAL+ LOGO]
                                                   CANAL+/UNIVERSAL: INTEGRATION
                                              FOR EFFICIENCY AND RATIONALISATION

OPERATING COSTS                    PURCHASING                IT                  OVERHEADS
   EXAMPLES                         EXAMPLES              EXAMPLES               EXAMPLES
Acquisitions: centralize           - DVD, VHS             - data center          - Overlap VU/
program acquisitions teams                                                         CANAL+ Group
and align strategies               - magazines            - WAN
                                                                                 - Overlap CANAL+/
Technical operations:                                     - PC                     Universal
consolidate broadcast and          - print
TV "back-office" functions,                               - SAP                  - global reengineering
centralise sourcing of                                                             of systems processes
materials (film,                   - marketing            - application            and support
processing...), merge rights                                                       functions
and royalty management             - travel               developments

Distribution: consolidate          - fleet
video and film distribution
efforts

Technology costs: use CANAL+
Technologies for Universal's
development in content
control and digital rights
management

Internet development costs:
sharing investments in content,
developing B-to-B extranet
using Universal model,
leverage CANAL+'s web
development infrastructures


                                                        [VIVENDI UNIVERSAL LOGO]

[CANAL+ LOGO]
                                                   CANAL+/UNIVERSAL: INTEGRATION
                                              FOR EFFICIENCY AND RATIONALISATION


OPERATING               PURCHASING              I.T.            OVERHEADS
  COSTS
                            [ARROW GRAPHIC]     [ARROW GRAPHIC]


[ARROW GRAPHIC]           COST SAVINGS OF EURO 60-80          [ARROW GRAPHIC]
                             MILLION P.A. OVER THE
                                NEXT THREE YEARS

                                                        [VIVENDI UNIVERSAL LOGO]

[CANAL+ LOGO]
                                           CANAL+/UNIVERSAL: INCREASING REVENUES
                                                     THROUGH CROSS-FERTILISATION

INCREASE EXISTING                                   "IN-HOUSE" INTEGRATION OF
REVENUE STREAMS                                      EXTERNALISED FUNCTIONS
    EXAMPLES                                                 EXAMPLES
    --------                                                 --------
- Broadcasting: launch and                         - Studio: Universal Pictures
  promote USG channels across all                    International Video to
  CANAL+ platforms                                   manage all CANAL+/USG
                                                     video distribution
- Studio: cross promote all USG
  films, videos, and products across               - Internet: CANAL NUMEDIA
  CANAL+ subscriber base and                         to develop all USG web
  media platforms (channels,                         sites
  magazines...)

- Internet: develop e-commerce of
  all CANAL+ and USG products
  across all CANAL+ and USG
  portals (ex. virtual theme park)


                                                        [VIVENDI UNIVERSAL LOGO]

[CANAL+ LOGO]
                                                    CANAL+/UNIVERSAL: INCREASING
                                            REVENUES THROUGH CROSS-FERTILISATION




        ENHANCING                                       IN-HOUSE
        EXISTING                                     INTEGRATION OF
        REVENUES                                      EXTERNALISED
                                                        FUNCTIONS

              [ARROW GRAPHIC]                               [ARROW GRAPHIC]


                 REVENUE INCREASES ESTIMATED AT AROUND
                EURO 450 MILLION P.A. OVER THE NEXT FEW
                 YEARS GIVING AN EBITDA IMPACT IN THE
                      RANGE OF EURO 50 MILLION

                                                        [VIVENDI UNIVERSAL LOGO]

[CANAL+ LOGO]
                                                  CANAL+/UNIVERSAL: CREATING NEW
                                              BUSINESSES AND NEW REVENUE STREAMS



                   EXAMPLE: CREATING A LEADING VIDEO ON DEMAND OPERATOR

       CONTENT                 TECHNOLOGY                 DISTRIBUTION              A LEADING VOD
                                                                                       OPERATOR
--------------------      ---------------------------     -----------------     --------------------------
[STUDIO CANAL LOGO]                                       [VIZZAVI LOGO]       - IN 2005, BROADBAND
 [UNIVERSAL LOGO]         [CANAL+ TECHNOLOGIES LOGO]                             PENETRATION ESTIMATED
 [HYPNOTIC LOGO]                                                                  AT 20-30% OF EUROPEAN
                          - ACCESS CONTROL                  CANAL+ AND            TV HOMES AND 35% IN THE
- LIBRARY OF 9,600        - INTERACTIVE                    USG WEBSITES           US; TOTAL VOD MARKET
  MOVIES                    APPLICATIONS                                          POTENTIAL OF $2.2 BN

- APPROX. 40 NEW                                                                - POTENTIAL MARKET
  FILMS P.A. FROM                                                                 SHARE OF 15-20% IN
  WHICH 10 TO 15                                                                  EUROPE FOR CANAL+/
  EUROPEAN FILMS                                                                  UNIVERSAL'S VOD
                                                                                  PLATFORM
- SHORT FILMS                                                                   --------------------------
  LIBRARY
--------------------      ---------------------------     -----------------

                                                        [VIVENDI UNIVERSAL LOGO]

[CANAL+ LOGO]                                         CANAL+/UNIVERSAL: CREATING
                                                                  NEW BUSINESSES


       EXAMPLE: CREATING A LEADING MOVIE PORTAL FOR PROFESSIONALS AND CONSUMERS


      CONTENT                  SERVICES                       DISTRIBUTION      A LEADING MOVIE
                                                                                     PORTAL

--------------------         ---------------------------      ---------------
[STUDIO CANAL LOGO]                                                            - A UNIQUE
 [UNIVERSAL LOGO]            [CANAL+ TECHNOLOGIES LOGO]          CANAL+ AND       PROMOTION AND
                                                                 USG              SALES PLATFORM FOR
                                                                 WEBSITES         CANAL+/USG AND
                                                                                  VIVENDI UNIVERSAL
- ONE OF THE                 ALLOCINE.FR                                          (UMG OR HAVAS)
  WORLD'S MOST                                                                    MEDIA PRODUCTS:
  EXTENSIVE                  TICKETMASTER                                         FILMS, VIDEOS,
  AUDIOVISUAL                                                                     DVDS, CDS...
  RIGHTS
  DATABASES                                                                     - 3-YEAR TARGET OF 4
  WORLDWIDE                                                                       TO 5 MILLION
                                                                                  VISITORS IN EUROPE
--------------------         ---------------------------      ---------------

                                                        [VIVENDI UNIVERSAL LOGO]

[CANAL+ LOGO]
                                                               CANAL+/UNIVERSAL:
                                                           EXTENDING NEW MARKETS




VOD/PORTAL

                                 [MAP GRAPHIC]

                                 [CANAL+ LOGO]

                               [UNIVERSAL LOGO]

                         [Graphic showing arrows              VOD/PORTAL
                          pointing to Great Britain
                          and Germany]                  [VIVENDI UNIVERSAL LOGO]

[CANAL+ LOGO]
                                             INTEGRATION INTO VIVENDI UNIVERSAL:
                                                   THE MEDIA CROSS FERTILIZATION


- EXCHANGING CONTENT IS A KEY DRIVER OF REVENUE SYNERGIES


          [DOUBLE ARROW GRAPHIC]                  [DOUBLE ARROW GRAPHIC]

                                        MUSIC

                                   [ARROW GRAPHIC]

                                      CD SALES
                PPV FEES              MOVIE SOUNDTRACKS
[ARROW GRAPHIC] TV                                ENTRANCE TICKETS              THEME
TV AND          SUBSCRIPTIONS           REVENUE   MERCHANDISING [ARROW GRAPHIC] PARKS
FILMS           RIGHTS                  STREAMS
                ENTRANCE TICKET

                        SALES OF SPECIALIZED            ADVERTISING
                        MAGAZINES
                        SALES OF VIDEO GAMES      [ARROW GRAPHIC]
                         [ARROW GRAPHIC]

[DOUBLE ARROW GRAPHIC]                                         [DOUBLE ARROW GRAPHIC]

      PUBLISHING &                                             INTERNET
      ENTERTAINMENT

                             [DOUBLE ARROW GRAPHIC]


                                                        [VIVENDI UNIVERSAL LOGO]

[CANAL+ LOGO]

CANAL+/UNIVERSAL NEW DISTRIBUTION TOOLS [VOD, VERTICAL PORTAL,...] TOGETHER WITH NEW GENERATION OF SET TOP BOXES WILL GENERATE VALUE ENHANCING SYNERGIES.

                                                        [VIVENDI UNIVERSAL LOGO]

[CANAL+ LOGO]
                                            TODAY, EXISTING INTERACTIVE SERVICES
                                                     ALREADY ATTRACT SUBSCRIBERS


- 90 % OF SUBSCRIBERS USE INTERACTIVE SERVICES

- 66 % OF SUBSCRIBERS CONNECT THEIR SET-TOP-BOXES TO THE PHONE NETWORK

- 10 MILLION VISITS A MONTH TO THE INTERACTIVE WEATHER SERVICE

- 2.2 MILLION GAMERS A MONTH

- 1 MILLION PPV ORDERS A MONTH

- UP TO 25 BOUTIQUES OFFERED IN THE VIRTUAL MALL BEFORE THE END OF THE YEAR

- 25,000 BETTING ACCOUNTS ON HORSE RACES OPENED SINCE THE LAUNCH OF THE SERVICE (MID-APRIL 2000)

                                                        [VIVENDI UNIVERSAL LOGO]

[CANAL+ LOGO]
                                               TOMORROW'S SET TOP BOX:A CATALYST
                                          OF CONVERGENCE BETWEEN TV AND INTERNET


---------------------------                         ----------------------------------
       Specifications                                          Display
-------------------------------                     ----------------------------------
-  2 input tuners                                       -  PC-type graphics

-  Hard disk drive (30 Go)                              -  High-quality TV(picture and
                                                           sound)
-  Extended Memory (56 Mb)
                                                        -  Simultaneous display of
-  High-speed modem (56 K)                                 graphics and video
-------------------------------
                                                        -  5 graphics panels:
                                                           background, still-picture,
                                                           video, graphic and cursor
                                                    ----------------------------------

[PHOTOS OF SET TOP BOX, REMOTE CONTROL AND KEY BOARD AND VISA/AMERICAN EXPRESS LOGOS]


                                                    ----------------------------------
                                                              Capabilities
                                                    ----------------------------------
                                                        -  Virtual Video on demand
------------------------------
      Connectivity                                      -  Audio recording and replay
------------------------------
-  PC and all peripherals                               -  Time shifting/VCR
   (printer, scanner, camera)
                                                        -  Copyright protection
-  Video and audio peripherals
   (DVD, MP3, camcorders...)at                          -  Interactive services
   high speed
                                                        -  Web access and navigation
-  ADSL Modem
------------------------------                          -  Secured payment

                                                        -  Video games
                                                    ----------------------------------


                                                        [VIVENDI UNIVERSAL LOGO]

[CANAL+ LOGO]
                                                             NEW REVENUE STREAMS
                                                            FUELLING ARPU GROWTH


--------------------------- ------------------------------------------------------
                                -  Advertising banners
    Advertising                 -  Transaction fees on purchase leads
                                -  Share of telephone airtime
--------------------------- ------------------------------------------------------
                                -  Revenues from purchases
   E-Commerce                   -  Transaction fees (banking, betting...)
                                -  Share of telephone airtime
--------------------------- ------------------------------------------------------
     Audio,                     -  Fees per program
  VOD and Gaming                -  Usage time fees (network gaming)
                                -  Share of telephone airtime
--------------------------- ------------------------------------------------------
                                - Incremental and monthly fees for access to some
  Subscriptions                   interactive or Personal Video Recording services

--------------------------- ------------------------------------------------------
                                -  Wholesale
                                -  Retail
     Consumer                       -  PVRs
    Appliances                      -  Gaming consoles
                                -  Interactive applications
--------------------------- ------------------------------------------------------

                                                        [VIVENDI UNIVERSAL LOGO]

[CANAL+ LOGO]
                                                           STRONG ARPU POTENTIAL

- REVENUES GENERATED FROM WALLED GARDEN AND THROUGH VIZZAVI SERVICES AND PRODUCTS AVAILABLE ON THE G2 SET TOP BOXES, ESTIMATED AT AN ADDITIONAL EURO 10-EURO 30 PER USER PER MONTH




                                               A RANGE OF 56 EURO TO 76 EURO

EURO 28                 EURO 46

PREMIUM                 PAY-PER-VIEW                   G2
ANALOGUE                BASIC                          PAY-PER-VIEW
                        PREMIUM                        BASIC
                        DIGITAL                        PREMIUM
                                                       MULTISERVICE

                                                        [VIVENDI UNIVERSAL LOGO]

[CANAL+ LOGO]
                                             INTEGRATION INTO VIVENDI UNIVERSAL:
                                                    INCREASING EXISTING REVENUES



--------------------    --------------------   ---------------  ------------------------
Multimedia                                                      Multi
publishing              In-house                Cross           products
and Licensing           talent pool             Promotion       Multi
                                                                distribution
--------------------    --------------------   ---------------  ------------------------
      Movie               Music artists           Music               Shelf space
 [ARROW GRAPHIC]         [ARROW GRAPHIC]   [DOUBLE ARROW GRAPHIC] (Music, Film, Sports)
   Soundtrack             Film production         Sports             [ARROW GRAPHIC]
 [ARROW GRAPHIC]       ------------------- [DOUBLE ARROW GRAPHIC]       VIZZAVI
      Game                                       Programming                +
 [ARROW GRAPHIC]            Animated             and assets           G2 Set Top Box
   Marchandising           Characters          ---------------       (downloading and
 [ARROW GRAPHIC]                                Music, TV and           storage)
New Park attractions      [ARROW GRAPHIC]       Films Content              +

(ex the Gladiator,           Games          [DOUBLE ARROW GRAPHIC]     Sub Magazine
  Jurassic Park)          [ARROW GRAPHIC]        TV theaters
--------------------        Prints                     +           -----------------------
  Coordination            [ARROW GRAPHIC]             Web          Multi product retailors
licensing for all          Theme Park                  +             (Packaging offers)
      media                                          Print
                                                       +
                                                     Parks
--------------------    --------------------     --------------    ------------------------

                                                        [VIVENDI UNIVERSAL LOGO]

{CANAL+ LOGO]
                                             INTEGRATION INTO VIVENDI UNIVERSAL:
                                                     NEW REVENUES AND BUSINESSES



--------------------------------    -----------------------------------  ---------------------------------------

      Customer loyalty                         International                         New products
                                                expansion                           and services
--------------------------------    -----------------------------------  ---------------------------------------

--------------------------------    -----------------------------------  ---------------------------------------
                                     -  Export portals and ticketing         -  Virtual theme parks and
-  Group wide program (clubs            concepts                                Studios
   foot, music, student)                (Allo Cine-Movie - Sport)               (games, Education, Picture)
                                           [ARROW GRAPHIC]                      [ARROW GRAPHIC]
-  In-house products as                    ---------------------                --------------------------------
   rewards                                     Europe + US                                 Web
   (CD - DVD)                              ---------------------                --------------------------------
                                     -  Export Farm Club                     -  Music, sports, games...
-  Card Program                         Concept
   (Sub + ticketing)                    (Canal+ VIZZAVI)
                                                                                [ARROW GRAPHIC]
-  Escalating discount for                  [ARROW GRAPHIC]                     --------------------------------
   multiple product                        ---------------------                        E commerce
                                                 Europe                         --------------------------------
                                           ---------------------               (Vizzavi+ Canalsat + canalplus.fr)
                                     -  Marchandising
   Low churn rate close to                                                      ---------------------------------------
   CANAL+ level                             [ARROW GRAPHIC]
--------------------------------          ---------------------

                                               Europe + US
                                           ---------------------

                                    -----------------------------------

                                                        [VIVENDI UNIVERSAL LOGO]

[CANAL+ LOGO]
                                                        AN INTEGRATED COMPANY...

 ...bringing together the best of two worlds and spanning 4 businesses

                             -----------------------
                                Vivendi-Universal
                                TV/Film Division
                             -----------------------



--------------------  -------------------  -----------------------  ----------------------------
Production/library         PAY TV                Internet                    Technology
--------------------  -------------------  -----------------------  ----------------------------

[UNIVERSAL LOGO]       [13TH STREET LOGO]  [UNIVERSALONLINE*COM LOGO]
                       [STUDIO UNIVERSAL
                             LOGO]
                       [SCI-FI LOGO]
------------------------------------------------------------------------------------------------

[STUDIO CANAL LOGO]    [CANAL+ LOGO]         [CANAL NUMEDIA LOGO]         [CANAL+ TECHNOLOGIES LOGO]
                       [CLASSICS LOGO]
                       [I TELEVISION LOGO]
                       [SEASONS LOGO]
                       [PLANETE LOGO]
                       [CANAL JIMMY LOGO]


                                                        [VIVENDI UNIVERSAL LOGO]

                                     # # #

[UNIVERSAL LOGO]                   RON MEYER



                            UNIVERSAL STUDIOS GROUP

                                                        [VIVENDI UNIVERSAL LOGO]

[UNIVERSAL LOGO]
                                                     IMPORTANT LEGAL DISCLAIMER

- THESE DOCUMENTS CONTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE BASED ON MANAGEMENT'S CURRENT EXPECTATIONS OR BELIEFS AND ARE SUBJECT TO A NUMBER OF FACTORS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS. THE FORWARD-LOOKING STATEMENTS CONTAINED IN THESE DOCUMENTS ADDRESS THE FOLLOWING SUBJECTS:
       EXPECTED DATE OF CLOSING THE MERGER; FUTURE FINANCIAL AND OPERATING RESULTS; AND TIMING AND BENEFITS OF THE MERGER. THE FOLLOWING FACTORS, AMONG OTHERS, COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS: THE RISK THAT THE VIVENDI, CANAL+'S AND SEAGRAM'S BUSINESSES WILL NOT BE INTEGRATED SUCCESSFULLY; COSTS RELATED TO THE MERGER; FAILURE OF THE VIVENDI, CANAL+ OR SEAGRAM'S STOCKHOLDERS TO APPROVE THE MERGER; INABILITY TO FURTHER IDENTIFY, DEVELOP AND ACHIEVE SUCCESS FOR NEW PRODUCTS, SERVICES AND TECHNOLOGIES; INCREASED COMPETITION AND ITS EFFECT ON PRICING, SPENDING, THIRD-PARTY RELATIONSHIPS AND REVENUES; INABILITY TO ESTABLISH AND MAINTAIN RELATIONSHIPS WITH COMMERCE, ADVERTISING, MARKETING, TECHNOLOGY, AND CONTENT PROVIDERS. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE BUSINESS COMBINATION TRANSACTION REFERENCED IN THE FOREGOING INFORMATION, WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. THE JOINT PROXY STATEMENT/PROSPECTUS WILL BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BY VIVENDI, CANAL+ AND SEAGRAM. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THE JOINT PROXY STATEMENT/PROSPECTUS (WHEN IT IS AVAILABLE) AND OTHER DOCUMENTS FILED BY VIVENDI, CANAL+ AND SEAGRAM WITH THE COMMISSION AT THE COMMISSION'S WEB SITE AT WWW.SEC.GOV. THE JOINT PROXY STATEMENT/PROSPECTUS AND THESE OTHER DOCUMENTS MAY ALSO BE OBTAINED FOR FREE FROM VIVENDI, CANAL+ AND SEAGRAM. INFORMATION REGARDING THE PARTICIPANTS IN THE PROXY SOLICITATION AND A DESCRIPTION OF THEIR DIRECT AND INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE, IS CONTAINED IN THE JOINT PRESS RELEASE RELATING TO THE TRANSACTION FILED WITH THE COMMISSION BY EACH OF VIVENDI AND SEAGRAM, ON JUNE 20, 2000.

                                                        [VIVENDI UNIVERSAL LOGO]

[UNIVERSAL LOGO]                                         UNIVERSAL STUDIOS GROUP



                             UNIVERSAL STUDIOS GROUP
                             -----------------------


          2000 CONSOLIDATED REVENUE     4.6
          2000 CONSOLIDATED EBITDA      0.3

[BAR CHART]

(#'S = EUROS, BILLIONS)

                                                        [VIVENDI UNIVERSAL LOGO]

[UNIVERSAL LOGO]                                         UNIVERSAL STUDIOS GROUP


                             UNIVERSAL STUDIOS GROUP
                               CAGRS 2000 - 2002
                               -----------------

               CONSOLIDATED REVENUE          7%
               CONSOLIDATED EBITDA          >10%

[BAR CHART]

                                                        [VIVENDI UNIVERSAL LOGO]

[UNIVERSAL LOGO]                                         UNIVERSAL STUDIOS GROUP


                                   THEME PARKS
                                CAGR 2000 - 2002

                    ATTRIBUTED REVENUE      ATTRIBUTED EBITDA
THEME PARKS                 16%                     27%

[BAR CHART]

                                                        [VIVENDI UNIVERSAL LOGO]

                                     # # #

                               [UNIVERSAL LOGO]

                           IMPORTANT LEGAL DISCLAIMER


- These documents contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements contained in these documents address the following subjects: expected date of closing the merger; future financial and operating results; and timing and benefits of the merger. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the risk that the Vivendi, Canal+'s and Seagram's businesses will not be integrated successfully; costs related to the merger; failure of the Vivendi, Canal+ or Seagram's stockholders to approve the merger; inability to further identify, develop and achieve success for new products, services and technologies; increased competition and its effect on pricing, spending, third-party relationships and revenues; inability to establish and maintain relationships with commerce, advertising, marketing, technology, and content providers. Investors and security holders are urged to read the joint proxy statement/prospectus regarding the business combination transaction referenced in the foregoing information, when it becomes available, because it will contain important information. The joint proxy statement/prospectus will be filed with the Securities and Exchange Commission by Vivendi, Canal+ and Seagram. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus (when it is available) and other documents filed by Vivendi, Canal+ and Seagram with the Commission at the Commission's web site at www.sec.gov. The joint proxy statement/prospectus and these other documents may also be obtained for free from Vivendi, Canal+ and Seagram. Information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the joint press release relating to the transaction filed with the Commission by each of Vivendi and Seagram, on June 20, 2000.




                                                        [VIVENDI UNIVERSAL LOGO]

-----------------------------------------------------
              UNIVERSAL PICTURES                                           WE'RE  NOT  JUST
               IS CREATIVELY AND                                          MANAGING A STUDIO
                     FINANCIALLY                                          WE'RE MANAGING A
                STRONGER THAN IT                                           TURNAROUND STORY
               HAS BEEN IN YEARS
                                                                        YOU MAY HAVE IN MIND
-----------------------------------------------------                    HISTORICAL LOSSES

                                                                         YOU MAY ASSUME WE
                                                                        STILL HAVE OLD STYLE
                                                                        HOLLYWOOD MANAGEMENT



                                                        [VIVENDI UNIVERSAL LOGO]

-------------------------------------------------
            UNIVERSAL PICTURES                                                 THAT IS NO LONGER
             IS CREATIVELY AND                                                   ACCURATE AND IT
                   FINANCIALLY                                                  NO LONGER APPLIES
              STRONGER THAN IT
             HAS BEEN IN YEARS

-------------------------------------------------



                                                        [VIVENDI UNIVERSAL LOGO]


-------------------------------------------------
              UNIVERSAL PICTURES                                             WE HAVE RETURNED TO
               IS CREATIVELY AND                                               PROFITABILITY AND
                     FINANCIALLY                                              EXPECT TO GROW BY
                STRONGER THAN IT                                                STICKING TO A
               HAS BEEN IN YEARS                                               DISCIPLINED PLAN

-------------------------------------------------



                                                        [VIVENDI UNIVERSAL LOGO]

----------------------------------------------------------
          IN ORDER TO IMPROVE                                        TODAY, PROCESS IS EVERYTHING
                OUR FINANCIAL
           RETURNS, WE HAD TO                                        PROCESSES THAT REQUIRE:
           CHANGE THE CULTURE                                        - RIGOR
                 AT UNIVERSAL                                        - ACCOUNTABILITY
                                                                     - DEBATE
----------------------------------------------------------           - FLEXIBILITY
                                                                     - CONSENSUS BUILDING

                                                        [VIVENDI UNIVERSAL LOGO]

-------------------------------------------------

             IN ORDER TO IMPROVE                                     AND WITH OUR
                    OUR FINANCIAL                                   BUSINESS PROCESSES
              RETURNS, WE HAD TO                                      NOW IN PLACE,
              CHANGE THE CULTURE                                    WE'RE CONFIDENT
                    AT UNIVERSAL

                                                                     A CONSISTENT
                                                                  AND PROFITABLE SLATE
                                                                    IS ACHIEVABLE
--------------------------------------------------



                                                        [VIVENDI UNIVERSAL LOGO]


-------------------------------------------------
                                                                SLATE MANAGEMENT

                                                                PROCESS ACCOUNTABLITY
               WE CHANGED
             OUR BUSINESS                                       RISK PROTECTION
          FUNDAMENTALS IN
            4 BASIC AREAS                                       LEVERAGING OPPORTUNITY
------------------------------------------------                   ACROSS DIVISIONS



                      WHICH ENABLES US TO WORK WITHIN THE
                           CORPORATE MANDATE TO LIMIT
                              PRODUCTION SPENDING
                                                        [VIVENDI UNIVERSAL LOGO]


-------------------------------------------------            -------------------------
               WE CHANGED                                        SLATE MANAGEMENT
             OUR BUSINESS                                       PROCESS ACCOUNTABLITY
          FUNDAMENTALS IN                                        RISK PROTECTION
            4 BASIC AREAS                                      LEVERAGING OPPORTUNITY
                                                                  ACROSS DIVISIONS
------------------------------------------------              -------------------------

                               AND TO DEMONSTRATE
                           IMPROVED FINANCIAL RETURNS

                                                        [VIVENDI UNIVERSAL LOGO]

                                     SLATE
                                   MANAGEMENT





                                                        [VIVENDI UNIVERSAL LOGO]

                            UPG PLANS FILMS OVER A 24 MONTH
                             PERIOD WHICH ARE DETERMINED BY

-----------------------        ------------------------            -----------------------
        NUMBER                           GENRE                           DESCRIPTION

     14-16 FILMS                        THRILLER                          TENTPOLE

       PER YEAR                          DRAMA                             EVENT

                                         COMEDY                           PORTFOLIO

                                        ROMANCE

                                    ACTION/ADVENTURE

                                                        [VIVENDI UNIVERSAL LOGO]

-------------------------------------------------------------------------------

THE PLANNING PROCESS PERMITS
ENOUGH DEPTH IN THE PROGRAM TO

- FILL SLOTS WHEN A FILM FAILS TO
COME TOGETHER

- PLAN MULTI-MILLION DOLLAR PROJECTS
IN A SANE AND RESPONSIBLE MANNER

--------------------------------------------------------------------------------


                                                        [VIVENDI UNIVERSAL LOGO]

                --------------------------------------
                             FILM PLANNING
                --------------------------------------

--------------------         2 - 3 PER YEAR     --------------------
[DR. SEUSS'
HOW THE                                           [JURASSIC PARK III
GRINCH                                                GRAPHIC]
STOLE CHRISTMAS!
GRAPHIC]
--------------------                            --------------------
                    [arrow logo]     [arrow logo]

                               TENTPOLE
                                 FILMS

------------------           [arrow logo]        --------------------
  SPECIAL EFFECTS                                       CROSS
     DRIVEN                                          PROMOTABLE
------------------                                -------------------

                        --------------------
                               [THE
                               MUMMY
                              RETURNS
                              GRAPHIC]
                        ---------------------

                                                        [VIVENDI UNIVERSAL LOGO]

                -----------------------------------------------------
                                FILM PLANNING
                -----------------------------------------------------

---------------------                                -----------------------
[MEET THE                                                [THE FAMILY MAN
PARENTS                        4 - 6 PER YEAR                 POSTER]
POSTER]
---------------------                                 ---------------------
                       [arrow logo]   [arrow logo]
                                  EVENT
                                  FILMS

----------------               [arrow logo]                ---------------
     STAR                                                       STORY
    DRIVEN                                                      DRIVEN
----------------                                           ---------------

                              ---------------
                                 [CAPTAIN
                                 CORELLI'S
                                 MANDOLIN
                                 GRAPHIC]
                              ----------------


                                                        [VIVENDI UNIVERSAL LOGO]

             -----------------------------------------------------
                                 FILM PLANNING
             -----------------------------------------------------

---------------------                                -----------------------
[BRING IT ON                                                 [JOSIE
                               4 - 6 PER YEAR            AND THE PUSSYCATS
POSTER]                                                       POSTER]
---------------------                                 ---------------------
                        [arrow logo]   [arrow logo]

                                  SMALLER
                                 PORTFOLIO
                                   FILMS

----------------                                          ---------------
[AMERICAN               [arrow logo]   [arrow logo]           [REDLINE
 PIE                                                           POSTER]
 POSTER]
----------------                                           ---------------

  ----------------      --------------------------     --------------------
       [NICHE           [OTHER STUDIOS MARGINALIZE         [CROSSOVER
      ORIENTED]             THEIR SMALL FILMS.              POTENTIAL]
  ----------------          WE EVENTIZE THEM]          --------------------
                        --------------------------


                                                        [VIVENDI UNIVERSAL LOGO]

                             THE COMBINATION OF


--------------------                            ---------------------------

    SLATE                                             SCHEDULING OVER
 COMPOSITION                     ---->                    24 MONTH
                                                          TIMEFRAME
--------------------                            ---------------------------

                                 YIELDS

                                                        [VIVENDI UNIVERSAL LOGO]

--------------------       -----------------------        ---------------------
JANUARY 2000                    FEBRUARY 2000                   MARCH 2000

THE HURRICANE 1/14                                         ERIN BROCKOVICH 3/17
ISN'T SHE GREAT 1/28                                        THE SKULLS 3/31
-------------------        -----------------------         --------------------
-------------------        -----------------------         --------------------
APRIL 2000                      MAY 2000                        JUNE 2000

U-571 4/21                     GLADIATOR (INT'L)            ADVENTURES OF ROCKY
FLINTSTONES IN VIVA            SCREWED 5/12                 AND BULLWINKLE 6/30
ROCK VEGAS 4/28
-------------------        -----------------------         --------------------
-------------------        -----------------------         --------------------
JULY 2000                       AUGUST 2000                    SEPTEMBER 2000

NUTTY PROFESSOR II:             BRING IT ON 8/25                THE WATCHER 9/8
THE KLUMPS 7/30
-------------------        -----------------------         --------------------
-------------------        -----------------------         --------------------
OCTOBER 2000                     NOVEMBER 2000                 DECEMBER 2000

MEET THE PARENTS 10/6           THE GRINCH 11/17           THE FAMILY MAN 12/15
 BILLY ELLIOT 10/13        -----------------------         --------------------
-------------------

                          A BALANCED RELEASE SCHEDULE



                                                        [VIVENDI UNIVERSAL LOGO]

--------------------       -----------------------        ---------------------
JANUARY 2000                    FEBRUARY 2000                   MARCH 2000

THE HURRICANE 1/14                                         ERIN BROCKOVICH 3/17
ISN'T SHE GREAT 1/28                                        THE SKULLS 3/31
-------------------        -----------------------         --------------------
-------------------        -----------------------         --------------------
APRIL 2000                      MAY 2000                        JUNE 2000

U-571 4/21                     GLADIATOR (INT'L)            ADVENTURES OF ROCKY
FLINTSTONES IN VIVA            SCREWED 5/12                 AND BULLWINKLE 6/30
ROCK VEGAS 4/28
-------------------        -----------------------         --------------------
-------------------        -----------------------         --------------------
JULY 2000                       AUGUST 2000                    SEPTEMBER 2000

NUTTY PROFESSOR II:             BRING IT ON 8/25                THE WATCHER 9/8
THE KLUMPS 7/30
-------------------        -----------------------         --------------------
-------------------        -----------------------         --------------------
OCTOBER 2000                     NOVEMBER 2000                 DECEMBER 2000

MEET THE PARENTS 10/6           THE GRINCH 11/17           THE FAMILY MAN 12/15
BILLY ELLIOT 10/13
-------------------        -----------------------         --------------------

                    WE LOOK TO SCHEDULE ACROSS THE CALENDAR
                      WITH NO MORE THAN 2 FILMS PER MONTH


                                                        [VIVENDI UNIVERSAL LOGO]
L

--------------------       -----------------------        ---------------------
JANUARY 2000                    FEBRUARY 2000                   MARCH 2000

THE HURRICANE 1/14                                         ERIN BROCKOVICH 3/17
ISN'T SHE GREAT 1/28                                        THE SKULLS 3/31
-------------------        -----------------------         --------------------
-------------------        -----------------------         --------------------
APRIL 2000                      MAY 2000                        JUNE 2000

U-571 4/21                     GLADIATOR (INT'L)            ADVENTURES OF ROCKY
FLINTSTONES IN VIVA            SCREWED 5/12                 AND BULLWINKLE 6/30
ROCK VEGAS 4/28
-------------------        -----------------------         --------------------
-------------------        -----------------------         --------------------
JULY 2000                       AUGUST 2000                    SEPTEMBER 2000

NUTTY PROFESSOR II:             BRING IT ON 8/25                THE WATCHER 9/8
THE KLUMPS 7/30
-------------------        -----------------------         --------------------
-------------------        -----------------------         --------------------
OCTOBER 2000                     NOVEMBER 2000                 DECEMBER 2000

MEET THE PARENTS 10/6           THE GRINCH 11/17            THE FAMILY MAN 12/15
BILLY ELLIOT 10/13
-------------------        -----------------------         --------------------

                           WHERE FILMS ARE TIMED TO
                             AUDIENCE AVAILABILITY



                                                        [VIVENDI UNIVERSAL LOGO]

--------------------       -----------------------        ---------------------
  JANUARY 2000                    FEBRUARY 2000             ERIN
THE HURRICANE 1/14                                          BROCKOVICH
ISN'T SHE GREAT 1/28                                        MARCH 17, 2000
-------------------        -----------------------         --------------------
-------------------        -----------------------         --------------------
                                                                JUNE 2000
 [U-571 GRAPHIC]             [GLADIATOR GRAPHIC]           ADVENTURES OF ROCKY
                                                            AND BULLWINKLE 6/30
 APRIL 21, 2000                  MAY 5, 2000
-------------------        -----------------------         --------------------
-------------------        -----------------------         --------------------
JULY 2000                                                      SEPTEMBER 2000

NUTTY PROFESSOR II:         [BRING IT ON GRAPHIC]            THE WATCHER 9/8
THE KLUMPS 7/30                AUGUST 25, 2000
-------------------        -----------------------         --------------------
-------------------        -----------------------         --------------------
                                 NOVEMBER 2000                 DECEMBER 2000

   [MEET THE                    THE GRINCH 11/17            THE FAMILY MAN 12/15
 PARENTS GRAPHIC]
 OCTOBER 6, 2000
-------------------        -----------------------         --------------------

MORE THAN EVER IN OUR HISTORY, UPG HAS ADOPTED AGGRESSIVE POLICIES OF:
- CHALLENGING ASSUMPTIONS
- ADAPTING TO OPPORTUNITIES IN THE LANDSCAPE
- AND CREATING BOXOFFICE OPPORTUNITY 12 MONTHS A YEAR

                                                        [VIVENDI UNIVERSAL LOGO]

--------------------       -----------------------        ---------------------
JANUARY 2000                    FEBRUARY 2000              [ERIN
THE HURRICANE 1/14                                          BROCKOVICH GRAPHIC]
ISN'T SHE GREAT 1/28                                        $255 MM WORLDWIDE
-------------------        -----------------------         --------------------
-------------------        -----------------------         --------------------
                                                                JUNE 2000
[U-571 GRAPHIC]              [GLADIATOR GRAPHIC]           ADVENTURES OF ROCKY
 $75 MILLION                  $420 MM WORLDWIDE            AND BULLWINKLE 6/30
-------------------        -----------------------         --------------------
-------------------        -----------------------         --------------------
JULY 2000                                                      SEPTEMBER 2000

NUTTY PROFESSOR II:         [BRING IT ON GRAPHIC]              THE WATCHER 9/8
THE KLUMPS 7/30                $60 MILLION+
-------------------        -----------------------         --------------------
-------------------        -----------------------         --------------------
                                 NOVEMBER 2000                 DECEMBER 2000

   [MEET THE                   THE GRINCH 11/17            THE FAMILY MAN 12/15
PARENTS GRAPHIC]
 $29 MM OPENING
-------------------        -----------------------         --------------------
                                AND ITS WORKED

                                                        [VIVENDI UNIVERSAL LOGO]

--------------------       -----------------------        ---------------------
JANUARY 2000                    FEBRUARY 2000                   MARCH 2000

THE HURRICANE 1/14                                         ERIN BROCKOVICH 3/17
ISN'T SHE GREAT 1/28                                        THE SKULLS 3/31
-------------------        -----------------------         --------------------
-------------------        -----------------------         --------------------
APRIL 2000                      MAY 2000                        JUNE 2000

U-571 4/21                     GLADIATOR (INT'L)            ADVENTURES OF ROCKY
FLINTSTONES IN VIVA            SCREWED 5/12                 AND BULLWINKLE 6/30
ROCK VEGAS 4/28
-------------------        -----------------------         --------------------
-------------------        -----------------------         --------------------
JULY 2000                       AUGUST 2000                    SEPTEMBER 2000

NUTTY PROFESSOR II:             BRING IT ON 8/25                THE WATCHER 9/8
THE KLUMPS 7/30
-------------------        -----------------------         --------------------
-------------------        -----------------------         --------------------
OCTOBER 2000                     NOVEMBER 2000                 DECEMBER 2000

MEET THE PARENTS 10/6
 BILLY ELLIOT  10/13            THE GRINCH 11/17           THE FAMILY MAN 12/15
-------------------        -----------------------         --------------------

                        JUST SOME OF OUR UPCOMING FILMS

                                                        [VIVENDI UNIVERSAL LOGO]


--------------------       -----------------------        ---------------------
JANUARY 2000                    FEBRUARY 2000                   MARCH 2000

THE HURRICANE 1/14                                         ERIN BROCKOVICH 3/17
ISN'T SHE GREAT 1/28                                        THE SKULLS 3/31
-------------------        -----------------------         --------------------
-------------------        -----------------------         --------------------
APRIL 2000                      MAY 2000                        JUNE 2000

U-571 4/21                     GLADIATOR (INT'L)            ADVENTURES OF ROCKY
FLINTSTONES IN VIVA            SCREWED 5/12                 AND BULLWINKLE 6/30
ROCK VEGAS 4/28
-------------------        -----------------------         --------------------
-------------------        -----------------------         --------------------
JULY 2000                       AUGUST 2000                    SEPTEMBER 2000

NUTTY PROFESSOR II:             BRING IT ON 8/25                THE WATCHER 9/8
THE KLUMPS 7/30
-------------------        -----------------------         --------------------
-------------------        -----------------------         --------------------
OCTOBER 2000                                                  DECEMBER 2000
MEET THE PARENTS 10/6         [THE GRINCH LOGO]
BILLY ELLIOT  10/13            NOVEMBER 17, 2000           THE FAMILY MAN 12/15
-------------------        -----------------------         --------------------

                           DIRECTED BY RON HOWARD AND
                       STARRING JIM CARREY AS THE GRINCH


                                                        [VIVENDI UNIVERSAL LOGO]


--------------------       -----------------------        ---------------------
JANUARY 2000                    FEBRUARY 2000                   MARCH 2000

THE HURRICANE 1/14                                         ERIN BROCKOVICH 3/17
ISN'T SHE GREAT 1/28                                        THE SKULLS 3/31
-------------------        -----------------------         --------------------
-------------------        -----------------------         --------------------
APRIL 2000                      MAY 2000                        JUNE 2000

U-571 4/21                     GLADIATOR (INT'L)            ADVENTURES OF ROCKY
FLINTSTONES IN VIVA            SCREWED 5/12                 AND BULLWINKLE 6/30
ROCK VEGAS 4/28
-------------------        -----------------------         --------------------
-------------------        -----------------------         --------------------
JULY 2000                       AUGUST 2000                    SEPTEMBER 2000

NUTTY PROFESSOR II:             BRING IT ON 8/25                THE WATCHER 9/8
THE KLUMPS 7/30
-------------------        -----------------------         --------------------
-------------------        -----------------------         --------------------
OCTOBER 2000                     NOVEMBER 2000             [THE FAMILY MAN LOGO]

MEET THE PARENTS 10/6          THE GRINCH 11/17
BILLY ELLIOT  10/13                                            DECEMBER 15
-------------------        -----------------------         --------------------

                          A HEARTWARMING HOLIDAY FILM
                             STARRING NICOLAS CAGE


                                                        [VIVENDI UNIVERSAL LOGO]


--------------------       -----------------------        ---------------------
JANUARY 2001                    FEBRUARY 2001                   MARCH 2001

                            HEAD OVER HEELS 2/9            CAPTAIN CORELLI'S
                              HANNIBAL(INT'L)                MANDOLIN 3/16
-------------------        -----------------------         --------------------
-------------------        -----------------------         --------------------
APRIL 2001                      MAY 2001                        JUNE 2001

JOSIE & THE                 THE MUMMY RETURNS 5/11              DRAGONFLY
PUSSYCATS 4/13                                             HOUSE OF 1000 CORPSES
REDLINE 4/27
CAVEMAN'S VALENTINE
-------------------        -----------------------         --------------------
-------------------        -----------------------         --------------------
JULY 2001                       AUGUST 2001                    SEPTEMBER 2001

JURASSIC PARK III             AMERICAN PIE II                  SPY GAME 9/7
-------------------        -----------------------         --------------------
-------------------        -----------------------         --------------------
OCTOBER 2001                     NOVEMBER 2001                 DECEMBER 2001

 K-PAX                       THE BOURNE IDENTITY              A BEAUTIFUL MIND
HOW HIGH
-------------------        -----------------------         --------------------

                                  AND IN 2001


                                                        [VIVENDI UNIVERSAL LOGO]


--------------------       -----------------------        ---------------------
JANUARY 2001                                                    MARCH 2001

                               [HANNIBAL LOGO]             CAPTAIN CORELLI'S
                                                             MANDOLIN 3/16
-------------------        -----------------------         --------------------
-------------------        -----------------------         --------------------
APRIL 2001                          MAY 2001                     JUNE 2001

JOSIE & THE                  THE MUMMY RETURNS 5/11              DRAGONFLY
PUSSYCATS 4/13                                             HOUSE OF 1000 CORPSES
REDLINE 4/27
CAVEMAN'S VALENTINE
-------------------        -----------------------         --------------------
-------------------        -----------------------         --------------------
JULY 2001                       AUGUST 2001                    SEPTEMBER 2001

JURASSIC PARK III             AMERICAN PIE II                  SPY GAME 9/7
-------------------        -----------------------         --------------------
-------------------        -----------------------         --------------------
OCTOBER 2001                     NOVEMBER 2001                 DECEMBER 2001

 K-PAX                       THE BOURNE IDENTITY              A BEAUTIFUL MIND
HOW HIGH
-------------------        -----------------------         --------------------

                   ANTHONY HOPKINS RETURNS AS HANNIBAL LECTER,
            CO-STARRING JULIANNE MOORE AND DIRECTED BY RIDLEY SCOTT

                                                        [VIVENDI UNIVERSAL LOGO]


--------------------       -----------------------        ---------------------
JANUARY 2001                    FEBRUARY 2001

                            HEAD OVER HEELS 2/9            [CAPTAIN CORELLI'S
                              HANNIBAL(INT'L)                 MANDOLIN LOGO]
-------------------        -----------------------         --------------------
-------------------        -----------------------         --------------------
APRIL 2001                      MAY 2001                        JUNE 2001

JOSIE & THE                 THE MUMMY RETURNS 5/11              DRAGONFLY
PUSSYCATS 4/13                                             HOUSE OF 1000 CORPSES
REDLINE 4/27
CAVEMAN'S VALENTINE
-------------------        -----------------------         --------------------
-------------------        -----------------------         --------------------
JULY 2001                       AUGUST 2001                    SEPTEMBER 2001

JURASSIC PARK III             AMERICAN PIE II                  SPY GAME 9/7
-------------------        -----------------------         --------------------
-------------------        -----------------------         --------------------
OCTOBER 2001                     NOVEMBER 2001                 DECEMBER 2001

 K-PAX                       THE BOURNE IDENTITY              A BEAUTIFUL MIND
HOW HIGH
-------------------        -----------------------         --------------------


           AN EPIC WWII DRAMA STARRING NICOLAS CAGE AND PENELOPE CRUZ.
                 DIRECTED BY JOHN MADDEN (SHAKESPEARE IN LOVE)


                                                        [VIVENDI UNIVERSAL LOGO]


--------------------       -----------------------        ---------------------
JANUARY 2001                    FEBRUARY 2001                   MARCH 2001

                            HEAD OVER HEELS 2/9            CAPTAIN CORELLI'S
                              HANNIBAL(INT'L)                MANDOLIN 3/16
-------------------        -----------------------         --------------------
-------------------        -----------------------         --------------------
APRIL 2001                                                      JUNE 2001

JOSIE & THE                          [THE                       DRAGONFLY
PUSSYCATS 4/13                       MUMMY                 HOUSE OF 1000 CORPSES
REDLINE 4/27                      RETURNS LOGO]
CAVEMAN'S VALENTINE
-------------------        -----------------------         --------------------
-------------------        -----------------------         --------------------
JULY 2001                       AUGUST 2001                    SEPTEMBER 2001

JURASSIC PARK III             AMERICAN PIE II                  SPY GAME 9/7
-------------------        -----------------------         --------------------
-------------------        -----------------------         --------------------
OCTOBER 2001                     NOVEMBER 2001                 DECEMBER 2001

 K-PAX                       THE BOURNE IDENTITY              A BEAUTIFUL MIND
HOW HIGH
-------------------        -----------------------         --------------------

                  BRINGING BACK BRENDAN FRASER AND THE CAST OF
                       THE MUMMY. ALSO STARRING THE ROCK


                                                        [VIVENDI UNIVERSAL LOGO]

--------------------       -----------------------        ---------------------
JANUARY 2001                    FEBRUARY 2001                   MARCH 2001

                            HEAD OVER HEELS 2/9             CAPTAIN CORELLI'S
                              HANNIBAL(INT'L)                MANDOLIN 3/16
-------------------        -----------------------         --------------------
-------------------        -----------------------         --------------------
APRIL 2001                      MAY 2001                        JUNE 2001

JOSIE & THE                 THE MUMMY RETURNS 5/11              DRAGONFLY
PUSSYCATS 4/13                                             HOUSE OF 1000 CORPSES
REDLINE 4/27
CAVEMAN'S VALENTINE
-------------------        -----------------------         --------------------
-------------------        -----------------------         --------------------
                                AUGUST 2001                    SEPTEMBER 2001
[JURASSIC PARK III
 LOGO]                        AMERICAN PIE II                  SPY GAME 9/7
-------------------        -----------------------         --------------------
-------------------        -----------------------         --------------------
OCTOBER 2001                     NOVEMBER 2001                 DECEMBER 2001

 K-PAX                       THE BOURNE IDENTITY              A BEAUTIFUL MIND
HOW HIGH
-------------------        -----------------------         --------------------

                 THE WORLD'S MOST POWERFUL PREDATORS ARE BACK.
                         FROM PRODUCER STEVEN SPIELBERG

                                                        [VIVENDI UNIVERSAL LOGO]


--------------------       -----------------------        ---------------------
JANUARY 2001                    FEBRUARY 2001                   MARCH 2001

                            HEAD OVER HEELS 2/9             CAPTAIN CORELLI'S
                              HANNIBAL(INTL)                  MANDOLIN 3/16
-------------------        -----------------------         --------------------
-------------------        -----------------------         --------------------
APRIL 2001                      MAY 2001                        JUNE 2001

JOSIE & THE                 THE MUMMY RETURNS 5/11             DRAGONFLY
PUSSYCATS 4/13                                             HOUSE OF 1000 CORPSES
REDLINE 4/27
CAVEMAN'S VALENTINE
-------------------        -----------------------         --------------------
-------------------        -----------------------         --------------------
JULY 2001                                                      SEPTEMBER 2001
                              [AMERICAN PIE  2
JURASSIC PARK III              LOGO]                           SPY GAME 9/7
-------------------        -----------------------         --------------------
-------------------        -----------------------         --------------------
OCTOBER 2001                     NOVEMBER 2001                 DECEMBER 2001

 K-PAX                       THE BOURNE IDENTITY              A BEAUTIFUL MIND
HOW HIGH
-------------------        -----------------------         --------------------

                        THE CAST AND FILMMAKERS RETURN

                                                        [VIVENDI UNIVERSAL LOGO]

               --------------------------------------------------
                              BRIDGET JONES DIARY
                      FROM WILDLY POPULAR NOVEL WITH RENEE
                     ZELLWEGER, HUGH GRANT AND COLIN FIRTH
               --------------------------------------------------
               --------------------------------------------------
                                   DRAGONFLY
                          A SUPERNATURAL THRILLER FROM
                       TOM SHADYAC STARRING KEVIN COSTNER
               --------------------------------------------------
               --------------------------------------------------
                                    SPY GAME
                         A SPY THRILLER FROM TONY SCOTT
                     STARRING ROBERT REDFORD AND BRAD PITT
               --------------------------------------------------
               --------------------------------------------------
                                     K-PAX
                  AN INSPIRATIONAL STORY STARRING KEVIN SPACEY
               --------------------------------------------------
                              THE BOURNE IDENTITY
                  FROM THE BESTSELLING NOVEL BY ROBERT LUDLUM
                              STARRING MATT DAMON
               --------------------------------------------------
               --------------------------------------------------
                                A BEAUTIFUL MIND
                        A DRAMA STARRING RUSSELL CROWE
                             DIRECTED BY RON HOWARD
               --------------------------------------------------

                                                        [VIVENDI UNIVERSAL LOGO]

                                    PROCESS
                                 ACCOUNTABILITY




                                                        [VIVENDI UNIVERSAL LOGO]

             -------------------------------------------------------

                          UPG MAINTAINS DILIGENCE AND
                           ACCOUNTABILITY THROUGHOUT
                             THE FILMMAKING PROCESS

             -------------------------------------------------------




   [ ]===================[ ]===================[ ]====================[ ]
ACQUISITION          GREENLIGHTING       PRE-PRODUCTION          PRODUCTION

                                                        [VIVENDI UNIVERSAL LOGO]

 LIKE ANY STUDIO,
 WE ARE BARRAGED
 WITH FILMMAKING
  OPPORTUNITIES



[IMAGINE LOGO]               [BEACON LOGO]

[JERSEY FILMS LOGO]          [WORKING TITLE FILMS LOGO]







   [ ]===================[ ]===================[ ]====================[ ]
ACQUISITION          GREENLIGHTING       PRE-PRODUCTION          PRODUCTION

                                                        [VIVENDI UNIVERSAL LOGO]

 OUR PRIMARY SUPPLIERS
  HAVE EXCELLENT TRACK
 RECORDS FOR DELIVERING
     COMMERCIAL AND
   CRITICAL SUCCESSES





[IMAGINE LOGO]               [BEACON LOGO]

[JERSEY FILMS LOGO]          [WORKING TITLE FILMS LOGO]





   [ ]===================[ ]===================[ ]====================[ ]
ACQUISITION          GREENLIGHTING       PRE-PRODUCTION          PRODUCTION

                                                        [VIVENDI UNIVERSAL LOGO]

AT UNIVERSAL, NO FILM IS
  UNDERTAKEN WITHOUT
    PASSING THROUGH
      OUR RIGOROUS
 GREENLIGHTING PROCESS

 GREENLIGHTING REQUIRES
   CONSENSUS BUILDING
       AND DEBATE




[IMAGINE LOGO]               [BEACON LOGO]

[JERSEY FILMS LOGO]          [WORKING TITLE FILMS LOGO]





   [ ]===================[ ]===================[ ]====================[ ]
ACQUISITION          GREENLIGHTING       PRE-PRODUCTION          PRODUCTION

                                                        [VIVENDI UNIVERSAL LOGO]

     WE SOLICIT
 PROJECTIONS FROM:



----------------------------------------------------

      THEATRICAL MARKETING AND DISTRIBUTION

----------------------------------------------------

----------------------------------------------------

                  VIDEO AND DVD

----------------------------------------------------

----------------------------------------------------

                   TELEVISION

----------------------------------------------------

----------------------------------------------------

                 CONSUMER PRODUCTS

----------------------------------------------------





   [ ]===================[ ]===================[ ]====================[ ]
ACQUISITION          GREENLIGHTING       PRE-PRODUCTION          PRODUCTION

                                                        [VIVENDI UNIVERSAL LOGO]

DIVISIONS ARE HELD
 ACCOUNTABLE FOR
 THEIR PROJECTION
REVENUES AND COSTS






----------------------------------------------------

      THEATRICAL MARKETING AND DISTRIBUTION

----------------------------------------------------

----------------------------------------------------

                  VIDEO AND DVD

----------------------------------------------------

----------------------------------------------------

                   TELEVISION

----------------------------------------------------

----------------------------------------------------

                 CONSUMER PRODUCTS

----------------------------------------------------





   [ ]===================[ ]===================[ ]====================[ ]
ACQUISITION          GREENLIGHTING       PRE-PRODUCTION          PRODUCTION

                                                        [VIVENDI UNIVERSAL LOGO]

                            UPG CAREFULLY PLANS AND
                         SUPERVISES FILMS IN PRODUCTION

-----------------------------                 ----------------------------------

         CAREFUL                                           AGGRESSIVE
      PRE-PRODUCTION                                       PRODUCTION
                                ========>                  SUPERVISION

-----------------------------                 ----------------------------------



                    AGGRESSIVE SUPERVISION IN PRE-PRODUCTION,
                     PRODUCTION, AND POST-PRODUCTION OFFERS
                     SPECIFIC OPPORTUNITIES TO REASSESS OUR
                      ASSUMPTIONS AND ADJUST IF NECESSARY



   [ ]===================[ ]===================[ ]====================[ ]
ACQUISITION          GREENLIGHTING       PRE-PRODUCTION          PRODUCTION

                                                        [VIVENDI UNIVERSAL LOGO]

                            UPG CAREFULLY PLANS AND
                         SUPERVISES FILMS IN PRODUCTION



-----------------------------                 ----------------------------------

         CAREFUL                                           AGGRESSIVE
      PRE-PRODUCTION                                       PRODUCTION
                                ========>                  SUPERVISION

-----------------------------                 ----------------------------------


                     ONE BENEFIT OF THIS PROCESS IS THAT IT
                  ALLOWED US TO GAMBLE ON FIRST TIME DIRECTORS

[AMERICAN PIE POSTER] [THE BEST MAN POSTER]  [BRING IT ON POSTER]  [BILLY ELLIOT POSTER]


   [ ]===================[ ]===================[ ]====================[ ]
ACQUISITION          GREENLIGHTING       PRE-PRODUCTION          PRODUCTION

                                                        [VIVENDI UNIVERSAL LOGO]

                            UPG CAREFULLY PLANS AND
                         SUPERVISES FILMS IN PRODUCTION

-----------------------------                 ----------------------------------

         CAREFUL                                           AGGRESSIVE
      PRE-PRODUCTION                                       PRODUCTION
                                ========>                  SUPERVISION

-----------------------------                 ----------------------------------

                             AND MANAGE THE BIGGER
                           MORE ELABORATE PRODUCTIONS


[GLADIATOR POSTER]  [DR. SEUSS' HOW THE GRINCH STOLE CHRISTMAS POSTER]  [ERIN BROCKOVICH POSTER]



   [ ]===================[ ]===================[ ]====================[ ]
ACQUISITION          GREENLIGHTING       PRE-PRODUCTION          PRODUCTION

                                                        [VIVENDI UNIVERSAL LOGO]

                            UPG CAREFULLY PLANS AND
                         SUPERVISES FILMS IN PRODUCTION



-----------------------------                 ----------------------------------

         CAREFUL                                           AGGRESSIVE
      PRE-PRODUCTION                                       PRODUCTION
                                ========>                  SUPERVISION

-----------------------------                 ----------------------------------

                                AND THE PICTURES
                                 HAVE DELIVERED

--------------------------------------------------------------------------------

- AMERICAN PIE GROSSED 13X BUDGET
- BEST MAN BROUGHT BACK BUDGET ITS OPENING WEEKEND
- BRING IT ON WILL GROSS 6X BUDGET
- ERIN BROCKOVICH GROSSED $255 MILLION WORLDWIDE
- GLADIATOR GROSSING $420 MILLION WORLDWIDE - AND COUNTING!


   [ ]===================[ ]===================[ ]====================[ ]
ACQUISITION          GREENLIGHTING       PRE-PRODUCTION          PRODUCTION

                                                        [VIVENDI UNIVERSAL LOGO]

                                      RISK
                                   PROTECTION






                                                        [VIVENDI UNIVERSAL LOGO]

             -------------------------------------------------------

                        BECAUSE OF INDUSTRY DYNAMICS, THE
                           MOTION PICTURE BUSINESS IS
                           FUNDAMENTALLY A LOW RETURN
                        BUSINESS. AS A RESULT, WE MANAGE
                           OUR INVESTMENT RIGOROUSLY.

             -------------------------------------------------------





                                                        [VIVENDI UNIVERSAL LOGO]

-----------------------------                 ----------------------------------

       UPG MANAGES                                     IN ORDER TO HAVE A
     ITS SLATE WITHIN                                FULL SLATE, UPG HAS TO
    A CORPORATE MANDATED         ========>                MAKE CHOICES
      PRODUCTION CAP

-----------------------------                 ----------------------------------


                       WE CONSIDER A VARIETY OF FINANCING
                      ARRANGEMENTS IN ORDER TO BALANCE THE
                     LIMITS OF PRODUCTION SPENDING AGAINST
                            THE PROPER MIX OF RIGHTS




                                                        [VIVENDI UNIVERSAL LOGO]

             -------------------------------------------------------

                             RETAIN WORLDWIDE RIGHTS

             -------------------------------------------------------



          [THE MUMMY RETURNS POSTER]             [JURASSIC PARK III POSTER]


                                                        [VIVENDI UNIVERSAL LOGO]

             -------------------------------------------------------

                             STUDIO JOINT VENTURES

             -------------------------------------------------------


----------------------------

        GLADIATOR                                 [GLADIATOR PHOTO]
    A BEAUTIFUL MIND
     JOINT VENTURES
     WITH DREAMWORKS
      BOTH STARRING
      RUSSELL CROWE

----------------------------


                                                        [VIVENDI UNIVERSAL LOGO]

             -------------------------------------------------------

                           OPPORTUNISTIC RIGHTS SALES

             -------------------------------------------------------


----------------------------

           K-PAX                                     [PHOTO]
    ABILITY TO FINANCE
    65% OF THE FILM IN
      EXCHANGE FOR
 INTERNATIONAL TERRITORIES

----------------------------


                                                        [VIVENDI UNIVERSAL LOGO]

             -------------------------------------------------------

                       CONTINUING BUSINESS RELATIONSHIPS

             -------------------------------------------------------


                      WHICH HAVE THE BENEFIT OF PROVIDING
                         ONGOING CREATIVE OPPORTUNITIES



                                                        [VIVENDI UNIVERSAL LOGO]

             -------------------------------------------------------

                       CONTINUING BUSINESS RELATIONSHIPS

             -------------------------------------------------------




   UNIVERSAL HAS THE OPTION                       [BEACON LOGO]
TO ACQUIRE DOMESTIC RIGHTS TO
   BEACON'S FILMS FOR LESS
    THAN 40% OF THE BUDGET




                                                        [VIVENDI UNIVERSAL LOGO]

             -------------------------------------------------------

                       CONTINUING BUSINESS RELATIONSHIPS

             -------------------------------------------------------



  OUR RELATIONSHIP BROUGHT US:                       [BEACON LOGO]

- THE SUMMER'S SUPRISE HIT:
 BRING IT ON

- THE FAMILY MAN, STARRING
  NICOLAS CAGE

- SPY GAME, WITH ROBERT
   REDFORD AND BRAD PITT



                                                        [VIVENDI UNIVERSAL LOGO]

             -------------------------------------------------------

                       CONTINUING BUSINESS RELATIONSHIPS

             -------------------------------------------------------




PREVIOUSLY A JOINT VENTURE WITH                 [WORKING TITLE FILMS LOGO]
 CANAL+ - THAT IS WHOLLY WITHIN
  THE VIVENDI UNIVERSAL FAMILY




                                                        [VIVENDI UNIVERSAL LOGO]

             -------------------------------------------------------

                       CONTINUING BUSINESS RELATIONSHIPS

             -------------------------------------------------------




   BROUGHT US NOTTING HILL AND                  [WORKING TITLE FILMS LOGO]
 THE ONGOING PRODUCTION OUTPUT
OF THE MOST SUCCESSFUL OVERSEAS
       SUPPLIER OF FILMS



                                                        [VIVENDI UNIVERSAL LOGO]

             -------------------------------------------------------

                       CONTINUING BUSINESS RELATIONSHIPS

             -------------------------------------------------------



        WITH UPCOMING                           [WORKING TITLE FILMS LOGO]
      FILMS TO INCLUDE:



[CAPTAIN CORELLI'S MANDOLIN POSTER]    [BRIDGET JONE'S DIARY POSTER]

[BILLY ELLIOTT POSTER]           [PHOTO]




                                                        [VIVENDI UNIVERSAL LOGO]

                      UPG BUILDS FRANCHISES TO PROTECT RISK

                         FRANCHISES ARE MORE PREDICTIVE


-------------------------------------   ----------------------------------------

    AUDIENCES ALREADY KNOW                       ALLOWING US TO CAPTURE
  AND LOVE THESE CHARACTERS,                     COMPETITIVE ADVANTAGE
    SO THEY ARE EASIER AND                      OF BRANDING AND SYNERGY
LESS EXPENSIVE TO RE-INTRODUCE

-------------------------------------   ----------------------------------------



       IN THE 1990S,                    [THE MUMMY POSTER] [AMERICAN PIE POSTER]
 8 OF 10 UNIVERSAL SEQUELS
      WERE PROFITABLE

     IN 1999, UNIVERSAL
   BUILT 2 NEW FRANCHISES




                                                        [VIVENDI UNIVERSAL LOGO]

                     UPG BUILDS FRANCHISES TO PROTECT RISK

                    UNIVERSAL'S BUSINESS PROCESS ALLOWS FOR
                       EFFECTIVE TURNAROUND OF FRANCHISE




THE COMPETITION                                    WHILE UNIVERSAL IS
  IS MIRED IN                                        IN PRODUCTION
  DEVELOPMENT
                         [JURASSIC PARK III POSTER] [AMERICAN PIE POSTER]
---------------------

       MIB2

     JUMJANJI 2

      ZORRO 2

---------------------          [THE MUMMY RETURNS POSTER]   [HANNIBAL POSTER]





                                                        [VIVENDI UNIVERSAL LOGO]

                                   LEVERAGING
                                   OPPORTUNITY
                                ACROSS DIVISIONS
                                ----------------
                                   THE GRINCH
                                      MODEL




                                                        [VIVENDI UNIVERSAL LOGO]

             -------------------------------------------------------

                       IN ORDER TO MAXIMIZE RETURNS, UPG
                      COORDINATES WITH EVERY BUSINESS UNIT
                      TO SEEK NEW BUSINESS OPPORTUNITY AND
                           MAXIMIZE ANCILLARY REVENUE

             -------------------------------------------------------




                                                        [VIVENDI UNIVERSAL LOGO]

                         CROSS PROMOTING THE GRINCH WAS
                           A COMPANY-WIDE IMPERATIVE


                                   -------------------------------------

                                            PROMOTIONAL PARTNERS

                                   -------------------------------------

[PHOTO]

                      ========>    [HERSHEY'S LOGO]  [SPRITE LOGO]
                                   [VISA LOGO]  [KELLOGG'S LOGO] [WENDY'S LOGO]
                                                [NABISCO LOGO]
                                   [ZIPLOC LOGO]                 [UNITED STATES POSTAL SERVICE LOGO]

                                   -------------------------------------

                                       OVER $200 MILLION IN SUPPORT
                                           $65 MILLION IN MEDIA
                                       LARGEST PROMOTIONAL CAMPAIGN
                                        OF THE YEAR - AND UNIVERSAL'S
                                          LARGEST CAMPAIGN EVER

                                   -------------------------------------



                                                        [VIVENDI UNIVERSAL LOGO]

                        CROSS PROMOTING THE GRINCH WAS
                           A COMPANY-WIDE IMPERATIVE

                                   -------------------------------------

                                             CONSUMER PRODUCTS

                                   -------------------------------------
[PHOTO]                              [GRINCH HAT PHOTO]  [GRINCH CLOTHING PHOTO]
           =========>               [GRINCH SNEAKER GRAPHIC]




                                   -------------------------------------

                                          OVER 1,000 PRODUCTS FROM
                                         OVER 100 COMPANIES SOLD IN
                                         RETAILERS AROUND THE WORLD

                                   -------------------------------------



                                                        [VIVENDI UNIVERSAL LOGO]

                         CROSS PROMOTING THE GRINCH WAS
                           A COMPANY-WIDE IMPERATIVE


                                   -------------------------------------

                                                THEME PARKS

                                   -------------------------------------
[PHOTO]
                    ========>                     [PHOTO]




                                   -------------------------------------

                                          GRINCHMAS AT UNIVERSAL
                                        HUGE DISPLAYS AT ALL THEME
                                           PARKS FOR HOLIDAY '00

                                   -------------------------------------



                                                        [VIVENDI UNIVERSAL LOGO]

                         CROSS PROMOTING THE GRINCH WAS
                           A COMPANY-WIDE IMPERATIVE



                                   -------------------------------------

                                                  MUSIC

                                   -------------------------------------
[PHOTO]
                    ========>       [THE GRINCH WHO STOLE CHRISTMAS POSTER]




                                   -------------------------------------

                                        SOUNDTRACK FROM INTERSCOPE
                                          FEATURING TOP COUNTRY,
                                             ROCK, HIP HOP AND
                                           ALTERNATIVE ARTISTS

                                   -------------------------------------


                                                        [VIVENDI UNIVERSAL LOGO]

                         CROSS PROMOTING THE GRINCH WAS
                           A COMPANY-WIDE IMPERATIVE


[PHOTO]                                     ------------------------------------

                                                          BUT THERE ARE
                                                         PIECES MISSING
                         ========>

                                                         IN THE FUTURE,
                                                        THE DIVISIONS OF
                                                        VIVENDI UNIVERSAL
                                                          WILL COMPLETE
                                                           THE PUZZLE

                                            ------------------------------------



                                                        [VIVENDI UNIVERSAL LOGO]

                         CROSS PROMOTING THE GRINCH WAS
                           A COMPANY-WIDE IMPERATIVE


[PHOTO]                                     ------------------------------------

                                                   IN THE FUTURE, THIS KIND
                                                     OF PROPERTY WOULD BE
                         ========>                   LEVERAGED ACROSS ALL
                                                        OF THE VIVENDI
                                                     UNIVERSAL DIVISIONS

                                                   - VIZZAVI - WIRELESS
                                                 - CANAL + - SUBSCRIBERS
                                                     - HAVAS - GAMES

                                            ------------------------------------



                                                        [VIVENDI UNIVERSAL LOGO]

                                   LOOKING TO
                                   THE FUTURE



                                                        [VIVENDI UNIVERSAL LOGO]

---------------------------------------     A GLOBAL ORGANIZATION WITH
                                            OVER 1,200 EMPLOYEES.

             HERE'S WHO                     RESPONSIBLE FOR:
            WE ARE TODAY                    -  DEVELOPMENT OF THEATRICAL,
                                               MADE FOR VIDEO AND TV
                                               ANIMATION PRODUCT
---------------------------------------
                                            -  DOMESTIC AND INTERNATIONAL
                                              PRODUCTION

                                            -  WORLDWIDE THEATRICAL AND
                                              VIDEO DISTRIBUTION

                                            -  SPECIALTY FILM PRODUCTION,
                                              ACQUISITION AND DISTRIBUTION


                                                        [VIVENDI UNIVERSAL LOGO]

---------------------------------------              REVENUE BREAKDOWN


             HERE'S WHO                                [PIE CHART]
            WE ARE TODAY

---------------------------------------

                                                TELEVISION     25%
                                                OTHER           5%
                                                THEATRICAL     25%
                                                HOME VIDEO     45%



                                                        [VIVENDI UNIVERSAL LOGO]

---------------------------------------              REVENUE BREAKDOWN


             HERE'S WHO                                [PIE CHART]
            WE ARE TODAY

---------------------------------------                THEATRICAL 25%


                                           -------------------------------------
                                                         THEATRICAL

                                                      55% NORTH AMERICA

                                                      45% REST OF WORLD

                                           -------------------------------------



                                                        [VIVENDI UNIVERSAL LOGO]

---------------------------------------              REVENUE BREAKDOWN


             HERE'S WHO                                [PIE CHART]
            WE ARE TODAY

---------------------------------------                HOME VIDEO 45%


                                           -------------------------------------
                                                         HOME VIDEO

                                                      60% NORTH AMERICA

                                                      40% REST OF WORLD

                                           -------------------------------------



                                                        [VIVENDI UNIVERSAL LOGO]

                                                     REVENUE BREAKDOWN

 THE MAJORITY OF THE REVENUES
    ARE FROM NORTH AMERICA                              [PIE CHART]

     THERE ARE TREMENDOUS
   OPPORTUNITIES TO EXPAND                             HOME VIDEO 45%
    OUR REVENUE ACROSS THE
    WORLD THROUGH COMBINED
   VIVENDI UNIVERSAL ASSETS                -------------------------------------
                                                         HOME VIDEO

                                                      60% NORTH AMERICA

                                                      40% REST OF WORLD

                                           -------------------------------------



                                                        [VIVENDI UNIVERSAL LOGO]

     --------------------------------------------------------------------

                                   KEY GROWTH

    ---------------------------------------------------------------------


                    THE DVD PLATFORM IS PROVIDING ENORMOUS
                        ANCILLARY VALUE TO OUR PROPERTIES


[JAWS POSTER] [THE MUMMY POSTER] [GALAXY QUEST POSTER] [END OF DAYS POSTER] [AMERICAN PIE POSTER] [ERIN BROCKOVICH POSTER] [SAVING PRIVATE RYAN POSTER] [THE BONE COLLECTOR POSTER]


                      USHV HAS 8 DVD TITLES SHIPPING OVER
                  1 MILLION UNITS - MORE THAN ANY OTHER STUDIO

            INCLUDING ERIN BROCKOVICH, THE FIRST FEMALE DRIVEN TITLE
                   TO CROSS THE EXCLUSIVE 1MM UNIT THRESHOLD




                                                        [VIVENDI UNIVERSAL LOGO]

     --------------------------------------------------------------------

                                   KEY GROWTH

     --------------------------------------------------------------------


--------------------------------------------------------------------------------

- BY END OF FISCAL 2000, USHV DISTRIBUTED 5 OF THE TOP
  20 SELLING DVD TITLES OF ALL TITLE

- FY00 FULL YEAR DOMESTIC DVD REVENUE GREW
  APPROXIMATELY 90% OVER FY99. Q4 REVENUE WAS UP
  NEARLY 140% YEAR OVER YEAR

--------------------------------------------------------------------------------


                                                        [VIVENDI UNIVERSAL LOGO]

     --------------------------------------------------------------------

                                   KEY GROWTH

     --------------------------------------------------------------------

                     OVER 2 MM DVD UNITS HAVE BEEN ORDERED
                        ON JURASSIC PARK AND LOST WORLD



                 [JURASSIC PARK POSTER] [THE LOST WORLD POSTER]


                AND IN A DVD INDUSTRY FIRST - WE ARE PROVIDING A
               HOTLINK TO THE SET OF JURASSIC PARK 3; PROVIDING A
                NEW MARKETING TOOL TO REACH A DEDICATED FANBASE


                                                        [VIVENDI UNIVERSAL LOGO]

   -------------------------------------------------------------------------

                   RE-INVENTING OURSELVES IN THE DIGITAL AGE

   -------------------------------------------------------------------------

- CREATING NEW DISTRIBUTION                          - VIDEO-ON-DEMAND
  CHANNELS FOR TRADITIONAL
  FEATURE FILM CONTENT

- REDUCING PRODUCTION,                               - E-CINEMA
  MARKETING AND DISTRIBUTION                         - E-PROCUREMENT
  COSTS                                              - EXTRANET ACTIVITIES
                                                       (EXHIBITORRELATIONS.COM)

- INCREASE MARKETING              ========>          - LEVERAGE INTERNET TO MARKET
  EFFICIENCY                                           DIRECTLY TO CONSUMERS IN A
                                                       MORE TARGETED WAY

- CREATE NEW
  PRODUCTS/BUSINESSES AROUND                         - SOURCING IDEAS AND TALENT ON-
  UNIVERSAL'S CORE PRODUCTION                          LINE
  AND MARKETING ACTIVITIES,                          - OUT-TAKES, BEHIND-THE-SCENES
  AND FEATURE FILM LIBRARY                             FOOTAGE
                                                     - CREATIVE MARKETING MATERIALS
- CREATE/INVEST IN NEW                               - FILM CLIPS (e.g. E-GREETINGS)
  CONTENT BUSINESSES THAT
  LEVERAGE UNIVERSAL'S                               - HYPNOTIC.COM - CONTROLLING
  PRODUCTION, MARKETING AND                            INTEREST IN SHORT FILMS FOR
  DISTRIBUTION OPERATIONS                              INTERNET THAT CAN BUILD INTO A
                                                       BROADER VERTICAL MOVIE PORTAL


                                                        [VIVENDI UNIVERSAL LOGO]

   -------------------------------------------------------------------------

                          VIVENDI UNIVERSAL SYNERGIES

   -------------------------------------------------------------------------


COMBINED, THE PRODUCTION AND DISTRIBUTION SYNERGY POTENTIAL FOR
UNIVERSAL PICTURES AND STUDIO CANAL IS EXPECTED TO DRIVE STRONG
REVENUE GROWTH...


-------------------------------------   ----------------------------------------

        PRODUCTION SYNERGIES                    DISTRIBUTION SYNERGIES

- PURSUE CO-PRODUCTION                   - UTILIZE COMMON THEATRICAL,
  OPPORTUNITIES                            VIDEO AND TV DISTRIBUTION
- COMBINE INTERNATIONAL                  - ASSUMING DISTRIBUTION OF STUDIO
  ACQUISITION EFFORTS                      CANAL PRODUCT ON VIDEO
- MINE LIBRARIES FOR PRODUCT             - ESTABLISH DIRECT DISTRIBUTION
  REMAKES INCLUDING FILM, DIRECT-          OPERATIONS IN TERRITORIES
  TO-VIDEO, AND TV ANIMATION               CURRENTLY COVERED BY THIRD
- LEVERAGE UNIVERSAL PRODUCTION            PARTIES
  ASSETS

-------------------------------------   ----------------------------------------

  ...RESULTING IN AN EXPECTED 10% REVENUE LIFT...IN ADDITION
  TO LOWER INVESTMENT SPENDING AND OVERHEAD COST BENEFITS


                                                        [VIVENDI UNIVERSAL LOGO]

   -------------------------------------------------------------------------

                                VIVENDI UNIVERSAL

   -------------------------------------------------------------------------



                     WE WILL ALSO BE LEVERAGING OUR ASSETS
                   ACROSS ALL THE VIVENDI UNIVERSAL DIVISIONS


            SHORT TERM                                  LONG TERM
-------------------------------------   ----------------------------------------

   UPG WILL ACT AS ENABLER                    UPG WILL LEVERAGE PRODUCT
- FEEDING PRODUCT INTO                         ACROSS THE WIDE ARRAY OF
PIPELINE                                        EMERGING PLATFORMS
- ATTRACTING SUBSCRIBERS TO                    CAPITALIZING ON VIVENDI
VIZZAVI AND CANAL +                           UNIVERSAL'S FOOTPRINT IN
                                                WIRELESS TECHNOLOGY

-------------------------------------   ----------------------------------------

                                                        [VIVENDI UNIVERSAL LOGO]

      IN THIS NEW AND DIVERSIFIED, GLOBAL ENTERTAINMENT COMPANY, UNIVERSAL
          PICTURES IS THE CONTENT FOCAL POINT FOR FILMED ENTERTAINMENT


                     [CONSUMER ENTERTAINMENT ASSETS GRAPHIC]


                                    CONSUMER
                              ENTERTAINMENT ASSETS


                                    GLOBAL
                                  DISTRIBUTION
                      CANAL                         CANAL +       WITH OUR CONTENT
IT IS A COMBINED    SATELLITE                                      IN PLACE AND
 OPERATION THAT                                                    OUR BRETHREN
ONLY WORKS WITH         <=======    UNIVERSAL     =======>          LEADING THE
   A STRONG                         PICTURES                       WAY INTO THE
 CORE FEEDING                                                     DIGITAL AGE,
 THE COMPANY                                                      WE ARE CONFIDENT
                                                                   IN A STRONG AND
                                                                   SHINING FUTURE AT
                    HAVAS          MARKETING         VIZZAVI      VIVENDI UNIVERSAL

                                    STUDIO
                                   UNIVERSAL



                                                        [VIVENDI UNIVERSAL LOGO]

   -------------------------------------------------------------------------

                                    SUMMARY

   -------------------------------------------------------------------------


     RETURN TO PROFITABILITY                 DRIVE GROWTH FOR THE FUTURE
-------------------------------------   ----------------------------------------

       CHANGED BUSINESS                         BUILDING ASSETS ACROSS
        FUNDAMENTALS                                NEW PLATFORMS
     - SLATE MANAGEMENT -                               - DVD -
   - PROCESS ACCOUNTABILITY -                    - DIGITIAL INITIATIVES -
- RIGOROUS RISK MANAGEMENT -                   - COMBINED SYNERGIES -
 -LEVERAGING OPPORTUNITIES -

-------------------------------------   ----------------------------------------


                                                        [VIVENDI UNIVERSAL LOGO]

                    UPG'S RE-EMERGENCE IS REAL HERE TO STAY


                    ...AND NOW EVEN MORE EXPLOITABLE WITH
                    THE COMBINED ASSETS OF VIVENDI
                    UNIVERSAL AND CANAL +



                                                        [VIVENDI UNIVERSAL LOGO]

                                     # # #

[UNIVERSAL LOGO]        BLAIR WESTLAKE, CHAIRMAN

UNIVERSAL TELEVISION &
NETWORKS GROUP

                                                        [VIVENDI UNIVERSAL LOGO]

[UNIVERSAL LOGO]
                                                      IMPORTANT LEGAL DISCLAIMER



- These documents contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements contained in these documents address the following subjects: expected date of closing the merger; future financial and operating results; and timing and benefits of the merger. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the risk that the Vivendi, Canal+'s and Seagram's businesses will not be integrated successfully; costs related to the merger; failure of the Vivendi, Canal+ or Seagram's stockholders to approve the merger; inability to further identify, develop and achieve success for new products, services and technologies; increased competition and its effect on pricing, spending, third-party relationships and revenues; inability to establish and maintain relationships with commerce, advertising, marketing, technology, and content providers. Investors and security holders are urged to read the joint proxy statement/prospectus regarding the business combination transaction referenced in the foregoing information, when it becomes available, because it will contain important information. The joint proxy statement/prospectus will be filed with the Securities and Exchange Commission by Vivendi, Canal+ and Seagram. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus (when it is available) and other documents filed by Vivendi, Canal+ and Seagram with the Commission at the Commission's web site at www.sec.gov. The joint proxy statement/prospectus and these other documents may also be obtained for free from Vivendi, Canal+ and Seagram. Information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the joint press release relating to the transaction filed with the Commission by each of Vivendi and Seagram, on June 20, 2000.

                                                        [VIVENDI UNIVERSAL LOGO]

[UNIVERSAL LOGO]
                                                UNIVERSAL TELEVISION & NETWORKS


-  Universal Television Operates In Three Segments Of The Value Chain...

[FLOW CHART]

        [ARROW GRAPHIC]        [ARROW GRAPHIC]                [ARROW GRAPHIC]
------------------------------------------------------------------------------
 PRODUCTION                         PROGRAM                       CHANNELS                    DISTRIBUTION
                                  DISTRIBUTION                                                  PLATFORMS

JUST SHOOT ME                   CURRENT MOVIES                  25 MLN MANAGED                    CABLE
STEVE HARVEY                    4,000 MOVIE TITLES              CHANNEL SUBS                      DTH
BLIND DATE                      24,000 TV EPISODES              23 MLN JOINT                      DTT
INT'L TALK SHOWS                USA NETWORKS'                   VENTURE                           ADSL
WORKING TITLE TV                PROGRAMS (INT'L)                CHANNEL SUBS                      ETC.
>650 HOURS
ANNUALLY
------------------------------------------------------------------------------

                                                        [VIVENDI UNIVERSAL LOGO]

[UNIVERSAL LOGO]                                       UNIVERSAL'S MOVIE LIBRARY


-  MOVIES



      [X] 4,000 + feature length movies
            - Titles known worldwide

   [JURASSIC PARK PHOTO]                       [SHAKESPEARE IN LOVE PHOTO]

                           [APOLLO 13 PHOTO]                                 [LIAR, LIAR PHOTO]

                                                        [VIVENDI UNIVERSAL LOGO]

[UNIVERSAL LOGO]                                       UNIVERSAL'S MOVIE LIBRARY

--------------------------------                                       ------------------------------

                                                                        - WORLD'S 2ND LARGEST
- CONTINUING ANNUITY                                                      MOVIE LIBRARY
  FROM WORLDWIDE
  LICENSING                                                                 - WORLDWIDE ALL-MEDIA
                                                                              RIGHTS TO MOST TITLES
- HIGH EBITDA MARGIN
  FROM OLDER TITLES OF > 60%

--------------------------------                                        - RECOGNIZED LEADER IN
                                                                          HORROR GENRE
                                     [UNIVERSAL MOVIE LIBRARY GRAPHIC]
                                                                            - HITCHCOCK DIRECTED
--------------------------------                                              FILMS (PSYCHO, THE
                                                                              BIRDS...)
- FOUNDATION FOR
  CHANNEL CREATION                                                          - FRANKENSTEIN,
                                                                              DRACULA, WOLFMAN...
  [X] 100% genre-appropriate
      for Studio Universal

  [X] ~30% genre-appropriate
      for 13th Street

--------------------------------                                       ------------------------------

                                                        [VIVENDI UNIVERSAL LOGO]

[UNIVERSAL LOGO]
                                                       UNIVERSAL'S TV LIBRARY



-  TELEVISION

     [X] 24,000 + television episodes


   [MAGNUM, P.I. PHOTO]                        [MURDER, SHE WROTE PHOTO]

                           [COLUMBO PHOTO]

                                                        [VIVENDI UNIVERSAL LOGO]

[UNIVERSAL LOGO]
                                                       UNIVERSAL'S TV LIBRARY

--------------------------------                                       -------------------------------------
                                                                        - FOUNDATION FOR CHANNEL
- WORLD'S LARGEST LIBRARY                                                 CREATION
OF ONE-HOURS AND LONG
FORM TV PROGRAMS                                                          [X] 13th Street is only action &
                                                                              suspense channel designed
- WORLD'S LARGEST LIBRARY                                                     to take best advantage of a
OF ACTION, MYSTERY AND                                                        Hollywood studio library
SUSPENSE GENRES

                                                                          [X] > 50% of Universal's TV
                                                                              library is genre-appropriate
                                                                              for 13th Street
--------------------------------                                       -------------------------------------

                                    [UNIVERSAL TV LIBRARY PHOTO]

--------------------------------                                       -------------------------------------
- CONTINUING ANNUITY
  FROM WORLDWIDE                                                        - USA NETWORKS
  LICENSING                                                               PROGRAMMING PROVIDES
                                                                          CURRENT AND ADDITIONAL
                                                                          LIBRARY TV PRODUCT
- HIGH EBITDA MARGIN                                                      (EG: LAW AND ORDER,
  FOR OLDER TITLES                                                        XENA: PRINCESS WARRIOR)
  OF > 80%
--------------------------------                                       -------------------------------------

                                                        [VIVENDI UNIVERSAL LOGO]

[UNIVERSAL LOGO]                                 A GLOBAL TV LICENSING FOOTPRINT


-  Geographic breakdown of 2000 TV revenues

   United States                                                Europe
        43%                                                       43%

     [MAP]                                                      [MAP]



                                Rest of the
                                   World
                                    14%



                                                        [VIVENDI UNIVERSAL LOGO]

[UNIVERSAL LOGO]                                     STRONG INTERNATIONAL BRANDS


- PROGRAMMING LINE-UP CONSISTS OF ~ 35% FROM UNIVERSAL LIBRARIES

- LOCAL PROGRAMMING PROVIDING THE MAJORITY OF THE BALANCE


                                    - "The Most Dangerous Address on Television"
[13TH STREET PHOTO]
                                    - Basic Tier Action & Suspense Channel


                                    - "The Movie Channel From the Movie Makers"
[STUDIO UNIVERSAL PHOTO]
                                    - Basic Tier Contemporary Movie Channel


                                    - Science Fiction Programming
[SCI-FI PHOTO]
                                    - Most Widely Distributed Brand (22M HH)


                                                        [VIVENDI UNIVERSAL LOGO]

[UNIVERSAL LOGO]                                         AN AGGRESSIVE ROLL-OUT:
                                                           7 CHANNELS IN 3 YEARS


   [USA NETWORK LOGO]
      LAT AM/BRAZIL *

[13EME RUE LOGO]  [SCI-FI LOGO]  [STUDIO UNIVERSAL LOGO]  [13TH STREET LOGO]  [CALLE 13 LOGO]  [STUDIO UNIVERSAL LOGO]
     FRANCE             UK                ITALY                   GERMANY          SPAIN                GERMANY



    NOVEMBER          FEBRUARY             MAY                    AUGUST                 SEPTEMBER
      1997              1998              1998                     1998                     1999

==============================================================================================================================

   1ST CHANNEL       ASSUMED          1ST CHANNEL                1ST CHANNEL IN          1ST CHANNEL IN SPAIN
   IN TERRITORY    CONTROL FROM       IN TERRITORY                 TERRITORY             2ND CHANNEL IN GERMANY
                       USA


[STUDIO UNIVERSAL LOGO]  [STUDIO LOGO]
        SPAIN                    UK*



         MAY                   JANUARY
        2000                     2001

========================================

      2ND                         2ND
  CHANNEL IN                   CHANNEL IN
   TERRITORY                    TERRITORY


* USA BRAZIL AND UK "STUDIO" ARE 50% OWNED BY UNIVERSAL

                                                        [VIVENDI UNIVERSAL LOGO]

A PRESENCE ON BASIC TIERS IN EUROPE AND LATIN AMERICA

25 MILLION SUBSCRIBERS IN 30 COUNTRIES


[SCI-FI LOGO]   [STUDIO LOGO]

UK                                      6.2M/n/a
Multichannel HH:                            8.5M
Penetration:                             72%/n/a
Launch dates:                          1995/2001

[13 EME RUE LOGO]

FRANCE                                  1.7M
Multichannel HH:                        4.2M
Penetration:                             41%
Launch date:                           1997

[13TH STREET LOGO]              [STUDIO UNIVERSAL LOGO]

GERMANY                                 1.5M/1.4M
Multichannel HH:                             1.5M
Penetration:                              100%/90%
Launch dates:                           1998/1999

[CALLE 13  LOGO]              [STUDIO UNIVERSAL LOGO]

SPAIN                                   0.9M/0.1M
Multichannel HH:                              1.4M
Penetration:                                 65%/7%
Launch date:                             1999/2000

[RUA 13 LOGO]         [STUDIO UNIVERSAL LOGO]        [SCI-FI LOGO]

LATIN AM/BRAZIL                         13.0M
Multichannel HH:                        15.3M
Penetration:                              85%
Launch date:                           1994

[STUDIO UNIVERSAL LOGO]

ITALY                                   0.6M
Multichannel HH:                        1.4M
Penetration:                             42%
Launch date:                           1998


[JV CHANNELS LOGO]

[UNIVERSAL LOGO]                                     UNIVERSAL NETWORKS STRATEGY


--------------------------------------------------------------------------------
                             - USE PLATFORM LAUNCHES IN NEW TERRITORIES TO
STRATEGIC                      GENERATE ADDITIONAL REVENUES BEYOND PROGRAM
POSITIONING                    LICENSING
                             - MAXIMIZE CARRIAGE THROUGH BASIC TIER PENETRATION

--------------------------------------------------------------------------------

BUILD NEW GLOBAL             - FORTIFY LICENSING BUSINESS
ASSETS                       - ESTABLISH CONSUMER BRANDS VIA COMPELLING
                               THEMATIC APPROACH

--------------------------------------------------------------------------------

FOCUS ON                     - LOCAL EXECUTION
MARKETING                    - AGGRESSIVE PROMOTION: NEW SUBSCRIBERS VS.
                               RATINGS ONLY

--------------------------------------------------------------------------------

COST EFFICIENCIES            - REALIZE ECONOMIES OF SCALE THROUGH MULTI-
                               CHANNEL OPERATIONS

--------------------------------------------------------------------------------

CREATION OF LOCAL            - CHANNELS PROVIDE A "LABORATORY" FOR LOW-COST
PROGRAMMING                    PRODUCTION

--------------------------------------------------------------------------------

                                                        [VIVENDI UNIVERSAL LOGO]

[UNIVERSAL LOGO]                                               FINANCIAL TRENDS:
                                                       STRONG OPERATING LEVERAGE


- EXISTING CHANNELS EXPECTED TO BREAK-EVEN IN 2002

- 6 OF THE 9 EXISTING CHANNELS WILL BREAKEVEN IN 2001

                      -------------------------------
                        2000 E              2002 E

                      -------------------------------

SUBSCRIBERS             25 Mln              32 Mln

REVENUES              $ 100  Mln          $ 160 Mln

EBITDA                $ (20) Mln          Breakeven

                      -------------------------------

                                                        [VIVENDI UNIVERSAL LOGO]



                                   #  #  #

[VIVENDINET LOGO]
                                PHILIPPE GERMOND


                              ANALYST PRESENTATION

                                                        [VIVENDI UNIVERSAL LOGO]

[VIVENDINET LOGO]
                                                      IMPORTANT LEGAL DISCLAIMER


- These documents contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements contained in these documents address the following subjects: expected date of closing the merger; future financial and operating results; and timing and benefits of the merger. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the risk that the Vivendi, Canal+'s and Seagram's businesses will not be integrated successfully; costs related to the merger; failure of the Vivendi, Canal+ or Seagram's stockholders to approve the merger; inability to further identify, develop and achieve success for new products, services and technologies; increased competition and its effect on pricing, spending, third-party relationships and revenues; inability to establish and maintain relationships with commerce, advertising, marketing, technology, and content providers. Investors and security holders are urged to read the joint proxy statement/prospectus regarding the business combination transaction referenced in the foregoing information, when it becomes available, because it will contain important information. The joint proxy statement/prospectus will be filed with the Securities and Exchange Commission by Vivendi, Canal+ and Seagram. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus (when it is available) and other documents filed by Vivendi, Canal+ and Seagram with the Commission at the Commission's web site at www.sec.gov. The joint proxy statement/prospectus and these other documents may also be obtained for free from Vivendi, Canal+ and Seagram. Information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the joint press release relating to the transaction filed with the Commission by each of Vivendi and Seagram, on June 20, 2000.

                                                        [VIVENDI UNIVERSAL LOGO]

[VIVENDINET LOGO]
                                                  VIVENDINET - TABLE OF CONTENTS

-      VivendiNet overview

-      Thematic portals

-      E-Nablers

-      E-Vestor

-      Vizzavi

-      Summary

                                                        [VIVENDI UNIVERSAL LOGO]

[VIVENDINET LOGO]
                                                          VIVENDINET - STRUCTURE

                           E-VESTOR                                            E-NABLERS

30%     [VIVENTURES LOGO]             30%     [ACUTE LOGO]                  100%    [AD 2-ONE LOGO]

40%     [VIVENTURES 2 LOGO]           50%     [@VISO LOGO]                  100%    [E-GLUE LOGO]

16%     [SOFT BANK INC.                  49%     [EVOKE LOGO]
        SBCP LOGO]

                                         49%     [MESSAGEMEDIA LOGO]

20%     [SOFT BANK INC.                  49%     [INTERLIANT LOGO]
        SBEV  LOGO]
                                         49%     [E-LOAN LOGO]

                                         38%     [PEOPLEPC LOGO]


                                                E-PORTALS
50%     [SCOOT LOGO]                                  [CANAL Numedia LOGO]             100%    [I(France) LOGO]

50%     [bonjour! LOGO]         50%             75%     [ALLOCINE LOGO]         50%     [VIZZAVI LOGO]

50%     [CADRES ONLINE LOGO]    50%             100%    [CANALPLUS.FR LOGO]

50%     [ATMEDICA LOGO]         50%                                                     50%

50%     [01NET. LOGO]           50%                                                     [ARROW GRAPHIC]

50%     [SQUAREFINANCE LOGO]    50%             40%                                     [VODAFONE AIRTOUCH LOGO]
                                                        [FLIPSIDE.COM LOGO]
                                                40%

                                                50%
                                                        [EDUCATION.COM LOGO]
                                                50%
                      [HAVAS LOGO]

                                                        [VIVENDI UNIVERSAL LOGO]

[VIVENDINET LOGO]
                                                           VIVENDINET - STRATEGY


-      To establish VIZZAVI as the leading European portal

- To develop thematic portals leveraging content skills and brand equity of Canal+, Havas and Universal

-      To launch enablers exploiting our critical mass

- To invest in / develop promising new ventures related to and enhancing value of Vivendi Universal businesses

                                                        [VIVENDI UNIVERSAL LOGO]

[VIVENDINET LOGO]
                                                VIVENDINET - OPERATIONAL MISSION

-      To develop profitable business models for each Business Unit

           X     EBITDA breakeven target

           X     Audience as a yardstick

-      To ensure operational execution and financial discipline

- To leverage the VivendiNet "network" (critical mass, talent, best practices)

                                                        [VIVENDI UNIVERSAL LOGO]

[VIVENDINET LOGO]
                                THEMATIC PORTALS

                                                        [VIVENDI UNIVERSAL LOGO]

[VIVENDINET LOGO]

                                                   VIVENDINET - THEMATIC PORTALS

E-VESTOR              E-NABLERS                                                E-PORTALS
                                      50%     [SCOOT LOGO]                                 [CANAL LOGO]      100%    [I(France LOGO]

                                      50%     [bonjour! LOGO]         50%          75%     [ALLOCINE LOGO]

                                      50%     [CADRES ONLINE LOGO]    50%          100%    [CANALPLUS.FR LOGO]

                                      50%     [ATMEDICA LOGO]         50%

                                      50%     [01NET. LOGO]           50%

                                      50%     [SQUAREFINANCE LOGO]    50%          40%

                                                                                           [FLIPSIDE.COM LOGO]

                                                                                   40%

                                                                                   50%

                                                                                           [EDUCATION.COM LOGO]

                                                                                   50%
                                                                  [HAVAS LOGO]

                                                        [VIVENDI UNIVERSAL LOGO]

[VIVENDINET LOGO]
                                                               THEMATIC PORTALS:
                                                                  BUSINESS MODEL

-      Multimedia and multi-access brand/service development

-      Focus on business models leading to profitability

-      Multiple sources of revenues:

          X      Advertising and direct marketing

          X      E-commerce transaction fees (focus on C-to-B and C-to-C)

          X      Content (subscription and syndication)

-      International scope

                                                        [VIVENDI UNIVERSAL LOGO]

[VIVENDINET LOGO]
                                                                    [SCOOT LOGO]



                                 [WEB GRAPHIC]

                                                        [VIVENDI UNIVERSAL LOGO]

[VIVENDINET LOGO]
                                                            SCOOT : MULTI ACCESS
                                                         TRANSACTION INFOMEDIARY
                                                                    [SCOOT LOGO]

-      Integrated Classifieds directory and Transaction platform

-      Focus on local business services

-      Seamless service: mobile (voice & WAP) and PC (web)

-      Transaction-based business model

-      Scoot Europe breakeven 2003

                                                        [VIVENDI UNIVERSAL LOGO]

[VIVENDINET LOGO]
                                                SCOOT AND VIVENDINET PARTNERSHIP
                                                                    [SCOOT LOGO]

-      VivendiNet owns 22.4% of Scoot plc and 50% of Scoot Europe

- End 2000: launch of Scoot France in partnership with Havas' Comareg and with SFR

- 2001: launch of Scoot Italy, Germany and Spain in partnership with Vizzavi

                                                        [VIVENDI UNIVERSAL LOGO]

[VIVENDINET LOGO]

                                   E-NABLERS

                                                        [VIVENDI UNIVERSAL LOGO]

[VIVENDINET LOGO]
                                                          VIVENDINET - E-NABLERS


E-VESTOR                E-NABLERS                               E-PORTALS
                        100%    [AD 2-ONE LOGO]
                        100%    [E-GLUE LOGO]

                                                        [VIVENDI UNIVERSAL LOGO]

[VIVENDINET LOGO]
                                                                     E-NABLERS :
                                                        RATIONALE FOR INVESTMENT


- Shared added-value steps across portals (Vizzavi and thematic portals) : hosting / connectivity, audience monetisation, site development...

- Optimised outsourcing: benchmark of current costs and centralised purchasing

- Creating a new company when critical mass, differentiation opportunity and market potential justify, and when profitable on stand-alone basis

           X     Ad2One

           X     E-glue

                                                        [VIVENDI UNIVERSAL LOGO]

[VIVENDINET LOGO]

                                    E-VESTOR

                                                        [VIVENDI UNIVERSAL LOGO]

[VIVENDINET LOGO]
                                                             VIVENDINET-E-VESTOR

E-VESTOR                                                         E-NABLERS                E-PORTALS

30%     [VIVENTURES LOGO]       30%     [ACUTE LOGO]

40%     [VIVENTURES 2 LOGO]     50%     [@VISO LOGO]

16%     [SOFT BANK INC.            49%     [EVOKE LOGO]
        SBCP LOGO]
                                   49%     [MESSAGEMEDIA LOGO]

20%     [SOFT BANK INC.            49%     [INTERLIANT LOGO]
        SBEV  LOGO]
                                   49%     [E-LOAN LOGO]

                                   38%     [PEOPLEPC LOGO]

                                                        [VIVENDI UNIVERSAL LOGO]

[VIVENDINET LOGO]
                                                 RATIONALE FOR E-VESTOR ACTIVITY


-      Intrinsic value creation

-      Access to innovation

-      Leverage participation of strategic partners

-      Foster commercial relationships within Vivendi Universal

          X Viventures : one third of portfolio companies have commercial links with VivendiNet businesses, enhancing their access to emerging technology

          X      @viso

                   - Interliant and Evoke : preferred supplier of VivendiNet ; distribution by Cegetel

                   -      MessageMedia : preferred supplier of VivendiNet

                   -      PeoplePC : Vivendi pilot customer in Europe

                                                        [VIVENDI UNIVERSAL LOGO]

[VIVENDINET LOGO]
                                 [VIZZAVI LOGO]

                                                        [VIVENDI UNIVERSAL LOGO]

[VIVENDINET LOGO]                                                  MARKET TRENDS

                                                                  [VIZZAVI LOGO]



          - The Internet will be accessed through multiple devices: PC, TV, Mobile Handsets, PDA,...

          - In Europe, penetration rate of mobile services is and will remain higher than the rate of PCs

          - The 50/50 JV between Vodafone and Vivendi Universal aims to create the first fully multi-access portal competing against more PC-centric portals such as AOL and Yahoo!

                                                        [VIVENDI UNIVERSAL LOGO]

[VIVENDINET LOGO]                                              A UNIQUE LEVERAGE

                                                                  [VIZZAVI LOGO]



          - A portal is like a TV Network: to be successful it needs premium content and a large access to customers

          - Vivendi Universal together with Vodafone provides mobile coverage for 15 European countries and TV access to 11 countries, with a potential reach of 100 million customers within 2 years

          - Vizzavi will benefit from the outstanding content of Vivendi Universal as a preferred content provider in Europe

          - In the USA Vivendi Universal will also be a preferred content provider to Vodafone customer base (Verizon Wireless)

                                                        [VIVENDI UNIVERSAL LOGO]

[VIVENDINET LOGO]
                                                   VIZZAVI - REVIEW OF KEY TERMS
                                                                  [VIZZAVI LOGO]

- Minority stakes (~20%) in national Vizzavi subsidiaries held by mobile and pay-TV operators

- Revenue-sharing: Vizzavi keeps 50% of the gross margin from content, advertising and e-commerce revenues

- After 2 years, revenue-sharing reviewed country-by-country according to market conditions

                                                        [VIVENDI UNIVERSAL LOGO]

[VIVENDINET LOGO]
                                                              VIZZAVI - STRATEGY
                                                                  [VIZZAVI LOGO]

-      To become the leading European portal within 3 years

- To be the first offering seamless multi-access service with a focus on localised and personalised services

- Differentiation through preferred relationships with mobile operators (SFR and Vodafone companies), pay-TV operators (Canal +) and content producers (Universal)

                                                        [VIVENDI UNIVERSAL LOGO]

[VIVENDINET LOGO]
                                                         VIZZAVI - STATUS UPDATE
                                                                  [VIZZAVI LOGO]

-      Continued aggressive recruitment since May 2000

        |X|    Senior positions filled

        |X| 300+ total, recruited from sources including Chello, mViva, T-motion, BT Genie, ONDigital...

-      Solid progress on Vizzavi Europe platform development

        |X|    Key technology vendors selected and implementation underway

        |X|    User interface well advanced

        |X|    Hosting centre established

-      Full-service PC and mobile portal by year end in major European markets

                                                        [VIVENDI UNIVERSAL LOGO]

[VIVENDINET LOGO]
                                                 VIZZAVI - GEOGRAPHICAL ROLL-OUT
                                                                  [VIZZAVI LOGO]


                                 [MAP GRAPHIC]


                Launch In 2000         Launch in 2001
                --------------         --------------
                France                 Norway
                United Kingdom          Sweden
                Germany                 Poland
                The Netherlands         Belgium
                Italy                   Austria
                                        Hungary
                                        Romania
                                        Greece
                                        Spain
                                        Portugal


                                                        [VIVENDI UNIVERSAL LOGO]

[VIVENDINET LOGO]                                    VIZZAVI - MAJOR INITIATIVES

                                                                  [VIZZAVI LOGO]



          -    Aggressive rollout in major European countries:

               X    UK

               X    Germany

               X    Italy

               X    Spain

          -    Early results on the PC side in mid-2001:

               X    Audience

               X    Transactions

               X    Revenues

                                                       [VIVENDI UNIVERSAL LOGO]

[VIVENDINET LOGO]
                                                  VIZZAVI - VIRTUAL ISP STRATEGY
                                                                  [VIZZAVI LOGO]

-      Development of a virtual ISP approach

        |X|    Commercial partnership with ISP's / telcos (Cegetel in France)

        |X|    Vizzavi as default home page

-      Push Vizzavi adoption among Vivendi-Universal customers

        |X| Connection kits inserted in SFR and Vodafone companies' mobile packs and in Canal+ set-top box packs

        |X|    Connection kits bundled with Universal music CD's

        |X|    Direct marketing and cross-selling

        |X|    Connection kit downloadable from all VivendiNet sites

-      << Reasonable >> pricing

        |X|    Free-free phenomenon is transitory

                                                        [VIVENDI UNIVERSAL LOGO]

[VIVENDINET LOGO]
                                                         VIZZAVI - CONTENT DEALS
                                                                  [VIZZAVI LOGO]

-      Pan European deals:

[GOOGLE LOGO]                 |X|    Search engine, directories (including some
                                     Vizzavi exclusive products)

[REUTERS LOGO]                |X|    Content for news, finance, companies,
                                     sports, technology, entertainment, video

[FLIPSIDE.COM LOGO]           |X|    Largest game site in the US, will work
                                     together with us to create the interactive games platform.

[UNIVERSAL MUSIC GROUP LOGO]  |X|    Close working relationship with Universal
                                     to licence their content

[EDUCATION.COM! LOGO]         |X|    Education content for parents, children,
                                     and teachers targeting

[ISYNDICATE LOGO]             |X|    Multipurpose content aggregator


                                                        [VIVENDI UNIVERSAL LOGO]

[VIVENDINET LOGO]
                                                        VIZZAVI - BUSINESS MODEL
                                                                  [VIZZAVI LOGO]

-      Revenue sources

        |X|    Content subscription, download & streaming revenue

        |X|    Transaction fees

        |X|    Advertising banners and opt-in direct-marketing revenues

-      Key drivers

        |X|    Penetration on customer bases (mobile and Pay-TV operators)

        |X|    Number of active users per device (mobile, PC, TV)

        |X|    Revenue per active user per device

-      Financials

        |X|    EBITDA break-even expected by end 2003

        |X|    2001-2002 cumulative investment : EURO1.2/1.6 bn (*)

(*)depending on cash burn and IPO timing

                                                        [VIVENDI UNIVERSAL LOGO]

[VIVENDINET LOGO]
                                                             VIZZAVI - SYNTHESIS
                                                                  [VIZZAVI LOGO]

-      Challenges

        |X|    Catching up with PC portals

        |X|    Competition for internet talent

        |X|    Mobile internet technology evolution (GPRS, UMTS)

-      Benefits of scale and scope

        |X| Up to 60% savings on key European content (non-exclusive) and technology deals

        |X|    Significant savings on operating costs

        |X|    Unparalleled partnership opportunities

-      Leverage from Vodafone and Vivendi Universal parentage

        |X|    Customer bases

        |X|    Relationship with operators

        |X|    Content


                                                        [VIVENDI UNIVERSAL LOGO]

[VIVENDINET LOGO]

                                    SUMMARY

                                                        [VIVENDI UNIVERSAL LOGO]

[VIVENDINET LOGO]
                                                 VIVENDINET FINANCIALS: REVENUES


-      More than EURO300 M economic revenues by 2002E (excluding Vizzavi)

-      Diversified revenue sources

- Moving from advertising to direct marketing, transaction fees & content; expected breakdown of revenues by 2002:

        |X|    12%: Content

        |X|    40%: Advertising

        |X|    12%: Direct-marketing

        |X|    38%: Transaction fees

-      Breakeven before 2003 for most portals

                                                        [VIVENDI UNIVERSAL LOGO]

[VIVENDINET LOGO]
                                                          VIVENDINET FINANCIALS:
                                                        CASH CONSUMPTION (2000E)

-      Portals

        |X| Operating cash need for thematic portals and Vizzavi: EURO300 M (including transfer of assets from mobile operators)

-      Acquisitions

        |X| Scoot: EURO470 M (22.4% stake in Scoot Plc, 50% Scoot Belgium and NL)

        |X|    i(France): EURO140 M

-      E-vestors (funds)

        |X|    Viventures, SBCP: EURO190 M

        |X|    @viso: EURO60 M

                                                        [VIVENDI UNIVERSAL LOGO]

[VIVENDINET LOGO]
                                                     SYNERGIES BETWEEN UNIVERSAL
                                                                  AND VIVENDINET

- Establish a common loyalty program across Vivendi Universal web properties leveraging Flipside experience

-      Push Universal Music content and capabilities to Vizzavi music channel

        |X|    Total synergy revenue impact 2003 (est.): EURO45 M

        |X| High sensitivity: 1% incremental Duet subscription represents EURO4.5 M EBITDA

- Leverage Universal Music CD retail distribution to promote Vizzavi's virtual ISP offer

-      Low customer acquisition cost is key to virtual ISP profitability

- Roll-out of Universal Music web properties (GetMusic, Farmclub...) in Europe leveraging VivendiNet "network"

- Develop a movie portal leveraging Universal Studios and CanalNumedia assets

                                                        [VIVENDI UNIVERSAL LOGO]

[VIVENDINET LOGO]
                                                 PARTNERSHIP DISCUSSIONS BETWEEN
                                                    VIVENDINET - USA INTERACTIVE

-      Accelerate TicketMaster (TM) roll-out in Europe

        |X|    AlloCine and Pacercats

        |X|    Leverage partnerships together with VivendiNet

-      Establish TicketMaster Online / CitySearch (TMCS) in Europe

        |X| Joint development of a city guide network using citysearch know-how & platform and Bonjour / Scoot local presence.

        |X|    Preferred placement within Vizzavi

        |X|    Virtual ticketing through mobile phones with Vizzavi

-      Replicate in Europe some USAi properties in partnership with @viso

-      Explore other opportunities : HRN, ECS, PRC, ...

                                                        [VIVENDI UNIVERSAL LOGO]

[VIVENDINET LOGO]
                                                                      CONCLUSION

- VivendiNet is best positioned to benefit from the multi-access and broadband growth drivers :

        |X| Potential reach of Vizzavi in excess of 100M POPs in the 2-3 coming years

        |X| Potential broadband access through mobile (UMTS), iTV (net top box) and equal access on fixed (ADSL)

        |X| Critical rich-media consumer content : games, movies, education, sports, music...

- The scope of VivendiNet will be extended to cover Universal web properties after the merger

- VivendiNet continuing mission : to create value in the internet space across Vivendi Universal divisions (Universal, Canal+, Havas, Cegetel/SFR)

                                                        [VIVENDI UNIVERSAL LOGO]

[VIVENDINET LOGO]
                                          VIVENDI UNIVERSAL.NET: THE WAY FORWARD

Hot Customer Content

[UNIVERSAL MUSIC] [UNIVERSAL MOVIES] [CANAL+ TV] [HAVAS GAMES] [HAVAS EDUCATION]


Aggregation/Incubation

                [VIVENDI UNIVERSAL.NET]

Customer Bases
[CANAL + PAY TV] [CEGETEL/SFR] [HAVAS] [UNIVERSAL] [VODAFONE]

                                                        [VIVENDI UNIVERSAL LOGO]

[VIVENDINET LOGO]

APPENDIXES

                                                        [VIVENDI UNIVERSAL LOGO]

[VIVENDINET LOGO]
                                            VIVENDINET'S CONSOLIDATION PERIMETER

                   OWNERSHIP      CONSOLIDATION
SUBSIDIARY            (%)            METHOD                 REVENUE MODEL/DRIVERS                       BREAKEVEN TARGET
---------------    --------    -----------------   -----------------------------------------          --------------------
Vizzavi              50%         Equity            Advertising,Direct Marketing, Content Licensing,       2003
                                                   E-Commerce
Ifrance             100%         Global            Advertising, E-Commerce                                2002
Flipside             40%         Global            Advertising, Direct Marketing                          2001
Canal Numedia       100%         Global            Advertising, Content Licensing, E-Commerce             2003
Allo-Cine            75%         Global            Advertising, Direct Marketing, E-Commerce              2002
Scoot plc            22%         Equity            Transaction fees                                       2002
Scoot Europe         50%         Equity            Transaction fees                                       2003
01 Net               50%         Global            Advertising, Content Licensing, E-Commerce             2003
Atmedica             50%         Global            Content & Technology Licensing                         2003
Bonjour              50%         Global            Advertising, Content Licensing, E-Commerce             2002
Cadre on Line        50%         Global            Advertising, Direct Marketing                          2001
Square Finance       50%         Global            Advertising, Content Licensing, E-Commerce             2003

Ad2One              100%         Global            Advertising, Datamining, Direct Marketing              2003


                   OWNERSHIP      CONSOLIDATION
SUBSIDIARY            (%)            METHOD                               E-VESTOR /E-CUBATOR
---------------    --------    -----------------                -----------------------------------------
Atviso               50%         Proportional                   Incubator (european roll out of proven business models)
Acute                20%         Equity                         Incubator (early stage)
Viventures I & II    30% - 40%   Accounted as financial stakes  Venture Capital Fund
SBCP                 20%         Accounted as financial stakes  Pre-IPO fund

                                                        [VIVENDI UNIVERSAL LOGO]

[VIVENDINET LOGO]
                                                                 NEW INITIATIVES

-      Divento

        |X| International cultural portal providing editorial coverage and ticketing for major cultural events and institutions

        |X| Leverage synergies with Universal music products and Ticketmaster /Citysearch content and ticket offering

-      Egery

        |X| 50/50 joint-venture between VivendiNet and PSA, possibly extended to strategic partners (operator, manufacturer)

        |X|    Multi-access motorist services across Europe

        |X| B2B business model providing automobile-related content and services; will serve Vizzavi Auto channel



                                                        [VIVENDI UNIVERSAL LOGO]

[VIVENDINET LOGO]
                                                                   FLIPSIDE.COM




====================================    ========================================
                                                      AUDIENCE
         KEY ACHIEVEMENTS                        (WWW.FLIPSIDE.COM)
====================================    ========================================
- ACQUISITION OF PRIZECENTRAL.COM         REACH (%) (SOURCE: MMX)
  IN MARCH 2000                           [BAR CHART]

- CREATION OF A LEADER IN THE
  ONLINE GAMING MARKET BY
  MERGING WON.NET WITH                     MARCH 00    5.1
  PRIZECENTRAL.COM                         JUNE 00     6.1
                                           AUG 00      8.1
- LEADER IN THE US IN ONLINE
  GAMING, AND A TOP 15 SITE IN          ----------------------------------------
  TERMS OF TOTAL TIME SPENT             ========================================
                                                  VISION AND STRATEGY
- LAUNCH OF THE NEW FLIPSIDE.COM        ========================================
  SITE IN SEPTEMBER 2000                - ONLINE GAMING IS THE FASTEST GROWING
                                          MARKET CONTENT ON THE INTERNET
                                        - FLIPSIDE.COM TO BECOME THE LEADING
                                          HOUSEHOLD NAME IN THE ONLINE
                                          GAMING SPACE
                                        - TO EXPAND FLIPSIDE.COM'S LEADERSHIP
                                          POSITIONS GEOGRAPHICALLY AND ACROSS
                                          MULTIPLE PLATFORMS
------------------------------------    ----------------------------------------


                                                        [VIVENDI UNIVERSAL LOGO]

[VIVENDINET LOGO]
                                                                  EDUCATION.COM


====================================    ========================================

        KEY ACHIEVEMENTS                        VISION AND STRATEGY
====================================    ========================================
- LIVE VERSION LAUNCHED IN THE US       - TO BECOME A LEADING EDUCATION
                                          DESTINATION FOR PARENTS, CHILDREN AND
- BETA VERSION IN EUROPE                  TEACHERS

- A RING OF SITES UNDER THE             - TO LEVERAGE HAVAS' STRONG OFFLINE
  EDUCATION.COM UMBRELLA                  CONTENT AND KNOWHOW (HAVAS, BORDAS,
                                          NATHAN, ANAYA, COKTEL, KNOWLEDGE
- STRONG COMMITMENT OF HAVAS              ADVENTURE, SIERRA...) ONLINE
  OFFLINE PROPERTIES
                                        - TO DEVELOP A BUSINESS BASED ON A LARGE
- MARKETING LEVERAGE THROUGH ADI          REVENUE MIX (SUBSCRIPTION, ADVERTISING
  5 (LAUNCHED IN OCTOBER 2000)            E-COMMERCE)




------------------------------------    ----------------------------------------


                                                        [VIVENDI UNIVERSAL LOGO]

[VIVENDINET LOGO]
                                                        EDUCATION.COM - ROADMAP

[ARROW GRAPHIC]

   SEPTEMBER            JANUARY         2001           2002  --------------->
     2000                2001

- BETA LAUNCH         - PUBLIC      - LAUNCH IN    - BREAKEVEN
  IN FRANCE,            LAUNCH        SPAIN
  GERMANY,              IN FRANCE,
  UNITED-               GERMANY,
  KINGDOM,              UNITED-
  LIVE VERSION          KINGDOM
  IN THE US


                                                        [VIVENDI UNIVERSAL LOGO]

[VIVENDINET LOGO]
                                                                   CANALNUMEDIA

====================================    ========================================
                                                        AUDIENCE
        VISION & STRATEGY                         (WWW.CANALPLUS.FR)
====================================    ========================================
- TO BECOME THE NO 1 EUROPEAN            PAGE VIEWS (M) (SOURCE: CYBERMETRIE)
  INTERNET CONTENT SUPPLIER IN           [BAR CHART]
  MOVIES, SPORT

- TO AGGREGATE AND DEVELOP
  CANAL PLUS WEB SITES IN EUROPE         FEB 00        1,5
                                         MAY 00        1,8
- TO BRING CANAL PLUS EXPERIENCE         JUNE 00       2,1
  TO THE INTERNET ENVIRONMENT            AUG 00        1,3

- TO CAPITALIZE ON CANAL PLUS' 14        ---------------------------------------
  MILLION SUBSCRIBERS
                                         =======================================
                                                       DEVELOPMENT
                                         =======================================

                                         - NEW WEB SITE LAY-OUT LAUNCHED IN
                                           NOVEMBER

                                         - WEB SITE WILL BE ORGANIZED
                                           AROUND THREE MAIN THEMATICS:
                                           CINEMA, SPORT, Y-GENERATION

                                         - INTERNATIONAL DEVELOPMENT IN ALL
                                           COUNTRIES WHERE CANAL PLUS IS
                                           PRESENT (EXCEPT FOR SPAIN)
------------------------------------    ----------------------------------------

                                                        [VIVENDI UNIVERSAL LOGO]

[VIVENDINET LOGO]
                                                                        BONJOUR

====================================    ========================================
         KEY ACHIEVEMENTS                        TRAFFIC (BONJOUR.FR)
====================================    ========================================
                                        PAGE VIEWS (M) (SOURCE: REAL MEDIA/
- NO 1 CLASSIFIED ADS IN FRANCE         CYBERMETRIE)
  WITH 250K CLASSIFIED ADS ON LINE      [BAR CHART]

- SUSTAINABLE TRAFFIC GROWTH WITH
  ABOUT 7M PAGE VIEWS (AND
  120K MEMBERS)                         JAN 00        4,3
                                        MARCH 00      5,6
- SUCCESSFUL LAUNCH OF ONLINE           JULY 00       6,8
  AUCTIONS TARGETING 4TH RANK BY        SEPT 00       8,2
  YEAR END (> 30K GOODS IN AUCTIONS)

- TRAINING OF THE COMAREG SALES         ----------------------------------------
  FORCE NOW ABLE TO CROSS-SELL
  ONLINE PROPERTIES TO                  ========================================
  PROFESSIONALS                                  VISION AND MISSION
                                        ========================================
- BONJOUR READY TO CASH IN ON
  TRAFFIC BY IMPLEMENTING PAYING        - INCREASE MONETIZATION OF TRAFFIC TO
  MODEL FOR CLASSIFIED ADS AND            REACH BREAKEVEN IN 2002
  AUCTIONS
                                        - LAUNCH OF PAYING WEB-TO-WEB AND
                                          PAPER-TO-WEB CLASSIFIED ADS

                                        - NEW VERTICALS FOCUSING ON CARS, REAL
                                          ESTATE, COLLECTORS, COMIC STRIPS...

                                        - CLOSE LINKS WITH SCOOT FRANCE

------------------------------------    ----------------------------------------


                                                        [VIVENDI UNIVERSAL LOGO]

[VIVENDINET LOGO]

                                                               BONJOUR - ROADMAP
[ARROW GRAPHIC]

   JANUARY        JULY             SEPTEMBER            Q4 -------------------->
    2000          2000               2000              2000

- 150K ITEMS   - 290 ITEMS        - 300 ITEMS          - PAYING PAPER
- 4.3M PAGES   - 6.8M PAGE        - 8.2 M PAGE VIEWS     + WEB ADS
  VIEWS          VIEWS            - PAYING WEB TO      - LAUNCH OF
               - LAUNCH             WEB ADS              VERTICAL REAL
                 ALERT/PROFILING  - PAYING AUCTIONS      ESTATE PORTAL
                 SERVICE          - LAUNCH VERTICAL
               - LAUNCH             PORTALS (BONJOUR
                 AUCTIONS           L'AUTO, COLLECTORS
               - NEW WEB SITE       AND COMICS)
                 DESIGN


                                                        [VIVENDI UNIVERSAL LOGO]

[VIVENDINET LOGO]
                                                                  CADRES ONLINE

====================================    ========================================
         KEY ACHIEVEMENTS                              AUDIENCE
                                                (WWW.CADRESONLINE.COM)
====================================    ========================================
                                        PAGE VIEWS (M) (SOURCE: CYBERMETRIE)
- LEADING JOB BOARD IN FRANCE           [BAR CHART]

- IMPLEMENTATION OF A DIRECT WEB
  STRATEGY
                                        DEC 99     4,6
- MARKETING AND COMMERCIAL              MARCH 00   6,3
  LEVERAGE THROUGH HAVAS                JUIL-00    6,3
  PUBLICATIONS
                                        ----------------------------------------
- MULTI-CRITERIA SEARCH ENGINE
                                        ========================================
- SIX THEMATIC CHANNELS                         VISION AND STRATEGY
                                        ========================================
- INTEGRATION INTO A EUROPEAN
  NETWORK: TALENT FOR EUROPE            - TO OFFER VALUE-ADDED SERVICES
                                          FOR COMPANIES, JOB SEEKERS AND
                                          NEWSPAPERS

                                        - TO LEVERAGE HAVAS' STRONG PRESS
                                          ASSETS

                                        - TO REACH BREAKEVEN BY 2001
------------------------------------    ----------------------------------------

                                                        [VIVENDI UNIVERSAL LOGO]

[VIVENDINET LOGO]
                                                         CADRES ONLINE - ROADMAP

[ARROW GRAPHIC]

   1996         OCTOBER         SEPTEMBER               2001 ------------------>
                 1999             2000

- LAUNCH OF   - ADDITION OF     - RELEASE OF        - BREAKEVEN
  THE FIRST     NEW VALUE-        A NEW
  VERSION       ADDED TOOLS       VERSION
  IN FRANCE

                                                        [VIVENDI UNIVERSAL LOGO]

[VIVENDINET LOGO]
                                                                       ATMEDICA

======================================
        KEY ACHIEVEMENTS
======================================

- IDENTIFICATION OF THREE KEY BUSINESS
  LINES IN WHICH HAVAS MEDI MEDIA AND
  ATMEDICA HAVE A STRONG COMPETITIVE       =====================================
  ADVANTAGE:                                        VISION AND STRATEGY
                                           =====================================
   - E-LEARNING (CME, CONFERENCE
     REPORTING, CURRICULUM RELATED         - FOCUS ON B2B MODELS, WITH A
     LEARNING...);                           GLOBAL GEOGRAPHIC SCOPE

   - COMPLIANCE MANAGEMENT                 - TO BECOME THE FIRST GLOBAL ONLINE
     (PATIENT COMPLIANCE PROGRAMS            PRODUCER AND DISTRIBUTOR OF HIGH-
     MADE AVAILABLE THROUGH MEDICAL          QUALITY ONLINE LEARNING AND
     PROFESSIONALS...);                      DECISION-SUPPORT SERVICES FOR
                                             MEDICAL PROFESSIONALS
   - CLINICAL SUPPORT SERVICES
     (DIAGNOSTIC SUPPORT TOOLS,            - SAME DISTRIBUTION CHANNEL FOR ALL
     CUSTOMIZED FORMS AVAILABLE ON           BUSINESS LINES
     DESKTOPS).
                                           - LEVERAGE EXISTING OFFLINE BRANDS
- HAVAS MEDI MEDIA AND ATMEDICA              AND CONTENT TO CROSS-SELL
  LOCAL MANAGEMENT TEAMS WORKING ON          SERVICES ONLINE.
  LOCAL BUSINESS PLANNING.
======================================      ====================================


                                                        [VIVENDI UNIVERSAL LOGO]

[VIVENDINET LOGO]
                                                              ATMEDICA - ROADMAP


[ARROW GRAPHIC]


        JUNE            SEPTEMBER       DECEMBER            2001  ------------->
        2000              2000            2000

- STRATEGIC          - LAUNCH OF       - RECRUITMENT OF   - FULL SCALE
  REVIEW OF            BUSINESS          SENIOR             IMPLEMENTATION
  MEDICAL              PLANNING          MANAGEMENT         OF BUSINESS PLAN
  ENVIRONMENT           PHASE
  ONLINE AND
  IDENTIFICATION
  OF ATMEDICA
  AND HAVAS
  MEDI MEDIA
  CORE
  STRENGTHS


                                                        [VIVENDI UNIVERSAL LOGO]

[VIVENDINET LOGO]
                                                                         01.NET

====================================    ========================================
                                                      AUDIENCE
        KEY ACHIEVEMENTS                           (WWW.01NET.COM)
====================================    ========================================
                                        PAGE VIEWS (M) (SOURCE: DART)
- LEADING INFORMATION TECHNOLOGY        [BAR CHART]
  WEB SITE IN FRANCE
- VERSION 2 OF SITE LAUNCHED IN
  MAY 2000 AND STRUCTURED IN            MAY 00      2,6
  VERTICAL CONTENT AREAS                JUNE 00     2,8
                                        JULY 00     3
- ADVERTISING REVENUE RAMPING UP        AUG 00      3,1
  MUCH FASTER THAN EXPECTED ON
  VERY HIGH CPM AND 100% SOLD           ----------------------------------------
  BANNER INVENTORY
                                        ========================================
- HEAD COUNT: 66 PEOPLE BY Q4                   VISION AND STRATEGY
  2000                                  ========================================

                                        - TO INCREASE ITS POSITION AS THE
                                          LEADING INFORMATION TECHNOLOGY
                                          PORTAL IN FRANCE.

                                        - BUSINESS MODEL BASED ON
                                          ADVERTISING REVENUES AND SALE OF
                                          PREMIUM CONTENT.

                                        - INTERNATIONAL DEVELOPMENT
                                          THROUGH PARTNERSHIP
------------------------------------    ----------------------------------------


                                                        [VIVENDI UNIVERSAL LOGO]

[VIVENDINET LOGO]
                                                                01.NET - ROADMAP

[ARROW GRAPHIC]

        AUGUST          SEPTEMBER         2001              2002 -------------->
         2000             2000

- LAUNCH OF V2       - RELAUNCH OF      - FOCUS ON SITE   - BREAKEVEN
                       SITE WITH          VISIBILITY AND
                       NEW DESIGN         REVENUE
                       AROUND             GROWTH
                       VERTICAL
                       THEMATIC
                       CHANNELS

                     - CREATION OF
                       NEW
                       ECONOMY
                       SECTION

                                                        [VIVENDI UNIVERSAL LOGO]

[VIVENDINET LOGO]
                                                                SQUARE FINANCE

====================================    ========================================
                                                      AUDIENCE
        KEY ACHIEVEMENTS                        (WWW.SQUAREFINANCE.COM)
====================================    ========================================
                                        PAGE VIEWS (M) (SOURCE DOUBLE CLICK -
- PARTNERSHIP WITH VIZZAVI SIGNED       JAN 00 / CYBERMETRIE)
  : SQUARE FINANCE TO BECOME            [BAR CHART]
  PREFERRED SUPPLIER FOR VIZZAVI
  FRANCE FINANCE CHANNEL
- P.R. CAMPAIGN LAUNCHED IN             JAN 00       0,5
  SEPTEMBER, LARGELY THROUGH            JUNE 00      1,5
  CROSS-PROMOTION BY HAVAS              AUG 00       1,8
  PUBLICATIONS
                                        ----------------------------------------
- NUMEROUS CONTENT LICENSING
  DEALS SIGNED WITH ONLINE              ========================================
  BROKERS, BANKS AND FINANCIAL                   VISION AND STRATEGY
  SITES.                                ========================================

- CONTENT SYNDICATION REVENUES          - TO BECOME ONE OF FRANCE'S LEADING
  RAMPING UP FASTER THAN                  PERSONAL FINANCE PORTAL AND PROVIDER
  EXPECTED.                               OF ONLINE FINANCIAL CONTENT

                                        - TO LEVERAGE HAVAS' STRONG OFFLINE
                                          CONTENT AND BRANDS (L'EXPANSION, LA
                                          VIE FINANCIERE...) ONLINE

                                        - TO DEVELOP A BUSINESS BASED ON A
                                          LARGE REVENUE MIX (ADVERTISING, E-
                                          COMMERCE, CONTENT LICENSING...)
------------------------------------    ----------------------------------------


                                                        [VIVENDI UNIVERSAL LOGO]

[VIVENDINET LOGO]
[ARROW GRAPHIC]                                         SQUARE FINANCE - ROADMAP

        AUGUST          SEPTEMBER       2001            2002 ------------------>
         2000             2000

- LAUNCH OF           - LAUNCH OF    - FOCUS ON       - BREAKEVEN
  V2 UNDER              MARKETING      SITE
  SQUARE                CAMPAIGN       VISIBILITY
  FINANCE                              AND
  BRAND                                REVENUE
                      - BEGINNING      GROWTH
                        OF CONTENT
                        PARTNERSHI
                        P WITH
                        VIZZAVI

                                                        [VIVENDI UNIVERSAL LOGO]

[VIVENDINET LOGO]
                                                            @VISO - EVOKE EUROPE

====================================    ========================================
        VISION AND MISSION                          KEY ACHIEVEMENTS
====================================    ========================================
- EVOKE IS A LEADING INTERNET           - STARTING DATES : TERM SHEET
  COMMUNICATIONS PROVIDER FOR             SIGNED 10/99.  GERMAN AND
  BUSINESSES                              FRENCH SITE OPENED IN
                                          MARCH 2000
   - OFFERS AUDIO/VIDEO
     CONFERENCING WITHOUT ANY           - STAFF : ABOUT 110
     PRE-BOOKING REQUIREMENT.             EMPLOYEES

   - ALSO OFFERS LIVE AND ON-           - OPERATING IN 5 COUNTRIES  :
     DEMAND WEBCASTING AND                GERMANY, FRANCE, SPAIN,
     UNIVERSAL VOICE-TO-MAIL              ITALY AND SWEDEN

   - FUNDING EURO9.8M - 51/49           - PARTNERSHIP WITH TERRA,
     EVOKE/@VISO JV                       VIZZAVI
------------------------------------    ----------------------------------------


                                                        [VIVENDI UNIVERSAL LOGO]

[VIVENDINET LOGO]
                                                       @VISO - INTERLIANT EUROPE

====================================    ========================================
        VISION AND MISSION                           KEY ACHIEVEMENTS
====================================    ========================================
- INTERLIANT IS A LEADING               - STARTING DATES : TERM SHEET
  ASP/WEB HOSTING COMPANY                 SIGNED 10/99. FRENCH
                                          SERVICES STARTED IN APRIL
   - COMPREHENSIVE SUITE OF               2000
     HIGH-END HOSTING AND
     INTERNET SERVICES                  - STAFF : ABOUT 60 EMPLOYEES
     CONSULTING SPECIALISED IN
     APPLICATION SERVICE                - OPERATING IN 3 COUNTRIES :
     PROVISION (ASP)                      FRANCE, UK AND GERMANY

   - FOCUS ON MISSION-CRITICAL          - PARTNERSHIP WITH CEGETEL
     APPLICATIONS

   - FUNDING EURO7.6M - 51/49
     INTERLIANT/ @VISO
------------------------------------    ----------------------------------------


                                                        [VIVENDI UNIVERSAL LOGO]

[VIVENDINET LOGO]
                                                    @VISO - MESSAGE MEDIA EUROPE

====================================    ========================================
        VISION AND MISSION                           KEY ACHIEVEMENTS
====================================    ========================================
- MESSAGE MEDIA IS A LEADING            - STARTING DATES : TERM SHEET
  PROVIDER OF E-MAIL-BASED                SIGNED 10/99. FRENCH
  CUSTOMER RELATIONSHIP                   SERVICES STARTED ON APRIL
  MANAGEMENT AND DIRECT                   2000
  MARKETING
                                        - STAFF : ABOUT 72 EMPLOYEES
   - COMPREHENSIVE SUITE OF
     MESSAGING SERVICES BASED           - OPERATING IN 3 COUNTRIES :
     ON E-MAIL COVERING CRM,              GERMANY, FRANCE, AND
     OPT-IN-BASED DIRECT                  SWEDEN
     MARKETING AND REAL-TIME
     CUSTOMER FEED-BACK                 - MAIN CUSTOMERS : BONJOUR,
     SOLUTIONS                            SCANDINAVIA ON LINE, GETTY

   - FUNDING : EURO7.8M FOR A           - WILL LEAVE THE PARIS
     51/49 MM/ @VISO JV                   INCUBATION CENTER IN
                                          NOVEMBER 2000.
------------------------------------    ----------------------------------------


                                                        [VIVENDI UNIVERSAL LOGO]

[VIVENDINET LOGO]
                                                       @VISO - PEOPLE PC EUROPE

====================================    ========================================
        VISION AND MISSION                           KEY ACHIEVEMENTS
====================================    ========================================
- PEOPLE PC'S GOAL IS TO                - STARTING DATES : TERM SHEET
  CONNECT THOSE NOT YET ONLINE            SIGNED ON 05/00. UK AND
                                          FRENCH SERVICES TO START IN
   - OFFERS A BRAND-NAME PC,              11/00
     UNLIMITED INTERNET
     ACCESS, 3 YEARS' HOME              - STAFF : ABOUT 25 TO DATE (45
     WARRANTY AND CUSTOMER                BY YEAR END)
     SERVICES FOR A LOW
     MONTHLY FEE.                       - OPERATING IN 2 COUNTRIES :
                                          UK, FRANCE
   - GLOBAL INTERNET PROVIDER
     TO CONSUMER, CORPORATE             - PARTNERSHIP WITH HP, IBM,
     AND GOVERNMENT                       MICROSOFT
     EMPLOYEES.
                                        - NEXT STEP : ROLL-OUT OF THE
   - EURO60M FUNDING OF THE               FIRST 2 CORPORATE
     EUROPEAN JV, @VISO OWNS              CUSTOMERS ON A EUROPEAN
     35%                                  SCALE
------------------------------------    ----------------------------------------


                                                        [VIVENDI UNIVERSAL LOGO]

[VIVENDINET LOGO]
                                                          @VISO - E LOAN EUROPE

====================================    ========================================
        VISION AND MISSION                           KEY ACHIEVEMENTS
====================================    ========================================
- E-LOAN IS THE LEADING ONLINE          - STARTING DATES : TERM SHEET
  LENDING COMPANY << A BETTER             SIGNED 10/99. GERMAN AND
  WAY TO GET A LOAN >>                    FRENCH SITE OPENED IN
                                          MARCH 2000
   - E-LOAN OFFERS HOME
     EQUITY LOANS, CAR LOANS            - STAFF : ABOUT 110
     AND CONSUMER LOANS                   EMPLOYEES

   - E LOAN OFFERS THE LARGEST          - OPERATING IN 5 COUNTRIES :
     SELECTION OF LOANS WITH              GERMANY, FRANCE, SPAIN,
     STATE-OF-THE-ART DECISION-           ITALY AND SWEDEN
     MAKING TOOLS AND THE
     SUPPORT OF PERSONAL                - PARTNERSHIP WITH TERRA,
     CONSULTANTS ONLINE OR BY             VIZZAVI
     PHONE. STRONG CONSUMER
     ADVOCATE.

   - FUNDING EURO35M - 50/50
     JV
------------------------------------    ----------------------------------------


                                                        [VIVENDI UNIVERSAL LOGO]

[VIVENDINET LOGO]
                                                    USA INTERACTIVE - PROPERTIES


- TICKETMASTER (100% OWNERSHIP) : US LEADER IN OFF-LINE
  TICKETING

     - PACERCATS (100%) : BOX OFFICE SYSTEMS FOR MOVIE
       THEATRES

- TICKETMASTER ONLINE (CITYSEARCH (50%): SECOND E-
  COMMERCE SITE AFTER AMAZON ; US LEADER IN CITY GUIDES ;
  LISTED COMPANY (MARKET CAP :  $ 1.3B)

- HOTEL RESERVATION NETWORK (70%): US LEADER IN ONLINE
  HOTEL RESERVATION ; PROFITABLE ; LISTED COMPANY
  (MARKET CAP : $1.5B)

- ELECTRONIC COMMERCE AND SERVICES : PROVIDER OF
  INTEGRATED RETAIL SOLUTIONS THAT LEVERAGE TM, HSN, AND
  OTHER USA COMPANIES

- OTHER WEB PROPERTIES : MATCH.COM, STYLECLICK, ...

                                                        [VIVENDI UNIVERSAL LOGO]

                                     # # #

                                   DOUG MORRIS

                                  Chairman and
                             Chief Executive Officer
                              Universal Music Group


                                                        [VIVENDI UNIVERSAL LOGO]

                           IMPORTANT LEGAL DISCLAIMER

- These documents contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements contained in these documents address the following subjects: expected date of closing the merger; future financial and operating results; and timing and benefits of the merger. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the risk that the Vivendi, Canal+'s and Seagram's businesses will not be integrated successfully; costs related to the the merger; failure of the Vivendi, Canal+ or Seagram's stockholders to approve the merger; inability to further identify, develop and achieve success for new products, services and technologies; increased competition and its effect on pricing, spending, third-party relationships and revenues; inability to establish and maintain relationships with commerce, advertising, marketing, technology, and content providers. Investors and security holders are urged to read the joint proxy statement/prospectus regarding the business combination transaction referenced in the foregoing information, when it becomes available, because it will contain important information. The joint proxy statement/prospectus will be filed with the Securities and Exchange Commission by Vivendi, Canal+ and Seagram. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus (when it is available) and other documents filed by Vivendi, Canal+ and Seagram with the Commission at the Commission's web site at www.sec.gov. The joint proxy statement/prospectus and these other documents may also be obtained for free from Vivendi, Canal+ and Seagram. Information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the joint press release relating to the transaction filed with the Commission by each of Vivendi and Seagram, on June 20, 2000.


                                                        [VIVENDI UNIVERSAL LOGO]

                                 RECENT RESULTS

                        Fiscal Year Ending June 30,2000

                                              (US $ Millions)
Revenue:    North America                          $2,512
            Europe                                  2,416
            Rest of the World                       1,032
            Publishing                                276
                                                   ------
                                                    6,236
EBITDA                                              1,018
Margin                                                 16%


                                                        [VIVENDI UNIVERSAL LOGO]

                                    CASH FLOW

                               (Fiscal Year 2000)

                                                                    ($MM)
                                                                    -----
      EBITDA                                                        1018
         Gross Artist Investment  (640)
         Recoupments               680                                40
                                  ----
      Capital Expenditures
        & Working Capital                                            317
                                                                    ----
      Cash Flow From Operation*                                      741

*  Before e-business Investment and Acquisition Costs


                                                        [VIVENDI UNIVERSAL LOGO]

                                  UMG PORTRAIT
                         Global Market Share (CY 1999)

     Universal                            21.8%
     Sony                                 17.3%
     EMI                                  13.5%
     Warner                               11.7%
     BMG                                  11.7%
     All Other                            24.0%

Source: IFPI, MBI, Internal Market Research, Local Industry Association Chapter


                                                        [VIVENDI UNIVERSAL LOGO]

                            SNAPSHOT OF MAJOR MARKETS

(CY 1999)                        % of World      Market Share
                                   Market              %
US                                  37.0             26.4
Canada                               2.3             23.1
                                   -----             ----
North America                       39.3             26.2
                                   -----             ----
Japan                               16.7             10.1
UK                                   7.6             24.3
Germany                              7.4             22.6
France                               5.2             33.1
Brazil                               1.7             25.9
                                   -----             ----
                                    38.6             19.1
                                   -----             ----
56 Other Countries                  22.1             18.7
                                   -----             ----
Total                              100.0             21.8
                                   =====             ====


                                                        [VIVENDI UNIVERSAL LOGO]

                                  UMG PORTRAIT

- Active in 63 countries
- 12,000 employees
- Music Publishing
- Record Clubs (Britannia, Dial)
- 800 Million annual CD manufacturing capacity
- e-business investments include; Jimmy & Doug's FarmClub, GetMusic, bluematter (direct download), Subscription


                                                        [VIVENDI UNIVERSAL LOGO]

                                    CATALOG


- Strong catalogs deliver 40-50% margins

- Current hits = Tomorrow's catalog


                                                        [VIVENDI UNIVERSAL LOGO]

                               U.S. MARKET SHARE
                                 (Year-to-Date)

     Universal                                                          28.77%
     BMG                                                                19.73%
     Sony                                                               16.06%
     Warner                                                             14.57%
     EMI                                                                7.65%

Source: SoundScan


                                                        [VIVENDI UNIVERSAL LOGO]

                                  NEW RELEASES

             Erykah Badu                                  Marilyn Manson

             Blink 182                                    Method Man

             Ja Rule                                      Redman

             Jay-Z                                        Andre Rieu

             Elton John                                   The Wallflowers

             K-Ci & JoJo                                  98(degrees)

             Limp Bizkit                                  U2


                                                        [VIVENDI UNIVERSAL LOGO]

                                    # # #

                                   BRUCE HACK

                                 Vice Chairman
                             Universal Music Group

                                                        [VIVENDI UNIVERSAL LOGO]

IMPORTANT LEGAL DISCLAIMER

- These documents contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements contained in these documents address the following subjects: expected date of closing the merger; future financial and operating results; and timing and benefits of the merger. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the risk that the Vivendi, Canal+'s and Seagram's businesses will not be integrated successfully; costs related to the merger; failure of the Vivendi, Canal+ or Seagram's stockholders to approve the merger; inability to further identify, develop and achieve success for new products, services and technologies; increased competition and its effect on pricing, spending, third-party relationships and revenues; inability to establish and maintain relationships with commerce, advertising, marketing, technology, and content providers. Investors and security holders are urged to read the joint proxy statement/prospectus regarding the business combination transaction referenced in the foregoing information, when it becomes available, because it will contain important information. The joint proxy statement/prospectus will be filed with the Securities and Exchange Commission by Vivendi, Canal+ and Seagram. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus (when it is available) and other documents filed by Vivendi, Canal+ and Seagram with the Commission at the Commission's web site at www.sec.gov. The joint proxy statement/prospectus and these other documents may also be obtained for free from Vivendi, Canal+ and Seagram. Information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the joint press release relating to the transaction filed with the Commission by each of Vivendi and Seagram, on June 20, 2000.


                                                        [VIVENDI UNIVERSAL LOGO]

                                     AGENDA

     -    Digital music opportunity

     -    UMG digital strategy

     -    Merger synergies

                                                        [VIVENDI UNIVERSAL LOGO]

                          GLOBAL INTERNET PENETRATION

                               USERS IN MILLIONS

                                       1999           2005
Digital TV                               15            100
WAP & 3G Mobile                           0            300
Internet PC                             140            300
Console Games                             0             45


Source: Broker Research                                [VIVENDI UNIVERSAL LOGO]

                             DIGITAL OPPORTUNITIES

                                                            SALES/
                PRODUCT                 MARKETING         DISTRIBUTION
                -------                 ---------         -------------
                   CD                    Radio            Retail Stores

Physical                                 TV               Online

                                         Print


                e-Singles                Viral            Digital TV

Digital         Subscription             Grassroots       PC
                Streaming
                                         Portal           Wireless
                Locked                   Marketing
                Content

                                                        [VIVENDI UNIVERSAL LOGO]

                          DIGITAL MUSIC OPPORTUNITIES


     [Graphic showing three circles:
      In inner circle: Artists, Music;
      in second circle: Products, Services, Portals, channels;
      in outer circle: Wireless, PCs, PDAs, Kiosks,
      TVs]



                                                        [VIVENDI UNIVERSAL LOGO]

                             DIGITAL MUSIC THREATS


                                     PIRACY


                                 MARGIN PRESSURE

                                                        [VIVENDI UNIVERSAL LOGO]

                    STRATEGY TO CAPTURE DIGITAL OPPORTUNITY

                                THREE APPROACHES

#1        Government and                                Copyright Law
          Legal Framework                               Litigation

#2        Technology Standards                          SDMI
                                                        Business Partners

#3        Commercial Activities                         New Businesses


                                                        [VIVENDI UNIVERSAL LOGO]

                      LEGAL EFFORTS TO PROTECT COPYRIGHTS

CASE
US                LEGAL ACTION                    RESULTS
MP3.com           Major record companies          Summary judgment in labels'
                  sued MP3.com                    favor. Four labels settle and
                                                  license in content. UMG
                                                  litigates through damages
                                                  phase and is awarded $25,000
                                                  per infringed CD.


                                                        [VIVENDI UNIVERSAL LOGO]

                       LEGAL EFFORTS TO PROTECT COPYRIGHTS


CASE
US                LEGAL ACTION                    RESULTS

Napster           Major record companies          Injunction granted against
                  sued Napster                    service. 9th Circuit stayed
                                                  injunction pending review.

Europe            Hit Box sued AOL
                                                  AOL found liable for users
AOL                                               swapping pirated music on its
Germany                                           service.

                                                        [VIVENDI UNIVERSAL LOGO]

                               CONTENT PROTECTION


                             MUSIC INDUSTRY ROADMAP

      [Graphic showing progression of content vehicles and market phases from current CDs with no content production through "watermarked" CDs in 2001 allowing controlled copying to CD-2 and DVD-Audio formats in 2002 involving full copy protection]

CD content protection roadmap Sep00

                                                        [VIVENDI UNIVERSAL LOGO]

                              WATERMARK TECHNOLOGY

                                  HOW IT WORKS


CD with Watermark
                                       [Graphic]               [Graphic]
 [GRAPHIC]--->Compress to MP3--->SDMI-compliant player--->  content
                                (screen for watermark)--->  rejected



                                       [Graphic]            [Graphic]
  [GRAPHIC]--->Compress to MP3--->SDMI-compliant player---> bind content
                                  (detect legacy content)   to PC
   CD without watermark
   (legacy CD)




CD content protection roadmap Sep00                    [VIVENDI UNIVERSAL LOGO]

                           NEW BUSINESS OPPORTUNITIES


PRODUCTS                         SERVICES                      AGGREGATION
CDs                              Subscription                  Portals
DVD                              Lockers                       Channels
CD2                              Jukeboxes
Locked Content
Downloads
Streams
Music Programs

                                                        [VIVENDI UNIVERSAL LOGO]

                            US ONLINE MUSIC FORECAST

(BILLIONS)                        [LINE GRAPH]
----------
$6
$4
$2
0               1999     2000     2001     2002     2003    2004     2005

                                         2000      2002     2004
                                         ----      ----     ----
Forrester Research                       $1.4      $3.2     $4.3
Jupiter Communications                   $0.8      $2.3     $4.2


                                                        [VIVENDI UNIVERSAL LOGO]

                             BLUEMATTER - DOWNLOADS

                              CONSUMER ADVANTAGES


                    -    Legal

                    -    Multimedia

                    -    High Quality Music

                    -    Links

                    -    Easy to Find

                    -    Quality, Security, Privacy

                    -    Customer Care

                    -    Multi-access

                                                        [VIVENDI UNIVERSAL LOGO]

                             BLUEMATTER   [ARROW GRAPHIC]       CONSUMER


                             Download                            PC

                             Locked                              Mobile
[BLUEMATTER  [ARROW GRAPHICS] Content                            Phone
  GRAPHIC]
                             Subscription [ARROW GRAPHICS]        Set Top

                             Portals                              Kiosks

                                                        [VIVENDI UNIVERSAL LOGO]

                              LOCKED CONTENT ON CD



                                   [GRAPHICS:
                                   Aimee Mann
                                Jerry Lee Lewis
                                    Aquarius
                                 Atlantic Starr
                          Gladys Knight and the Pipps
                                  Cosmic Funk
                                  Kenny Rogers
                                  Jimmy Cliff
                                 Quincy Jones]


                                                        [VIVENDI UNIVERSAL LOGO]

                                THE MOTOWN STORE



Music and Associated
      Content

                                                                  [CD GRAPHIC]

      [GRAPHIC]                                                     Locked
                                                                   on a CD



                                                        [VIVENDI UNIVERSAL LOGO]

                           BLUEMATTER - LOCKED CONTENT


                               Consumer Advantages

                         -  All of the benefits of downloads

                         -  Plus greater:
                            -  Convenience
                            -  Speed



                                                        [VIVENDI UNIVERSAL LOGO]

                                    BROADBAND



                   [GRAPHICS SHOWING PC, TV AND SISQO IMAGE]



                                                        [VIVENDI UNIVERSAL LOGO]

                      [GRAPHICS SHOWING COMPUTER SCREENS]



[VIVENDI UNIVERSAL LOGO]

                      [GRAPHICS SHOWING COMPUTER SCREENS]



[VIVENDI UNIVERSAL LOGO]

                      [GRAPHICS SHOWING COMPUTER SCREEN]


               [FARMCLUB.COM LOG]

[VIVENDI UNIVERSAL LOGO]

                                  FARMCLUB.COM


                                #1       Record Label
                                #2       TV Program
                                #3       Web Community



                                                        [VIVENDI UNIVERSAL LOGO]

                                    [PHOT0]



                                                        [VIVENDI UNIVERSAL LOGO]

                [GRAPHIC]                               [GRAPHIC]
                Limp Bizkit                             98(DEGREES)

                [GRAPHIC]                               [GRAPHIC]
                Eminem                                  Dr. Dre



                                                        [VIVENDI UNIVERSAL LOGO]

                             US DIGITAL MUSIC MARKET


                            Jupiter Projection - 2005



                                   [PIE CHART]



                        a la carte              Subscription
                        Downloads               (65%)
                        (35%)



                                                        [VIVENDI UNIVERSAL LOGO]

                          STREAMING BASED SUBSCRIPTIONS

                              Consumer Advantages

                           -  Most of the benefits of downloads

                           -  Plus greater:
                              -  Convenience
                              -  Variety
                              -  Speed
                              -  Simplicity



                                                        [VIVENDI UNIVERSAL LOGO]

                     [SONY LOGO]      [UNIVERSAL LOGO]




                                                        [VIVENDI UNIVERSAL LOGO]

                                 MARGIN EROSION

                          "MARGINS WILL REMAIN HEALTHY"



                                   Lower Costs

                          Pricing Direct to Consumers

                             Value Added Offerings


                                                        [VIVENDI UNIVERSAL LOGO]

                          DIGITAL MUSIC OPPORTUNITIES


[Graphic showing three circles: In inner circle, artists, music; in second circle: products, services, portals, channels; in outer circle: wireless, PCs, PDAs, TVs, Kiosks]



                                                        [VIVENDI UNIVERSAL LOGO]

                             MERGER BENEFITS FOR UMG


     -    New business development

     -    Greater speed

     -    Lower cost

     -    Higher effectiveness




                                                        [VIVENDI UNIVERSAL LOGO]

                       UMG [ARROW GRAPHIC] VIZZAVI LAUNCH

                                     ASSETS


          -    UMG:

               -    ARTISTS

               -    E-BUSINESSES

               -    E-COMMERCE

               -    MUSIC SITES

          -    VIZZAVI

               -    MUSIC CHANNEL

                                    SYNERGIES

          -    UMG

               -    DOWNLOADS

               -    SUBSCRIPTIONS

               -    E-COMMERCE

               -    PROMOTIONS

          -    VIZZAVI

               -    RAMP-UP

               -    CUSTOMER COSTS

               -    CONTENT COSTS




                                                        [VIVENDI UNIVERSAL LOGO]

                     SELECTED MERGER SYNERGIES IN MUSIC - I


-    Downloads and subscriptions to Vizzavi on PC

-    Downloads transported via memory card to SFR mobile phones

- Downloads and subscriptions delivered wirelessly to Vizzavi and SFR mobile phones

-    Extension to Canal+

-    Completion of multi-access and peer-to-peer system



                                                        [VIVENDI UNIVERSAL LOGO]

                       UMG [ARROW GRAPHIC] VIZZAVI LAUNCH

                               FINANCIAL BENEFITS

SUBSCRIPTIONS - FOR EACH


     500K CUSTOMERS > EUROS 15/MONTH > EUROS 23M EBITDA AT UMG

CDS - RULE OF THUMB

     100K PURCHASES > EUROS 10/CD > EUROS 1M EBITDA AT UMG

VIZZAVI - RAMP UP

     3 MONTHS FASTER > EUROS 17M REVENUE IN 2001 AT VIZZAVI


                                                        [VIVENDI UNIVERSAL LOGO]

                    SELECTED MERGER SYNERGIES IN MUSIC - II


     Locked content

          -    In SFR subscription kits

          -    On Vizzavi CD's

          -    On Canal set top boxes

          -    By direct mailings


                                                        [VIVENDI UNIVERSAL LOGO]

              LOCKED CONTENT [ARROW GRAPHIC] SFR, VIZZAVI, CANAL+

                               FINANCIAL BENEFITS


     CDS AND DVDS - FOR EACH


        50M UNITS > 4% RESPONSE > EUROS 10M EBITDA AT UMG


        BASED ON OFFERING > INCREMENTAL EBITDA AT SFR, VIZZAVI, CANAL+


                                                        [VIVENDI UNIVERSAL LOGO]

                        UMG [ARROW GRAPHIC] SFR Offering

                                     ASSETS

               -    UMG

                    -    UNIVERSAL BRAND

                    -    MUSICAL CONTENT


               -    SFR

                    -    WIRELESS NETWORK

                    -    DISTRIBUTION


                                    SYNERGIES

               -    UMG

                    -    DOWNLOADS

                    -    SUBSCRIPTIONS

                    -    PROMOTIONS

               -    SFR

                    -    CUSTOMERS

                    -    ARPU

                    -    CUSTOMER COSTS


                                                        [VIVENDI UNIVERSAL LOGO]

                        UMG [ARROW GRAPHIC] SFR OFFERING

                               FINANCIAL BENEFITS

SFR SUBSCRIBERS - FOR EACH


     150K SUBSCRIBERS > EUROS 175/YR > EUROS 25M EBITDA AT SFR


UMG FRANCE MARKET SHARE


     1 SHARE POINT= EUROS 5M EBITDA FOR UMG



                                                        [VIVENDI UNIVERSAL LOGO]

                    SELECTED MERGER SYNERGIES IN MUSIC - III

         Portals

                   - Roll-out in UK, France and Germany on Vizzavi


                   - "Tailoring" and roll-out in other European markets



                                                        [VIVENDI UNIVERSAL LOGO]

                    SELECTED MERGER SYNERGIES IN MUSIC - IV


     -    Vizzavi ISP on Universal Music CD's

     -    GetMusic & FarmClub: Vizzavi music service

     -    UMG content in Vivendi products



                                                        [VIVENDI UNIVERSAL LOGO]

                     SELECTED MERGER SYNERGIES IN MUSIC - V


     -    Internet Investment Program

     -    Global Brand Management

     -    Multi-content Kiosks

     -    Music and:

               Education

               Flipside

               Sports



                                                        [VIVENDI UNIVERSAL LOGO]

                                  LARRY KENSWIL

                                President, eLabs

                             Universal Music Group




                                                        [VIVENDI UNIVERSAL LOGO]

                                  JIMMY IOVINE

                       Co-Chairman, Interscope Geffen A&M

                          Chairman & CEO, Farmclub.com



                                                        [VIVENDI UNIVERSAL LOGO]

                            [VIVENDI UNIVERSAL LOGO]




                                                        [VIVENDI UNIVERSAL LOGO]

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